Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

dated as of

December 21, 2020

by and among

STAGWELL MEDIA LP,

MDC PARTNERS INC.,

NEW MDC LLC

and

MIDAS MERGER SUB 1 LLC

CONTENTS

CLAUSE	PAGE

i

SCHEDULE I [Reserved]	1
SCHEDULE II MDC Pre-Redomiciliation Restructuring	1
SCHEDULE III Maxxcom Restructuring	1
SCHEDULE IV Midas Corporate HoldCo Formation	1
SCHEDULE V [Reserved]	1
SCHEDULE VI SMGH Reorganization	1
SCHEDULE VII Sample Net Debt Calculation	1
SCHEDULE VIII Stagwell Restructuring	1
SCHEDULE IX Stagwell Subject Entity EBITDA	1
SCHEDULE IX Stagwell Incentive Awards – OpCo Common Unit Equivalents	1
EXHIBIT A New MDC Certificate of Incorporation	1
EXHIBIT B New MDC Bylaws	1
EXHIBIT C Information Rights Letter Agreement	1
EXHIBIT D A&R OpCo Operating Agreement	1
EXHIBIT E Registration Rights Agreement	1
EXHIBIT F Tax Receivables Agreement	1
EXHIBIT G MDC Delaware Certificate of Incorporation	1

v

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of December 21, 2020, is made by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), MDC Partners Inc., a Canadian corporation, which shall domesticate to the State of Delaware and become a Delaware corporation prior to the Closing (as defined below) in accordance with the terms of this Agreement (“MDC”), New MDC LLC, a Delaware limited liability company and wholly-owned subsidiary of MDC (“New MDC”), and Midas Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of New MDC (“Merger Sub”).

WITNESSETH:

WHEREAS, Stagwell, through its wholly-owned subsidiary Stagwell Marketing Group Holdings LLC, a Delaware limited liability company (“SMGH,” and together with its direct and indirect Subsidiaries (as defined below), the “Stagwell Subject Entities,” and each, a “Stagwell Subject Entity”), indirectly owns and operates a portfolio of marketing services companies;

WHEREAS, MDC, directly and indirectly, owns and operates a portfolio of marketing, communications and consulting agencies;

WHEREAS, prior to the date hereof, (x) MDC formed New MDC and (y) New MDC formed Merger Sub for the sole purpose of engaging in the Transactions (as defined below);

WHEREAS, subject to the terms and conditions set forth herein, Stagwell and MDC desire to combine the Stagwell Subject Entities with MDC in a series of transactions involving the following steps (collectively, the “Transactions”):

(i)                 Prior to (A) the Stagwell Contribution, Stagwell will use its reasonable best efforts to undertake the Stagwell Restructuring (as defined below); and (B) the Redomiciliation, MDC will undertake the MDC Pre-Redomiciliation Restructuring (as defined below);

(ii)               At least three (3) Business Days prior to the Closing, (A) MDC will domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a Certificate of Domestication (as defined below) with the Secretary of State of the State of Delaware (the “Secretary of State”) and discontinue as a Canadian corporation pursuant to a continuance effected in accordance with Section 188 of the Canada Business Corporations Act (the “CBCA”), (B) in connection with such domestication, MDC will (1) adopt a certificate of incorporation in the form attached hereto as Exhibit G (with such other changes as the parties may mutually agree, the “MDC Delaware Certificate of Incorporation”), which shall set forth, among other things, that the holders of the MDC Delaware Series 6 Shares shall be entitled to vote on the MDC Merger as a single class with the holders of the MDC Delaware Class A Shares and the MDC Delaware Class B Shares, and file the MDC Delaware Certificate of Incorporation with the Secretary of State together with the MDC Delaware Certificate of Domestication and (2) adopt bylaws in the same form as the New MDC Bylaws (as defined below) (with such other changes as parties may mutually agree, the “MDC Delaware Bylaws”), and (C) in connection with such domestication, MDC will obtain a certificate of discontinuance from the director appointed under Section 260 of the CBCA (the transactions described in the foregoing clauses (A), (B) and (C), collectively, the “Redomiciliation”);

(iii)             At least one (1) Business Day after completion of the Redomiciliation and at least two (2) Business Days prior to the Closing, MDC will undertake the Maxxcom Restructuring (as defined below);

(iv)            At least one (1) Business Day following the Maxxcom Restructuring and at least one (1) Business Day prior to the Closing, (A) New MDC shall convert into a Delaware corporation (the “New MDC Incorporation”) pursuant to the DGCL and file with the Secretary of State (1) a certificate of conversion to a Delaware corporation and (2) a certificate of incorporation in the form attached hereto as Exhibit A (with such changes as the parties may mutually agree, the “New MDC Certificate of Incorporation”); and (B) MDC will, and will cause New MDC to, adopt the bylaws of New MDC in the form attached hereto as Exhibit B (with such changes as the parties may mutually agree, the “New MDC Bylaws”);

(v)              Immediately following, and on the same day as, the New MDC Incorporation, Merger Sub will merge with and into MDC, with MDC surviving as a direct and wholly-owned Subsidiary of New MDC (the “MDC Merger”);

(vi)            Immediately following, and on the same day as, the MDC Merger, MDC will effect the MDC Conversion (as defined below) and convert into a Delaware limited liability company, OpCo (as defined below), pursuant to the Delaware Limited Liability Company Act (the “DLLCA”) and the DGCL, and with New MDC as the then-sole member of OpCo, and OpCo will adopt and thereafter be governed by a limited liability company operating agreement in a form reasonably satisfactory to Stagwell (the “Initial OpCo Operating Agreement”);

(vii)            Immediately following the MDC Conversion, New MDC shall cause OpCo to consummate the Midas Corporate HoldCo Formation (as defined below);

(viii)          At least one (1) Business Day following the Midas Corporate HoldCo Formation, at the Closing, Stagwell shall consummate the Stagwell Contribution (as defined below) in exchange for the Stagwell Contribution Consideration (as defined below);

WHEREAS, on the date hereof, MDC obtained the consent of Stagwell Agency Holdings LLC (“SAH”), in its capacity as the holder of all of the issued and outstanding Series 6 convertible preference shares of MDC (the “MDC Series 6 Preferred Shares”) pursuant to the Securities Purchase Agreement by and between MDC and SAH, dated as of March 14, 2019, and the articles of amendment, filed on March 14, 2019 , designating the Series 6 convertible preference shares of MDC (the “MDC Series 6 Preferred Shares”), to MDC’s entry into the Transactions and certain related waivers (such consent and waivers, the “Stagwell Consent”);

WHEREAS, on the date hereof, MDC obtained the consent of Broad Street Principal Investments, L.L.C. (“Broad Street” and together with its Affiliates, “Goldman Sachs”), pursuant to the Securities Purchase Agreement by and between MDC and Broad Street, dated as of February 14, 2017, and the articles of amendment, filed on March 7, 2017, designating the Series 4 convertible preference shares of MDC (the “MDC Series 4 Preferred Shares”), to MDC’s entry into the Transactions and certain related waivers, subject to documentation of certain agreed upon terms (such consent and waivers, the “Goldman Consent”);

WHEREAS, on the date hereof, MDC obtained the agreement of the holders of a majority in aggregate principal amount of the outstanding Senior Notes (as defined below), pursuant to those certain consent and support agreements entered into on the date hereof (the “Note Consent Agreements”), to, inter alia, deliver a valid consent in respect of the Senior Notes held by each such holder to certain waivers and amendments to the Senior Notes Indenture (as defined below) relating to the Transactions pursuant to a formal consent solicitation (the “Consent Solicitation”, and such consent, the “Senior Note Consent”) to be launched by MDC on or after the date hereof;

WHEREAS, on November 13, 2020, Stagwell Marketing Group LLC, a Delaware limited liability company and wholly-owned subsidiary of SMGH (“Stagwell Marketing Group”), and certain material direct and indirect domestic subsidiaries of Stagwell Marketing Group entered into the Second Stagwell Credit Agreement Amendment (as defined below);

WHEREAS, on November 13, 2020, Stagwell Marketing Group and certain material direct and indirect domestic subsidiaries of Stagwell Marketing Group entered into the Term Loan Credit Agreement (as defined below);

WHEREAS, on June 25, 2020, Stagwell delivered a preliminary, non-binding letter to the board of directors of MDC (the “MDC Board”) proposing to combine the Stagwell Subject Entities and MDC (the “Proposed Transaction”) and indicating that the entry into definitive documentation for the Proposed Transaction would be subject to the approval of such definitive documentation and the Proposed Transaction by a committee of disinterested non-management members of the MDC Board;

WHEREAS, the MDC Board thereafter constituted the MDC Special Committee (as defined below) and vested the MDC Special Committee with the full and exclusive power and authority of the MDC Board to review strategic alternatives available to MDC and/or maintaining the status quo, and charged the MDC Special Committee with, among other things, considering, reviewing and evaluating and, if the MDC Special Committee deemed it appropriate, (A) negotiating the terms and conditions of the Proposed Transaction and (B) retaining advisors to assist the MDC Special Committee in relation to the Proposed Transaction;

WHEREAS, the MDC Special Committee and its financial and legal advisors negotiated the terms and conditions of this Agreement and the Transactions with Stagwell and its financial and legal advisors;

WHEREAS, the MDC Special Committee unanimously (i) determined that it is in the best interests of MDC and its shareholders (other than Mark Penn, Stagwell, Goldman and their respective Affiliates (other than MDC and its Subsidiaries) (collectively, the “Interested Shareholders”)), and declared it advisable, to recommend that MDC enter into this Agreement and consummate the Transactions, (ii) recommended that the MDC Board approve the execution, delivery and performance by MDC of this Agreement and the consummation of the Transactions, and (iii) resolved, subject to the MDC Board approving the execution, delivery and performance by MDC of this Agreement and the consummation of the Transactions, to recommend to the MDC Board that it recommend the shareholders of MDC approve the Transaction Resolutions (as defined below);

WHEREAS, the MDC Board, acting upon the unanimous recommendation of the MDC Special Committee, has unanimously (with Mark Penn, Charlene Barshefsky and Bradley Gross abstaining from voting on, or participating in any deliberations with respect to the Transactions) (i) determined that it is in the best interests of MDC and its shareholders (other than the Interested Shareholders), and declared it advisable, to enter into this Agreement and consummate the Transactions, (ii) approved the execution, delivery and performance by MDC of this Agreement and the consummation of the Transactions, and (iii) resolved to recommend that the shareholders of MDC vote for the Transaction Resolutions; and

WHEREAS, the Stagwell Group, in its capacity as the sole general partner of Stagwell, has (a) determined that it is in the best interests of Stagwell and its limited partners, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance by Stagwell of this Agreement and the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stagwell, MDC, New MDC and Merger Sub hereby agree as follows:

Article 1
DEFINITIONS

Section 1.01            Definitions.

(a)                As used herein, the following terms have the following meanings:

“A&R OpCo Operating Agreement” means the amended and restated limited liability company agreement of OpCo, substantially in the form attached hereto as Exhibit D.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means, collectively, the following agreements: (i) the A&R OpCo Operating Agreement, (ii) the Registration Rights Agreement, (iii) the Tax Receivables Agreement and (iv) the Information Rights Letter Agreement.

“Anti-Bribery Law” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010; the Organisation For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable anti-bribery or anti-corruption, related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption, campaign finance, lobbying and/or anti-money laundering laws, including the PRC Criminal Law and the PRC Anti-Unfair Competition Law, the Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada).

“Business Combination Resolution” means the resolutions required to be approved by MDC Shareholders authorizing and approving the steps of the Transactions required to be authorized or approved by MDC Shareholders, other than the Redomiciliation.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Closing Date” means the date on which the Stagwell Contribution occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision of US federal law.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 as amended, including the regulations promulgated thereunder.

“Contract” means any written or oral contract, subcontract, license, sublicense, lease, sublease, agreement, instrument, indenture, purchase order, note, bond, mortgage, debenture or other legally binding commitment, arrangement or undertaking of any nature.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, order, guidelines or recommendations promulgated by any industry group, health organization or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“Credit Agreement Liens” means Liens arising under, as applicable, the Stagwell Credit Agreement, the MDC Credit Agreement, the Term Loan Credit Agreement or documents entered into in connection therewith.

“Data Protection Laws” means all Laws related to the Processing, privacy, protection or security of Personal Data and all regulations and guidance issued thereunder, including consumer protection, direct marketing and employee protection Laws, in each case to the extent they concern privacy or Personal Data protection, including the Federal Trade Commission Act, 15 U.S.C. §§ 41–58; the Gramm-Leach-Bliley Act, 113 Stat. 1338 (“Gramm-Leach-Bliley”); the California Consumer Privacy Act, Cal. Civ. Code § 1789.100 et seq.; the Illinois Biometric Information Privacy Act, 740 ILCS 14/1; the Children's Online Privacy Protection Act of 1998, 15 U.S.C. §§ 6501–6505; U.S. state and territory personal data breach notification laws; the European Union General Data Protection Regulation 2016/679 (“GDPR”); NY SHIELD Act, N.Y. Gen. Bus. L. Section § 899-BB; the Massachusetts Security Standards, 201 CMR 17; ISO 27001; the US NIST Framework; the EU NIS Directive, EU 2016/1148; the UK Data Protection Act 1998; and the most recent Payment Card Industry Data Security Standards; the Personal Information Protection and Electronic Documents Act (Canada); An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada); the Personal Information Protection Act (Alberta); the Personal Information Protection Act (British Columbia); and Act respecting the protection of personal information in the private sector (Quebec); in each case as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Debt Transactions” means, collectively, the MDC Credit Agreement Termination and the Debt Financing.

“Dissenting MDC Shareholder” means a registered holder of MDC Common Shares or MDC Preferred Shares, as applicable, who has duly and validly exercised the Dissent Rights in respect of the Transaction Resolutions (to the extent such Dissent Rights are required to be provided in by the CBCA in respect of any of the Transaction Resolutions) in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“Dissenting MDC Shares” means the MDC Common Shares or the MDC Preferred Shares, as applicable, held by Dissenting MDC Shareholders in respect of which such Dissenting MDC Shareholders have given Notice of Dissent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Export Laws” means all applicable Laws relating to export control, trade embargoes, and customs regulations, and any and all regulations and orders promulgated or issued under such authority, including the regulations administered by any of the Office of Foreign Assets Control of the U.S. Department of the Treasury, any other agency of the US government, the United Nations, the European Union or any member state thereof.

“Formal Valuation” means the independent formal valuation required to be obtained in connection with the Transactions pursuant to MI 61-101.

“GAAP” means generally accepted accounting principles in the United States.

“GAAS” means generally accepted auditing standards in the United States.

“Governmental Entity” means any nation, state or province or any municipal or other political subdivision thereof, or any agency, commission, department, board, bureau, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational (to the extent that the rules, regulations or orders of such Person has the force of Law), exercising executive, legislative, judicial, taxing, regulatory or administrative functions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Rights Letter Agreement” means the letter agreement, to be executed and delivered as of the Closing Date, substantially in the form attached hereto as Exhibit C.

“Intellectual Property” means collectively, all intellectual property rights in any jurisdiction, whether registered or unregistered, including such rights in and to patents, know-how, trade secrets, inventions, confidential information, trademarks, service marks, corporate names, trade names, social media accounts, Internet domain names, copyrights and works of authorship, designs and databases, trade names and software.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, including the regulations promulgated thereunder.

“Investment Canada Act Approval” means the satisfaction or deemed satisfaction by the Minister of Canadian Heritage under the Investment Canada Act that the Proposed Transaction is likely to be of “net benefit to Canada” for purposes of the Investment Canada Act.

“Law” means any supranational, national, federal, state, provincial, territorial or local law (statutory, common or otherwise), constitution, treaty, ordinance, code, rule, regulation, order, injunction, judgment, decree, rule of law or other similar requirement enacted, adopted, or promulgated by a Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal, claim, easement, encroachment or other similar encumbrance in respect of such asset.

“Maxxcom” means Maxxcom Inc., a Delaware corporation.

“MDC 10-K” means MDC’s annual report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 15, 2020, as amended by Amendment No. 1 filed on April 29, 2020.

“MDC Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, and stockholders’ equity (deficit) and cash flows of MDC and its Subsidiaries, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the MDC SEC Documents prior to the date of this Agreement.

“MDC Balance Sheet” means the audited consolidated balance sheet of MDC as of December 31, 2019 (the “MDC Audited Balance Sheet Date”), and the footnotes thereto set forth in the MDC 10-K.

“MDC Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom right, incentive unit, stock purchase, or other stock- or equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, pension, severance, employment, consulting, retention, change in control, medical, vision, dental or other health plans, life insurance, employee assistance, relocation benefits, post-employment retirement benefits, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, vacation, fringe benefit or other employee benefit or compensation plans, programs, arrangements, Contracts or policies, in each case, whether funded or unfunded, written or unwritten, insured or self-insured, maintained or contributed to, or required to be maintained or contributed to, for the benefit of, or relating to, any MDC Participant (or their beneficiaries or dependents), or with respect to which MDC or any MDC Subsidiary could have any liability.

“MDC Class A Shares” means, prior to the Redomiciliation, the Class A subordinate voting shares, no par value, of MDC.

“MDC Class B Shares” means, prior to the Redomiciliation, the Class B multiple voting shares, no par value, of MDC.

“MDC Common Shares” means, collectively, the MDC Class A Shares and the MDC Class B Shares.

“MDC Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of May 3, 2016, by and among MDC, Maxxcom, the subsidiaries of MDC and Maxxcom party thereto, Wells Fargo, as agent, and the lenders from time to time party thereto, as amended by the Consent and First Amendment to the Second Amended and Restated Credit Agreement, dated as of March 12, 2019.

“MDC Data Protection Commitments” means (i) MDC and the MDC Subsidiaries’ data privacy and security policies and notices relating to Personal Data published on MDC or the MDC Subsidiaries’ websites or otherwise made available by or on behalf of MDC or the MDC Subsidiaries to any Person who is not an employee of MDC or the MDC Subsidiaries, (ii) any other public representations (including representations on MDC and the MDC Subsidiaries’ websites) relating to MDC or the MDC Subsidiaries’ Processing of Personal Data made by or on behalf of MDC or any MDC Subsidiary, (iii) any Contracts between MDC or an MDC Subsidiary, on the one hand, and a third party, on the other hand, relating to the Processing of Personal Data, and (iv) any privacy choices (including opt-in and opt-out preferences) provided by or on behalf of MDC or any MDC Subsidiary to any individuals and the associated choices made by such individuals and communicated to MDC or the MDC Subsidiaries.

“MDC Delaware Class A Common Stock” means, following the Redomiciliation but prior to the MDC Merger, the Class A common stock, no par value, of MDC.

“MDC Delaware Class B Common Stock” means, following the Redomiciliation but prior to the MDC Merger, the Class B common stock, no par value, of MDC.

“MDC Delaware Common Stock” means, following the Redomiciliation but prior to the MDC Merger, collectively, the MDC Delaware Class A Common Stock and the MDC Delaware Class B Common Stock.

“MDC Delaware Preferred Stock” means, following the Redomiciliation but prior to the MDC Merger, collectively, the MDC Delaware Series 4 Preferred Stock and the MDC Delaware Series 6 Preferred Stock.

“MDC Delaware Series 4 Preferred Stock” means, following the Redomiciliation but prior to the MDC Merger, the Series 4 convertible preferred stock, no par value, of MDC.

“MDC Delaware Series 6 Preferred Stock” means, following the Redomiciliation but prior to the MDC Merger, the Series 6 convertible preferred stock, no par value, of MDC.

“MDC Delaware Stockholder” means, following the Redomiciliation but prior to the MDC Merger, the holders of any shares of MDC Delaware Common Stock or MDC Delaware Preferred Stock.

“MDC Financing Arrangements” means the 6.50% senior notes due 2024 issued by MDC pursuant to an indenture dated as of March 23, 2016, as the same may be amended, replaced, supplemented from time to time, and any debt finance arrangements, including further notes or a bridge loan facility, entered into in accordance with Section 6.01 on or prior to the Closing Date in order to refinance such senior notes.

“MDC Incentive Award” means any stock option, stock appreciation right, restricted stock, growth shares, restricted stock unit or other equity, equity-based or equity-related award with respect to MDC Common Shares granted pursuant to the MDC Stock Plans or as a stand-alone award, separate and apart from the MDC Stock Plans.

“MDC IT or Security Incident” means any breach or unintended interruption of the availability, proper functioning, security, confidentiality, or integrity of MDC IT Systems, or any unauthorized access to or breach, misuse, theft or loss of any Personal Data Processed by or on behalf of MDC or any of the MDC Subsidiaries or of MDC-Related Confidential Information.

“MDC IT Systems” means the information and communications technologies used by or on behalf of MDC or the MDC Subsidiaries, including hardware, software, servers, networks, and associated documentation.

“MDC Material Adverse Effect” means, with respect to MDC, any fact, circumstance, occurrence, event, development, change or condition (each, an “Effect”), either individually or together with one or more other contemporaneously existing Effects, that has been materially adverse to the business, financial condition, assets, Liabilities or results of operation of MDC and the MDC Subsidiaries, taken as a whole; provided, that, any such Effect (or combination thereof) shall not be considered in determining whether an MDC Material Adverse Effect has occurred to the extent it results from (A) Effects generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world where MDC or any of the MDC Subsidiaries conducts business, (B) Effects in the industries in which MDC or any of the MDC Subsidiaries conducts business, (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (D) any changes in GAAP or accounting standards or interpretations thereof, (E) any hurricane, tornado, flood, earthquake or other weather or natural disaster, (F) any Effects resulting from hostilities or acts of war (whether or not declared), civil disobedience, terrorism, military actions, geopolitical conditions or any escalation or worsening of the foregoing, (G) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), or other public health condition, or any other force majeure event, (H) the announcement or the existence of this Agreement or the Transactions or the compliance with or performance of this Agreement, (I) any taking of any action at the specific written request of Stagwell, (J) any failure by MDC to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in an MDC Material Adverse Effect so long as it is not otherwise excluded by this definition) or (K) any changes in the share price or trading volume of the MDC Class A Shares or in MDC’s credit rating (provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in an MDC Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A) through (G), to the extent that such Effect disproportionately affects MDC and the MDC Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which MDC and the MDC Subsidiaries operate.

“MDC Merger Approval” means the affirmative vote, at a duly called and held meeting of the stockholders of MDC or by written consent, of holders of a majority of the voting power of the MDC Delaware Class A Common Stock, MDC Delaware Class B Common Stock and MDC Delaware Series 6 Preferred Stock, voting together as a single class, following the Redomiciliation Effective Time, approving the adoption of the Transaction Agreement and the Transactions, including the MDC Merger.

“MDC Merger Resolutions” means a resolution that each of MDC and The Stagwell Group LLC (each, a “Proxyholder”) be granted a proxy, acting singly, with respect to the holders of MDC Delaware Common Stock and the MDC Delaware Series 6 Preferred Stock to vote in favor of, or consent to, the approval and adoption of this Agreement and the Transactions, including the MDC Merger, which proxy (A) shall survive until the earlier of (1) the termination of this Agreement in accordance with its terms and (2) the effectiveness of a consent voting such shares of MDC Delaware Common Stock and MDC Delaware Series 6 Preferred Stock to approve and adopt this Agreement and the Transactions and (B) with respect to MDC, shall be granted conditional on MDC, in its capacity as Proxyholder, irrevocably committing to vote such shares of MDC Delaware Common Stock and MDC Delaware Series 6 Preferred Stock to approve and adopt this Agreement and the Transactions.

“MDC Participant” means any current or former director, officer, employee, contractor or consultant of MDC or any MDC Subsidiary.

“MDC Pre-Closing Taxes” means any Taxes of MDC or any of its Subsidiaries relating to or attributable to any Pre-Closing Tax Period, including any Taxes resulting from the Transactions.

“MDC Preferred Shares” means, collectively the MDC Series 4 Preferred Shares and the MDC Series 6 Preferred Shares.

“MDC-Related Confidential Information” means any (i) confidential information of MDC or the MDC Subsidiaries, whether held by MDC, the MDC Subsidiaries or a third-party, and (ii) any confidential information of any third-party that is held by or on behalf of MDC or the MDC Subsidiaries and as to which MDC or the MDC Subsidiaries has contractual or other legal confidentiality obligations.

“MDC SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by MDC with the SEC.

“MDC Shareholder” means, prior to the Redomiciliation, the holders of any MDC Common Shares or MDC Preferred Shares.

“MDC Shareholder Approval” means the MDC Special Meeting Approval and the MDC Merger Approval, collectively.

“MDC Special Meeting Approval” means the required affirmative vote, at a duly called and held meeting of MDC Shareholders for the purpose of approving the Transaction Resolutions, of not less than the following votes cast by MDC Shareholders (present in person or by proxy at the Special Meeting): (i) in respect of the Redomiciliation Resolution, 66 2/3% of the votes cast by the MDC Shareholders, voting as a single class; (ii) in respect of the Business Combination Resolutions, 66 2/3% of the votes cast by the holders of MDC Class A Shares and MDC Class B Shares, voting together as a single class; (iii) in respect of the Transaction Resolutions, pursuant to MI 61-101, a simple majority of the votes cast by the holders of each of the MDC Class A Shares, MDC Class B Shares, and each class of outstanding MDC Preferred Shares, in each instance voting separately as a class (unless relief or approval is obtained from the applicable securities regulatory authorities to permit voting as a single class), excluding the votes cast by “interested parties” for purposes of MI 61-101 or any votes otherwise excluded for purposes of the “minority approval” determined pursuant to MI 61-101; (iv) in respect of the NASDAQ Resolution, a majority of the votes cast by the holders of MDC Class A Shares and MDC Class B Shares, voting together as a single class, (v) in respect of the MDC Merger Resolutions, by holders of a majority of the voting power represented by the issued and outstanding MDC Delaware Class A Shares, MDC Delaware Class B Shares and MDC Delaware Series 6 Preferred Stock, voting together as a single class, and (vi) if required in respect of the Transaction Resolutions, the votes necessary to obtain “minority approval” as such term is defined in OSC Rule 56-501 - Restricted Shares, unless exemptive relief is obtained from the applicable securities regulatory authorities.

“MDC Special Committee” means the special committee of the MDC Board comprised of four independent (within the meaning of applicable securities Laws, including MI 61-101, and NASDAQ rules) directors constituted by the MDC Board in connection with the Proposed Transaction.

“MDC Stock Plans” means the MDC Partners Inc. Stock Appreciation Rights Plan, the MDC Partners Inc. 2005 Stock Incentive Plan, as amended, the MDC Partners Inc. 2008 Key Partner Incentive Plan, the MDC Partners Inc. 2011 Stock Incentive Plan and the MDC Partners Inc. 2016 Stock Incentive Plan, as amended.

“MDC Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of MDC and its Subsidiaries as of September 30, 2020 included in the MDC SEC Documents prior to the date of this Agreement.

“MDC Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of MDC and its Subsidiaries consisting of the MDC Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of MDC and its Subsidiaries as of and for the nine (9) months ended September 30, 2020 (including, in each case, any related notes thereto), included in the SEC Documents prior to the date of this Agreement.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“NASDAQ” means The NASDAQ Stock Market LLC, or any successor thereto.

“NASDAQ Resolution” means the resolutions required to be approved by MDC Shareholders authorizing and approving the issuance of (i) the MDC Delaware Series 6 Preferred Shares and (ii) the New MDC Class C Shares, each in accordance with NASDAQ Listing Rule 5635

“Net Debt” means, as of any date and without duplication, the amount, which may be positive or negative, and which shall be calculated in accordance with the sample calculation set forth on Schedule VII (including with respect to any line items, adjustments and/or exclusions contained therein) equal to (i) the sum of, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, (A) the principal of, and accrued and unpaid interest in respect of, indebtedness of the Stagwell Subject Entities for money borrowed under the Stagwell Credit Agreement or the Term Loan Credit Agreement; (B) the book value of all obligations of the Stagwell Subject Entities as the deferred purchase price of any property, services, assets, securities or business, including all conditional sale obligations, “earn-outs” or other contingent consideration of any Stagwell Subject Entities (whether owed or payable to any seller, equityholder, director, officer, employee or other Person other than, in each case, a minority equityholder of Targeted Holdings, LLC in connection with a change of control); and (C) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by and due from any of the Stagwell Subject Entities in connection with the negotiation, execution, delivery and consummation of this Agreement, and which are unpaid as of the Closing, in each instance set forth in (A) and (B), calculated in accordance with GAAP, less (ii) the sum of (A) the cash and cash equivalents (excluding Restricted Cash) held by the Stagwell Subject Entities and (B) the book value of any unconsolidated equity interests of the Stagwell Subject Entities in any Person, including Wolfgang, LLC and Finn Partners, in each case, as of such date and calculated in accordance with GAAP; provided, however, that for purposes of this definition, the “Stagwell Subject Entities” shall exclude each of TrueLogic Software LLC and Kettle Solutions, LLC.

“New MDC Class A Common Stock” means, following the Redomiciliation and the MDC Merger, the Class A common stock, no par value, of New MDC, authorized pursuant to the New MDC Certificate of Incorporation.

“New MDC Class B Common Stock” means, following the Redomiciliation and the MDC Merger, the Class B common stock, no par value, of New MDC, authorized pursuant to the New MDC Certificate of Incorporation.

“New MDC Class C Common Stock” means, following the Redomiciliation and the MDC Merger, the Class C common stock, no par value, of New MDC, authorized pursuant to the New MDC Certificate of Incorporation.

“New MDC Common Stock” means, collectively, the New MDC Class A Common Stock, the New MDC Class B Common Stock and the New MDC Class C Common Stock.

“New MDC Pre-Closing Taxes” means (without duplication of any MDC Pre-Closing Taxes) any Taxes of New MDC or any of its Subsidiaries relating to or attributable to any Pre-Closing Tax Period, including any Taxes resulting from the Transactions.

“New MDC Preferred Stock” means, collectively, the New MDC Series 4 Preferred Stock and the New MDC Series 6 Preferred Stock.

“New MDC Series 4 Preferred Stock” means, following the Redomiciliation and the MDC Merger, the Series 4 convertible preferred stock, no par value, of New MDC, authorized pursuant to the New MDC Certificate of Incorporation.

“New MDC Series 6 Preferred Stock means, following the Redomiciliation and the MDC Merger, the Series 6 convertible preferred stock, no par value, of New MDC, authorized pursuant to the New MDC Certificate of Incorporation.

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of MDC Common Shares or MDC Preferred Shares, as applicable, exercising Dissent Rights as described in Section 2.11.

“Official” means any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any Governmental Entity, including any entity owned or controlled by or more Governmental Entities, any political party, party official or political candidate, or any public international organization, or any family member thereof.

“OpCo” means, immediately following the consummation of the MDC Conversion, the successor in interest to MDC.

“OpCo Common Units” means the common membership interests of OpCo.

“OpCo Series 4 Preferred Units” means the Series 4 convertible preferred membership interests of OpCo to be issued in connection with the MDC Conversion.

“OpCo Series 6 Preferred Units” means the Series 6 convertible preferred membership interests of OpCo to be issued in connection with the MDC Conversion.

“Open Source Software” means any software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is combined or distributed or that is derived from or links to such software, be disclosed or distributed in source code form, licensed for the purpose of making derivative works, delivered, conveyed or licensed at no charge or be licensed, distributed or conveyed under some or all of the terms as such Contract (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Public License, Microsoft Reciprocal, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Partnership Audit Rules” means Subchapter C of Chapter 63 of the Code and any subsequent amendment (and any Treasury Regulations or other guidance relating) thereto and, in each case, any analogous provisions of state, local and non-U.S. Law governing the preparation and filing of Tax Returns, interactions with tax authorities, the conduct and resolution of examinations by tax authorities and payment of resulting Tax liabilities.

“Permitted Liens” means (i) Liens reserved against or identified in the MDC Balance Sheet or the Stagwell Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable and for which sufficient reserves have been established in accordance with GAAP, (iii) Credit Agreement Liens; (iv) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; and (v) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of MDC and its Subsidiaries or the Stagwell Subject Entities, as the case may be, taken as a whole.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Personal Data” means any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, or any other data or information that constitutes personal data, personally identifiable information, personal information or a similar defined term under any Law relating to privacy, data protection or data security.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Processing” or “Processed” means, with respect to data means collected, accessed, recorded, acquired, stored, organized, altered, adapted, retrieved, disclosed, used, disposed, erased, disclosed, destructed, transferred or otherwise processed, in each case, whether or not by automated means.

“Redomiciliation Resolution” means the resolution of the MDC Shareholders authorizing and approving the Redomiciliation

“Registration Rights Agreement” means the registration rights agreement, to be executed and delivered as of the Closing Date, substantially in the form of Exhibit E.

“Required MDC Information” means (i) solely to the extent publicly filed, the audited consolidated financial statements for MDC for the fiscal year ended December 31, 2019, (ii) solely to the extent publicly filed, the unaudited interim consolidated financial statements of MDC for each fiscal quarter ended subsequent to the date of the latest financial statements delivered pursuant to clause (i), including the period ending September 30, 2020, (iii) a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of MDC for the five-year period following the Closing in form reasonably satisfactory to the applicable administrative agent, and (iv) a balance sheet of the applicable borrower giving pro forma effect to the Transactions.”

“Reputation Defender Entities” means, collectively, RepDef Holdings LLC, a Delaware limited liability company, and its Subsidiaries.

“Reputation Defender Entity Financial Statements” means (i) the unaudited consolidated balance sheets and statements of income, cash flows and stockholders’ equity of the Reputation Defender Entities as of and for the years ended December 31, 2019 and December 31, 2018 (such balance sheet as of December 31, 2019, the “Reputation Defender Balance Sheet”), and (ii) the unaudited consolidated balance sheet and related statements of income, cash flows and stockholders’ equity of the Reputation Defender Entities as of and for the nine (9) months ended September 30, 2020.

“Restricted Cash” means cash and cash equivalents of the Stagwell Subject Entities that would be classified as restricted cash in accordance with MDC’s accounting policies or practices, in effect as of the date hereof.

“Sanctioned Person” means any person, organization or vessel (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or on any list of targeted persons issued under the Export Law of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Export Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under economic sanctions Laws, which countries and territories, as of the date of this Agreement, include the territory of Crimea, Cuba, Iran, North Korea, and Syria.

“SEC” means the Securities and Exchange Commission.

“Second Stagwell Credit Agreement Amendment” means the Second Amendment to and Waiver Under Credit Agreement, dated as of November 13, 2020, by and among Stagwell Marketing Group, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, which amends the Stagwell Credit Agreement.

“Securities Act” means, as applicable, the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, and the Securities Act (Ontario) together with all other applicable securities laws, rules, regulations and published policies thereunder or under the securities laws of any other province or territory of Canada, and all orders, rules, staff-notices, policies, regulations or similar pronouncements from the Canadian Securities Administrators or any member thereof, as now in effect or as may be promulgated or amended from time to time.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable securities Laws or (ii) restrictions on transfer, hypothecation or similar actions contained in any organizational documents of either (A) a Stagwell Subject Entity which have been provided to MDC prior to the date hereof or (B) MDC or any MDC Subsidiary which have been provided to Stagwell prior to the date hereof; provided, that the failure to receive any consent required in connection with the Transactions shall not be deemed to be a Securities Lien hereunder.

“Senior Notes Indenture” means the indenture, dated as of March 23, 2016, among MDC, the guarantors party thereto and The Bank of New York Mellon, as trustee, relating to the issuance by MDC of the Senior Notes, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Senior Notes Refinancing” means a refinancing of the Senior Notes with the proceeds of further notes, debt instruments or any other sources of funding that is sufficient to refinance in full, and retire, the Senior Notes.

“Senior Notes” means MDC’s 6.50% senior notes due 2024 issued under the Senior Notes Indenture in the aggregate principal amount of $900 million.

“Stagwell Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom right, incentive unit, stock purchase, or other stock- or equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, pension, severance, employment, consulting, retention, change in control, medical, vision, dental or other health plans, life insurance, employee assistance, relocation benefits, post-employment retirement benefits, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, vacation, fringe benefit or other employee benefit or compensation plans, programs, arrangements, Contracts or policies, including any plan, program, policy, practice or Contract maintained by a professional employer organization, in each case, whether funded or unfunded, written or unwritten, insured or self-insured, maintained or contributed to, or required to be maintained or contributed to, for the benefit of, or relating to, any Stagwell Participant (or their beneficiaries or dependents), or with respect to which the Stagwell Subject Entities could have any liability.

“Stagwell Contribution Consideration” means 216,250,000 OpCo Common Units (such OpCo Common Units, the “Stagwell OpCo Units”); provided, however, that to the extent that one or more of the transactions contemplated by the Stagwell Restructuring shall not have been completed as of the Closing, the number of OpCo Common Units constituting Stagwell OpCo Units issuable as Stagwell Contribution Consideration shall be reduced by the sum of (i) the product of (A) a fraction equal to (1) the aggregate Undelivered Stagwell Subject Entity EBITDA for all Undelivered Stagwell Subject Entity Equity (if any), divided by (2) the amount set forth in the row entitled “Total” in the column titled “Proportional Ownership” in Schedule IX, and (B) the number of shares of OpCo Common Units that would have otherwise been issued as Stagwell Contribution Consideration but for this proviso (including without duplication before any reduction pursuant to clause (ii) hereof), and (ii) the aggregate Undelivered Stagwell Incentive Award OpCo Units for all Undelivered Stagwell Incentive Awards (if any); provided further, however, that the Stagwell Contribution Consideration shall automatically be adjusted for any share splits, share dividends, reverse splits, share capitalizations, reorganizations, reclassifications, recapitalizations or similar events effected by MDC or New MDC prior to the Closing in order to give effect to the intent of the substance of the transactions contemplated hereby).

“Stagwell Credit Agreement” means the Credit Agreement, dated as of November 18, 2019, by and among Stagwell Marketing Group, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended pursuant to (i) the First Amendment to, Consent under, and Release from Credit Agreement, dated as of December 20, 2019 and (ii) the Second Stagwell Credit Agreement Amendment.

“Stagwell Data Protection Commitments” means (i) Stagwell Subject Entities’ data privacy and security policies and notices relating to Personal Data published on the Stagwell Subject Entities’ websites or otherwise made available by or on behalf of the Stagwell Subject Entities to any Person who is not an employee of the Stagwell Subject Entities, (ii) any other public representations (including representations on the Stagwell Subject Entities’ websites) relating to the Stagwell Subject Entities’ Processing of Personal Data made by or on behalf of any of the Stagwell Subject Entities, (iii) any Contracts between any of the Stagwell Subject Entities, on the one hand, and a third party, on the other hand, relating to the Processing of Personal Data, and (iv) any privacy choices (including opt-in and opt-out preferences) provided by or on behalf of any of the Stagwell Subject Entities to any individuals and the associated choices made by such individuals and communicated to the Stagwell Subject Entities.

“Stagwell Digital Products” means Cue and Reputation Defender.

“Stagwell Financial Statements” means, collectively, the Stagwell Subject Entity Financial Statements and the Reputation Defender Entity Financial Statements.

“Stagwell Incentive Awards” means any stock option, stock appreciation right, restricted stock, growth shares, restricted stock unit, phantom right, incentive unit or other equity, equity-based or equity-related award with respect to any Stagwell Subject Entity granted pursuant to any Stagwell Benefit Plan.

“Stagwell Incentive Plans” means any Stagwell Benefit Plan pursuant to which any stock option, stock appreciation right, restricted stock, restricted stock unit, phantom right, incentive unit or other equity, equity-based or equity-related award with respect to any Stagwell Subject Entity is granted.

“Stagwell IT or Security Incident” means any breach or unintended interruption of the availability, proper functioning, security, confidentiality, or integrity of the Stagwell IT Systems or any unauthorized access to or breach, misuse, theft or loss of any Personal Data Processed by or on behalf of a Stagwell Subject Entity or of Stagwell-Related Confidential Information.

“Stagwell IT Systems” means the information and communications technologies used by or on behalf of a Stagwell Subject Entity, including hardware, software, servers, networks, and associated documentation.

“Stagwell Material Adverse Effect” means, with respect to Stagwell, any Effect, either individually or together with one or more other contemporaneously existing Effects, that has been materially adverse to the business, financial condition, assets, Liabilities or results of operation of the Stagwell Subject Entities, taken as a whole; provided, that, any such Effect (or combination thereof) shall not be considered in determining whether a Stagwell Material Adverse Effect has occurred to the extent it results from (A) Effects generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world where any of the Stagwell Subject Entities conducts business, (B) Effects in the industries in which any of the Stagwell Subject Entities conducts business, (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (D) any changes in GAAP or accounting standards or interpretations thereof, (E) any hurricane, tornado, flood, earthquake or other weather or natural disaster, (F) any Effects resulting from hostilities or acts of war (whether or not declared), civil disobedience, terrorism, military actions, geopolitical conditions or any escalation or worsening of the foregoing, (G) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), or other public health condition, or any other force majeure event, (H) the announcement or the existence of this Agreement or the Transactions or the compliance with or performance of this Agreement, (I) any taking of any action at the specific written request of MDC, or (J) any failure by the Stagwell Subject Entities to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in a Stagwell Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A) through (G), to the extent that such Effect disproportionately affects the Stagwell Subject Entities, taken as a whole, relative to other similarly situated companies in the industry in which the Stagwell Subject Entities operate.

“Stagwell Participant” means any current or former director, officer, employee, contractor or consultant of the Stagwell Subject Entities.

“Stagwell-Related Confidential Information” means any (a) confidential information of a Stagwell Subject Entity, whether held by a Stagwell Subject Entity or a third-party, and (b) any confidential information of any third-party that is held by or on behalf of a Stagwell Subject Entity and as to which a Stagwell Subject Entity has contractual or other legal confidentiality obligations.

“Stagwell Subject Entity Financial Statements” means (i) the audited consolidated balance sheets and statements of income, cash flows and stockholders’ equity of the Stagwell Subject Entities (excluding, for all purposes, the Reputation Defender Entities) as of and for the years ended December 31, 2019 (the “Stagwell Audited Balance Sheet Date”), and December 31, 2018 (including, in each case, any related notes thereto) (such balance sheet as of December 31, 2019, the “Stagwell Balance Sheet”), (ii) the unaudited consolidated balance sheet and related statements of income, cash flows and stockholders’ equity of the Stagwell Subject Entities (excluding, for all purposes, the Reputation Defender Entities) as of and for the year ended December 31, 2017, and (iii) the unaudited consolidated balance sheet and related statements of income, cash flows and stockholders’ equity of the Stagwell Subject Entities (excluding, for all purposes, the Reputation Defender Entities) as of and for the nine (9) months ended September 30, 2020.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means (i) any federal, state, provincial, territorial, county, municipal, local, foreign or other tax, import, levy, fee, tariff, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, capital gains, profits, windfall profits, gross receipts, value added, goods and services, harmonized sales, sales, use, excise, custom duties, land transfer, property transfer, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, employer health, social security, employment insurance, Canada and any other government pension plan contributions or premiums, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, (ii) all interest, penalties and additions to tax that may become payable in respect of amounts of the type described in clause (i) or this clause (ii), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) for or to or in respect of any other Person including as a result of being a member of an affiliated, consolidated, combined or unitary group for any Person or by virtue of any statute (including under sections 159 and 160 of the Canadian Tax Act, and 1504 of the Code).

“Tax Authority” means any Governmental Entity, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Tax Receivables Agreement” means the tax receivables agreement, to be executed and delivered as of the Closing Date, substantially in the form attached hereto as Exhibit F.

“Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund, registration, notice, designation, election or information statement (whether in tangible, electronic or other form) relating to Taxes made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Credit Agreement” means the Credit Agreement, dated as of November 13, 2020, by and among Stagwell Marketing Group, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Transaction Resolutions” means (i) the Redomiciliation Resolution, (ii) the Business Combination Resolution, (iii) the NASDAQ Resolution and (iv) the MDC Merger Resolution.

“Treasury Regulations” means the US Treasury Department income tax regulations promulgated under the Code.

“Undelivered Stagwell Incentive Awards” means, with respect to the transactions contemplated by item 4 of the Stagwell Restructuring, any Stagwell Incentive Award set forth on Schedule X that has not been cancelled, extinguished or otherwise terminated as of the Closing as had been contemplated by item 4 of the Stagwell Restructuring set forth on Schedule VIII.

“Undelivered Stagwell Incentive Award OpCo Units” means, with respect to any holder of Undelivered Stagwell Incentive Awards, the aggregate amount of OpCo Common Units set forth opposite such holder’s name in the column entitled “Shares Allocable (000’s)” in Schedule X.

“Undelivered Stagwell Subject Entity EBITDA” means, with respect to any Undelivered Stagwell Subject Entity Equity, the portion of the budgeted EBITDA of the relevant Stagwell Subject Entity attributable to such Undelivered Stagwell Subject Entity Equity for the twelve months ended December 31, 2020, it being agreed that the budgeted aggregate EBITDA contributed by such Stagwell Subject Entity for the twelve months ended December 31, 2020 is the amount set forth opposite its name in the column entitled “Proportional Ownership” in Schedule IX.

“Undelivered Stagwell Subject Entity Equity” means, with respect to the transactions contemplated by items 1 through 3 of the Stagwell Restructuring, any outstanding equity interest (other than a Stagwell Incentive Award) of a non-wholly owned Stagwell Subject Entity that has not been acquired as of the Closing as had been contemplated by items 1 through 3 of the Stagwell Restructuring set forth on Schedule VIII.

“Wells Fargo” means Wells Fargo Bank, N.A.

(b)                Each of the following terms is defined in the Section set forth opposite such term:

Definition	Defined in
Acquisition Agreement	Section 7.06(e)
Agreement	Preamble
Alternative Proposal	Section 7.06(h)(i)
Appraisal Shares	Section 2.06(h)
Beneficially Owns	Section 7.16
Broad Street	Recitals
CBCA	Recitals
Certificate of Discontinuance	Section 2.03(a)(iii)
Certificate of Domestication	Section 2.03(a)(i)
Chancery Court	Section 11.03(b)
Change in Recommendation	Section 7.06(e)
Closing	Section 3.01
Closing Conditions	Section 3.01
Combined Proxy Statement/Prospectus	Section 4.08(a)
Consent Solicitation	Recitals
Continuing Independent Directors	Section 7.15(a)
Debt Financing	Section 5.11(a)
DGCL	Recitals
Dissent Rights	Section 2.11
DLLCA	Recitals
Effect	Section 1.01(a)
Environmental Claim	Section 4.15(d)

Definition	Defined in
Environmental Laws	Section 4.15(a)
Environmental Permits	Section 4.15(b)
Goldman Consent	Recitals
Goldman Sachs	Recitals
Hazardous Material	Section 4.15(e)
Holding Company Formation F-Reorganization Intended Tax Treatment	Section 7.03(a)(iv)
Indemnification Obligations	Section 7.11(a)
Indemnified Persons	Section 7.11(a)
Initial OpCo Operating Agreement	Recitals
Intellectual Property	Section 4.18(a)
Interested Shareholders	Recitals
Intervening Event	Section 7.06(h)(iii)
Intervening Event Change in Recommendation	Section 7.06(g)
Liabilities	Section 4.09
Maxxcom Restructuring	Section 2.04
MDC Board	Recitals
MDC Board Recommendation	Section 7.01(d)
MDC Certificate of Formation	Section 2.07
MDC Certificate of Conversion	Section 2.07
MDC Credit Agreement Termination	Section 7.20
MDC Conversion	Section 2.07
MDC Counsel	Section 11.11(b)
MDC Disclosure Letter	Article 4

Definition	Defined in
MDC Effective Time	Section 2.06(b)
MDC Financial Advisor	Section 4.11
MDC Governing Documents	Section 4.01(c)
MDC Intellectual Property	Section 4.17
MDC Delaware Board Approval	Section 7.18(b)
MDC Delaware Bylaws	Recitals
MDC Delaware Certificate of Incorporation	Recitals
MDC Leased Real Property	Section 4.17(b)
MDC Leases	Section 4.17(b)
MDC Material Contract	Section 4.21(a)
MDC Merger	Recitals
MDC Merger Certificate of Merger	Section 2.06(a)
MDC Non-US Plan	Section 4.13(f)
MDC Organizational Documents	Section 4.01(c)
MDC Parties	Section 11.11(b)
MDC Reports	Section 4.05(a)
Section 75 Debt	Section 4.13(g)
MDC Series 4 Preferred Shares	Recitals
MDC Series 6 Preferred Shares	Recitals
MDC Subsidiaries	Section 4.01(a)
MDC Terminable Breach	Section 9.04(a)
MDC Termination Amount	Section 9.05(a)
Merger Sub	Recitals

Definition	Defined in
Merger Sub Formation Intended Tax Treatment	Section 8.03(a)(v)
Midas Corporate HoldCo Formation	Section 2.08
Mutual NDA	Section 7.05(b)
Net Debt Calculation	Section 7.14
New MDC	Recitals
New MDC Bylaws	Recitals
New MDC Certificate of Incorporation	Recitals
New MDC Board	Section 7.15
New MDC Class C Common Stock	Recitals
New MDC Formation Intended Tax Treatment	Section 8.03(a)(v)
Note Consent Agreements	Recitals
Notice of Change in Recommendation	Section 7.06(f)
OpCo Common Units	Recitals
OSHA	Section 4.12(g)
Payoff Letter	Section 7.20
Post-Closing Governance Period	Section 7.15(b)
Preliminary Registration Statement Filing	Section 7.01(a)
Preliminary Registration Statement Filing Date	Section 7.01(a)
Proceedings	Section 4.07
Proposed Transaction	Recitals
Redomiciliation	Recitals
Redomiciliation Effective Time	Section 2.03(a)(iv)
Redomiciliation Intended Tax Treatment	Section 7.03(a)(iv)

Definition	Defined in
Registration Statement	Section 4.08
Regulatory Laws	Section 7.07(d)
Representative	Section 7.06(a)
Sarbanes-Oxley Act	Section 4.05(d)
Secretary of State	Recitals
Senior Note Consent	Recitals
SMGH	Recitals
SMGH Interest	Section 2.09(a)
Special Distribution	Section 7.14
Special Meeting	Section 7.01(d)
Specified MDC SEC Disclosure	Article 4
Specified MDC Representations	Section 8.02(a)
Specified Stagwell Representations	Section 8.03(a)
Stagwell	Preamble
Stagwell Partnership Audit	Section 7.03(d)(i)
Stagwell PCAOB Audited Financials	Section 7.04(b)
Stagwell Consent	Recitals
Stagwell Contribution	Section 2.09
Stagwell Counsel	Section 11.11(a)
Stagwell Disclosure Letter	Article 5
Stagwell Group	Recitals
Stagwell Intellectual Property	Section 5.18(a)
Stagwell Leases	Section 5.17(b)

Definition	Defined in
Stagwell Marketing Group	Recitals
Stagwell Material Contracts	Section 5.21(a)
Stagwell Material Customer	Section 5.22
Stagwell Material Supplier	Section 5.22
Stagwell Net Debt Cap	Section 7.14
Stagwell Net Debt Surplus	Section 7.14
Stagwell Organizational Documents	Section 5.01(c)
Stagwell OpCo Units	Section 1.01(a)
Stagwell Parties	Section 11.11
Stagwell Restructuring	Section 7.13
Stagwell Revolver Financing	Section 5.11(a)
Stagwell S-4 Financials	Section 7.04(b)
Stagwell Subject Entities	Recitals
Stagwell Term Loan Financing	Section 5.11(a)
Stagwell Terminable Breach	Section 9.03(a)
Surviving Corporation	Section 2.06(a)
Superior Proposal	Section 7.06(h)(ii)
Termination Date	Section 9.02(a)
Transaction Resolutions	Section 4.03(e)
Transactions	Recitals
willful and material breach	Section 9.05(d)

Article 2

THE TRANSACTIONS

Section 2.01            The Stagwell Restructuring; Prior to the Closing, Stagwell shall use its reasonable best efforts to effect the Stagwell Restructuring (as defined below) in accordance with Section 7.13.

Section 2.02            The MDC Pre-Redomiciliation Restructuring. Prior to the Redomiciliation, MDC shall, and shall cause its Affiliates to, undertake certain restructuring transactions as described on Schedule II (the “MDC Pre-Redomiciliation Restructuring”), provided, however, that the transactions described in Part B of Schedule II may be completed prior to or after the Closing, in MDC’s discretion.

Section 2.03            The Redomiciliation.

(a)             Subject to the satisfaction, or to the extent legally permitted, waiver of the Closing Conditions (other than the MDC Merger Approval and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permitted, waiver of those conditions at the Closing), and at least three (3) Business Days prior to the Closing, MDC shall cause the Redomiciliation to become effective, including by:

(i)                filing with the Secretary of State a certificate of corporate domestication with respect to the Redomiciliation (the “Certificate of Domestication”), in form and substance reasonably acceptable to Stagwell, together with the MDC Delaware Certificate of Incorporation, in each case, in accordance with the provisions hereof and the DGCL;

(ii)               completing and making and procuring all those filings required to be made under the CBCA in connection with the Redomiciliation, including an application for a letter of satisfaction from Corporations Canada; and

(iii)              obtaining a certificate of discontinuance (the “Certificate of Discontinuance”) from the director appointed under Section 260 of the CBCA; and

(iv)              immediately following the filing of the Certificate of Domestication and the MDC Delaware Certificate of Incorporation with the Secretary of State, causing the incorporator of MDC to adopt the MDC Delaware Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof and the DGCL and appoint the directors of MDC.

(b)             In accordance with applicable Law, at the effective time of the Redomiciliation (the “Redomiciliation Effective Time”), by virtue of the Redomiciliation, and without any action on the part of any MDC Shareholder:

(i)                each MDC Class A Share outstanding immediately prior to the Redomiciliation Effective Time (excluding any Dissenting MDC Shares) shall be converted into one (1) validly issued, fully paid and non-assessable share of MDC Delaware Class A Common Stock;

(ii)               each MDC Class B Share outstanding immediately prior to the Redomiciliation Effective Time (excluding any Dissenting MDC Shares) shall be converted into one (1) validly issued, fully paid and non-assessable share of MDC Delaware Class B Common Stock;

(iii)              each MDC Series 4 Preferred Share outstanding immediately prior to the Redomiciliation Effective Time (excluding any Dissenting MDC Shares) shall be converted into one (1) validly issued, fully paid and non-assessable share of MDC Delaware Series 4 Preferred Stock; and

(iv)              each MDC Series 6 Preferred Share outstanding immediately prior to the Redomiciliation Effective Time (excluding any Dissenting MDC Shares) shall be converted into one (1) validly issued, fully paid and non-assessable share of MDC Delaware Series 6 Preferred Stock.

(c)             Each share certificate that prior to the Redomiciliation represented shares of MDC Class A Shares, MDC Class B Shares, MDC Series 4 Preferred Shares, and MDC Series 6 Preferred Shares shall thereafter, without any action on the part of any MDC Shareholder, represent that same number of shares of MDC Delaware Class A Common Stock, MDC Delaware Class B Common Stock, MDC Delaware Series 4 Preferred Stock, and MDC Delaware Series 6 Preferred Stock, respectively.

Section 2.04           The Maxxcom Restructuring. At least one (1) Business Day after the completion of the Redomiciliation and not less than two (2) Business Days prior to the Closing, MDC shall, and shall cause Maxxcom, and its Affiliates to, undertake certain restructuring transactions as described on Schedule III (such transactions, the “Maxxcom Restructuring”).

Section 2.05           New MDC Incorporation; New MDC Organizational Documents. At least one (1) Business Day following the Maxxcom Restructuring and at least one (1) Business Day prior to the Closing, (a) the New MDC Incorporation shall be effected; and (b) concurrently therewith, New MDC shall (i) adopt and file with the Secretary of State the New MDC Certificate of Incorporation, providing for, among other things, the authorization of a sufficient number of shares of New MDC Class C Common Stock to accomplish the issuance contemplated hereunder, which shares will have no economic interest but will have voting rights equal to one vote per share (voting with the New MDC Class A Common Stock as a single class) and (ii) cause the incorporator of New MDC to adopt the New MDC Bylaws and appoint directors to the board of directors of New MDC. In connection with the New MDC Incorporation each unit of New MDC previously held by MDC will be converted into one (1) share of New MDC Class A Common Stock.

Section 2.06            The MDC Merger.

(a)             Immediately following the New MDC Incorporation, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, (A) the MDC Merger shall be effected, at the MDC Effective Time, Merger Sub shall be merged with and into MDC, whereupon the separate existence of Merger Sub shall cease, and MDC shall continue as the surviving corporation in the MDC Merger (the “Surviving Corporation”) and (B) New MDC will purchase from MDC, and MDC shall sell, all shares of New MDC Class A Stock held by MDC for an aggregate purchase price of $10 MDC shall, and shall cause Merger Sub and New MDC to, cause the MDC Merger to become effective, including by:

(i)                 filing with the Secretary of State a certificate of merger for the MDC Merger (the “MDC Merger Certificate of Merger”), in form and substance reasonable acceptable to Stagwell, in accordance with the provisions hereof and the DGCL and the DLLCA, to be filed with the Secretary of State in accordance with the relevant provisions of the DGCL and the DLLCA; and

(ii)                completing and making all filings required to be made with the SEC and NASDAQ to list the New MDC Class A Common Stock on NASDAQ.

(b)            The MDC Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA and, without limiting the foregoing, from and after the MDC Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of MDC and Merger Sub. The MDC Merger shall become effective at the date and time of the filing of the MDC Merger Certificate of Merger with the Secretary of State, or such later time as may be agreed by the parties hereto and specified in the MDC Merger Certificate of Merger (such time being the “MDC Effective Time”).

(c)             Unless and until amended in accordance with applicable Law and the terms of this Agreement, (a) the certificate of incorporation of MDC as in effect immediately prior to the MDC Effective Time shall be the certificate of incorporation of the Surviving Corporation and (b) the bylaws of MDC as in effect immediately prior to the MDC Effective Time shall be the bylaws of the Surviving Corporation.

(d)            The directors of MDC immediately prior to the MDC Effective Time shall continue to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualified or until each such director’s earlier death, resignation or removal, and the officers of MDC immediately prior to the MDC Effective Time shall continue to be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualified or until each such officer’s earlier death, resignation or removal.

(e)             In accordance with applicable Law, at the MDC Effective Time, by virtue of the MDC Merger, and without any action on the part of MDC, Merger Sub or any MDC Delaware Stockholder:

(i)                 each share of MDC Delaware Class A Common Stock outstanding immediately prior to the MDC Effective Time shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of New MDC Class A Common Stock;

(ii)               each share of MDC Delaware Class B Common Stock outstanding immediately prior to the MDC Effective Time (other than Appraisal Shares) shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of New MDC Class B Common Stock;

(iii)              each share of MDC Delaware Series 4 Preferred Stock outstanding immediately prior to the MDC Effective Time (other than Appraisal Shares) shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of New MDC Series 4 Preferred Stock; and

(iv)              each share of MDC Delaware Series 6 Preferred Stock outstanding immediately prior to the MDC Effective Time (other than Appraisal Shares) shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of New MDC Series 6 Preferred Stock.

(f)             In accordance with applicable Law, at the MDC Effective Time, by virtue of the MDC Merger, and without any action part of MDC, Merger Sub or any MDC Intermediate Stockholder, all of the limited liability company interests of Merger Sub that are outstanding immediately prior to the MDC Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock of the Surviving Corporation.

(g)            Following the MDC Effective Time, each holder of MDC Incentive Awards will hold the same number of MDC Incentive Awards as such holder held immediately prior to the MDC Effective Time, except that the security referenced under or issuable upon exercise or settlement of such MDC Incentive Award will be New MDC Common Stock (or, as applicable, the cash equivalent) rather than MDC Common Shares (or, as applicable, the cash equivalent). Except as specifically provided in this Section 2.06(f), following the MDC Effective Time, each MDC Incentive Award shall continue to be governed by the same terms and conditions as were applicable to such MDC Incentive Award immediately prior to the MDC Effective Time. Prior to the MDC Effective Time, MDC shall take commercially reasonable actions, including obtaining necessary consents and/or amending and/or interpreting any provision of the MDC Incentive Awards, the MDC Stock Plans or agreements governing the terms and conditions of the MDC Incentive Awards, to effectuate the provisions of this Section 2.06(f) (including approval of the MDC Board or an authorized committee thereof).

(h)            Notwithstanding anything in this Agreement to the contrary, shares of MDC Delaware Class B Common Stock or MDC Delaware Preferred Stock that are outstanding immediately prior to the MDC Effective Time and that are held by any holder who has not voted in favor of the MDC Merger or consented thereto in writing, has not waived appraisal rights in connection with the MDC Merger, and properly demands appraisal of such shares pursuant to, and in accordance with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the consideration set forth in Section 2.06(e), but instead shall be entitled to only those rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall thereupon be deemed to have been converted as of the MDC Effective Time into, and shall represent only the right to receive, the consideration set forth in Section 2.06(e) upon the surrender of such shares in the manner provided in this Agreement.

Section 2.07           The MDC Conversion. Immediately following the completion of the MDC Merger, (a) New MDC shall cause MDC to file with the Secretary of State a certificate of conversion (the “MDC Certificate of Conversion”) and a certificate of formation (the “MDC Certificate of Formation”) in accordance with the DGCL and the DLLCA and convert from a corporation into a Delaware limited liability company, OpCo (the “MDC Conversion”) effective as of immediately after the MDC Merger, and pursuant to which (i) all of the outstanding shares of the Surviving Corporation shall be converted into membership interests of MDC OpCo LLC comprised of the OpCo Series 4 Preferred Units, the OpCo Series 6 Preferred Units and a number of OpCo Common Units equal to the number of outstanding shares of New MDC Common Stock (calculated on a fully diluted basis, taking into account, without duplication, (i) each MDC Incentive Award that is or will be outstanding immediately following the Closing and is or will be convertible, exchangeable or settled into shares of New MDC Common Stock and (ii) shares of New MDC Common Stock issuable as deferred compensation, “earn-outs,” earn-in credits or other contingent consideration, but in each case without giving effect to any conversion of New MDC Series 4 Preferred Stock or New MDC Series 6 Preferred Stock into New MDC Common Stock); and (b) New MDC, as the sole member of OpCo, will adopt, and OpCo will thereafter be governed by, the Initial OpCo Operating Agreement until thereafter amended as provided therein or by applicable Law.

Section 2.08           The Midas Corporate HoldCo Formation. After the MDC Conversion and at least one (1) Business Day prior to the Stagwell Contribution, New MDC shall, and shall cause its Affiliates to, undertake certain restructuring transactions as described on Schedule IV (the “Midas Corporate HoldCo Formation”).

Section 2.09            The Stagwell Contribution.

(a)            At the Closing, at least one (1) Business Day following the Midas Corporate HoldCo Formation, (i)(A) Stagwell shall contribute to OpCo, and OpCo shall accept, the issued and outstanding equity interest of SMGH (the “SMGH Interest”), free and clear of all Liens (other than Securities Liens and Credit Agreement Liens) and together with all accrued rights and benefits attached thereto, and immediately thereafter (the “Stagwell Contribution”); and (B) in exchange therefor, OpCo shall issue to Stagwell, and Stagwell shall accept, the Stagwell Contribution Consideration, free and clear of all Liens (other than Securities Liens); and (ii) Stagwell and MDC, as the only members of OpCo, shall adopt, and OpCo shall thereafter be governed by, the A&R OpCo Operating Agreement until thereafter amended as provided therein or by applicable law.

(b)            Following the Stagwell Contribution, SMGH and OpCo shall, and shall cause their Affiliates to, undertake certain restructuring transactions as described on Schedule VI (collectively, the “SMGH Reorganization”).

(c)            At the Closing, Stagwell shall contribute to New MDC an aggregate amount of cash equal to $100 in exchange for a number of shares of New MDC Class C Common Stock equal to the number of Stagwell OpCo Units.

Section 2.10           Withholding Taxes. Each of Stagwell, MDC, OpCo and New MDC shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.11            Dissent Rights. Holders of MDC Common Shares or MDC Preferred Shares may exercise rights of dissent (“Dissent Rights”) (in each case, to the extent not waived pursuant to the Stagwell Consent or the Goldman Consent, as applicable) in accordance with the procedures, and subject to the limitations, set out in Section 190 of the CBCA.

Article 3

CLOSING

Section 3.01           Closing. Subject to the terms and conditions of this Agreement, the closing of the Stagwell Contribution (the “Closing”) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, located at 601 Lexington Avenue, 31st Floor, New York, New York, 10022, or remotely by electronic exchange of executed documents, at 10:00 a.m. (New York City time) on the day that is five (5) Business Days after the day on which all of the conditions set forth in Article 8 (the “Closing Conditions”) have been satisfied, or to the extent legally permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permitted, waiver of those conditions at the Closing).

Section 3.02           Stagwell Closing Deliverables. At least three (3) Business Days prior to the Closing , Stagwell will deliver, or cause to be delivered, to MDC or New MDC, in escrow (to be released automatically as of the Closing), the following:

(a)            membership interest power or other instrument of transfer duly executed in blank with respect to the SMGH Interest;

(b)            a certificate, dated as of the Closing Date, signed by a senior executive officer of Stagwell certifying to the effect that the conditions set forth in each of Section 8.03(a), Section 8.03(b) and Section 8.03(d) with respect to Stagwell have been satisfied;

(c)            duly executed counterparts of each of the Ancillary Agreements; and

(d)            a duly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, dated as of the Closing Date that satisfies the requirements of Treasury Regulation Sections 1.1445-2(b)(2)(v) and 1.1446(f)-5(b) with respect to Stagwell.

Section 3.03           MDC Closing Deliverables. At least three (3) Business Days prior to the Closing, MDC or New MDC will deliver, or cause to be delivered, to Stagwell, in escrow (to be released automatically as of the Closing), the following:

(a)            evidence of shares issued in the name of Stagwell representing the New MDC Class C Common Stock issuable by New MDC pursuant to Section 2.09;

(b)            a certificate, dated as of the Closing Date, signed by a senior executive officer of MDC or New MDC certifying to the effect that the conditions set forth in each of Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been satisfied;

(c)            true and correct copies of (i) the file-stamped Certificate of Domestication and (ii) the Certificate of Discontinuance, as finally issued;

(d)           duly executed counterparts of each of the Ancillary Agreements;

(e)           a copy of the Payoff Letter with respect to the MDC Credit Agreement duly executed by each of the parties thereto;

(f)             either (i) a copy of the Senior Note Consent in the event the Senior Note Consent has been obtained or (ii) in the event a Senior Notes Refinancing is consummated, an executed letter with respect to the Senior Notes and the Senior Note Indenture in form and substance customary for such financings from the trustee under the Senior Note Indenture on behalf of the Senior Note holders, which letter together with any related release documentation shall, among other things include the payoff amount and provide that guarantees, if any, granted in connection with the Senior Note Indenture shall, upon the payment of the amount set forth in the letter at or prior to the Closing, be released and terminated; and

(g)            the MDC Merger Certificate of Merger evidencing the MDC Merger, duly executed, acknowledged and filed with the Secretary of State.

Article 4

REPRESENTATIONS AND WARRANTIES OF MDC

Except as set forth in (a) the correspondingly numbered sections of the disclosure letter delivered by MDC to Stagwell at or prior to the execution and delivery of this Agreement (the “MDC Disclosure Letter”), but subject to Section 11.12, or (b) the MDC SEC Documents filed with the SEC on or after January 1, 2019 and publicly available at least one (1) Business Day prior to the date hereof (excluding any disclosure set forth in any risk factor or “forward-looking statements” section and any other disclosure to the extent it is a prediction or forward-looking in nature, the “Specified MDC SEC Disclosure”) (provided no such disclosure shall be deemed to modify or qualify any of Section 4.01, Section 4.02, Section 4.03, Section 4.04 or Section 4.11), MDC represents and warrants to Stagwell as follows:

Section 4.01            Organization, Good Standing and Qualification.

(a)            Each of MDC and its Subsidiaries (the “MDC Subsidiaries”) is a corporation, limited liability company, limited partnership, partnership or other entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite entity power and authority to own, operate and lease its properties and assets in the manner in which its properties and assets are currently owned, operated and leased and to carry on its business as now conducted.

(b)            Each of MDC and the MDC Subsidiaries is duly qualified and/or licensed, as may be required, to do business and in good standing (where applicable or recognized) in each of the jurisdictions in which the nature of its business or the character of its owned, leased or used properties makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not reasonably be expected to have an MDC Material Adverse Effect or prevent, materially delay or materially impair the ability of MDC, New MDC or Merger Sub to timely consummate the Transactions.

(c)            The copies of the articles of amalgamation, as amended, and bylaws of MDC, each of which are incorporated by reference as an exhibit to the annual report on the MDC 10-K (the “MDC Governing Documents”), are complete and correct copies of such documents in full force and effect on the date of this Agreement, and MDC is not in violation of any of the provisions thereof. MDC has made available to Stagwell complete and correct copies of each of the MDC Subsidiaries’ certificate of incorporation and by-laws or comparable governing documents (together with the MDC Governing Documents, the “MDC Organizational Documents”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect, and no such MDC Subsidiary is in violation in any material respect of any of the provisions thereof.

Section 4.02            Capitalization.

(a)            Prior to the Redomiciliation, the authorized share capital of MDC consists of (i) unlimited MDC Class A Shares, (ii) unlimited MDC Class B Shares, (iii) unlimited preference shares, issuable in series, including (A) 5,000 Series 1 preference shares, (B) 700,000 Series 2 preference shares, (C) an unlimited number of Series 3 preference shares, (D) 95,000 Series 4 preference shares, (E) an unlimited number of Series 5 preference shares, (F) 50,000 Series 6 preference shares, and (G) an unlimited number of Series 7 preference shares. As of the close of business on December 17, 2020, there were (1) 73,309,337 MDC Class A Shares issued and outstanding, (2) 3,743 MDC Class B Shares issued and outstanding, (3) no Series 1 preference shares issued and outstanding; (4) no Series 2 preference shares issued and outstanding; (5) no Series 3 preference shares issued and outstanding; (6) 95,000 Series 4 preference shares issued and outstanding; (7) no Series 5 preference shares issued and outstanding; (8) 50,000 Series 6 preference shares issued and outstanding; (9) no Series 7 preference shares issued and outstanding; (10) 3,294,269 MDC Class A Shares underlying outstanding awards of performance stock units, restricted stock units and awards of restricted stock under the MDC Stock Plans and MDC Incentive Awards; (11) 2,325,800 outstanding options and stock appreciation rights awards issued under the MDC Stock Plans and MDC Incentive Awards; and (12) 600,000 MDC Class A Shares reserved for issuance to satisfy deferred acquisition-related obligations. Section 4.02(a) of the MDC Disclosure Letter sets forth a true, correct and complete list of the MDC Incentive Awards as of the date hereof, including, with respect to each such award, the name of the holder thereof, the number of MDC Common Shares subject to each such award and the vesting schedule (including any performance conditions) thereof. After the Redomiciliation, the authorized share capital of MDC will be as set forth in the MDC Intermediate Certificate of Incorporation.

(b)            All outstanding MDC Common Shares have been, and all of the New MDC Common Stock required to be issued pursuant to this Agreement will be, when issued in accordance with and subject to the terms and conditions hereof, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be when issued, subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. All of the shares of capital stock described in this Section 4.02(b) were issued, or will be issued, in material compliance with applicable Laws (including securities Laws).

(c)            Except as set forth in this Section 4.02, MDC has not issued any securities, the holders of which have the right to vote with the shareholders of MDC on any matter.

(d)            Except as provided in this Agreement or permitted pursuant to Section 6.01(a), and except as set forth in or contemplated by this Section 4.02 or as reflected under “redeemable noncontrolling interests” or “noncontrolling interests” in the audited consolidated financial statements of MDC set forth in the MDC 10-K, there are no existing options, units, warrants, calls, pre-emptive (or similar) rights, subscriptions, phantom stock, phantom rights, stock appreciation rights, restricted stock, restricted stock units, incentive units, earn-in credits or any other equity or equity-based compensation or any other rights, Contracts, arrangements or commitments of any kind (including shareholders agreements, voting trusts or similar Contracts) relating to any equity interests of MDC or any MDC Subsidiary or obligating MDC or any MDC Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any equity interests of MDC or such MDC Subsidiary or any securities convertible into or exchangeable for such equity interests or similar profit participation rights, and there are no current outstanding contractual obligations of MDC or any MDC Subsidiary to repurchase, redeem or otherwise acquire any of its equity interests or any securities convertible into or exchangeable for such equity interests or similar profit participation rights, in each case other than in relation to obligations to pay deferred acquisition consideration as set forth in the MDC 10-K.

Section 4.03            Authorization; No Conflict; Board Recommendation.

(a)            Each of MDC, New MDC and Merger Sub has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the Transactions, subject, in the case of the consummation of the Transactions (other than the MDC Merger), only to receipt of the MDC Special Meeting Approval and, in the case of the consummation of the MDC Merger, only to receipt of the MDC Merger Approval. The execution and delivery of this Agreement by MDC, New MDC and Merger Sub, the performance by MDC, New MDC and Merger Sub of its obligations hereunder and the consummation by MDC, New MDC and Merger Sub of the Transactions have been duly and validly approved by the MDC Board and by the sole member and manager of each of New MDC and Merger Sub, as applicable. No other corporate, limited liability company or other action on the part of MDC, New MDC or Merger Sub other than (i) in respect of the MDC Merger only, (1) the MDC Delaware Board Approvals and the MDC Merger Approval, (2) the approval and authorization by the New MDC Board of the issuance of New MDC Common Stock and New MDC Preferred Stock in connection with the Transactions following the New MDC Incorporation, and (ii) with respect to all the Transactions, the MDC Special Meeting Approval, are necessary to authorize the execution, delivery and performance of this Agreement by MDC, New MDC and Merger Sub and the consummation by MDC, New MDC and Merger Sub of the Transactions.

(b)            This Agreement has been duly executed and delivered by MDC, New MDC and Merger Sub and, assuming due authorization, execution and delivery by Stagwell, constitutes a valid and binding obligation of each of MDC, New MDC and Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)            None of the execution and delivery of this Agreement by MDC, New MDC or Merger Sub, the consummation by MDC, New MDC or Merger Sub of the Transactions or compliance by MDC, New MDC or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with any of the MDC Organizational Documents, (ii) (A) result in a violation or breach of or conflict with any provisions of, (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (C) result in the termination or cancellation of, give rise to a right of purchase under, (D) accelerate the performance required by MDC or any MDC Subsidiaries under, (E) result in a right of termination or acceleration under, (F) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by MDC or any MDC Subsidiary under, (G) result in being declared void, voidable, or without further binding effect under, any of the terms, conditions or provisions of, any Contract to which MDC or any MDC Subsidiary is a party or by which MDC or any MDC Subsidiary or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.03(g), violate any Laws applicable to MDC or any of the MDC Subsidiaries or any of their respective properties or assets, other than any such event described in clause (i) (only with respect to any MDC Subsidiary), (ii) or (iii) which would not reasonably be expected to have an MDC Material Adverse Effect or prevent, materially delay or materially impair the ability of MDC, New MDC or Merger Sub to timely consummate the Transactions.

(d)            The MDC Special Committee has unanimously (i) determined that it is in the best interests of MDC, and declared it advisable, to recommend that MDC enter into this Agreement and consummate the Transactions, (ii) recommended that the MDC Board approve the execution, delivery and performance by MDC of this Agreement and the consummation of the Transactions and (iii) resolved, subject to the MDC Board approving the execution, delivery and performance by MDC of this Agreement and the consummation of the Transactions, to recommend the shareholders of MDC approve the Transaction Resolutions. The MDC Board (upon the recommendation of the MDC Special Committee) has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (with Mark Penn, Charlene Barshefsky and Bradley Gross abstaining from voting on, or participating in any deliberations with respect to the Transactions) (i) determined that it is in the best interests of MDC and its shareholders (other than the Interested Shareholders), and declared it advisable, to enter into this Agreement and consummate the Transactions, (ii) approved the execution, delivery and performance by MDC of this Agreement and the consummation of the Transactions, and (iii) resolved to recommend that the shareholders of MDC vote for the Transaction Resolutions. The MDC Special Committee has received (A) independent legal advice from DLA Piper, (B) from the MDC Financial Advisor an opinion, dated as of the date of this Agreement, that as of such date and based upon and subject to the limitations and assumptions set forth therein, the percentage ownership of MDC to be held by the holders of MDC Common Shares upon completion of the Transaction is fair, from a financial point of view, to the holders of MDC Common Shares (other than the Interested Shareholders) and (C) from the Second MDC Financial Advisor, (a) an opinion, dated as of the date of this Agreement, that as of such date and based upon and subject to the limitations and assumptions set forth therein, and such other matters as the Second MDC Financial Advisor considered relevant, the consideration to be paid by MDC for the Stagwell Subject Entities pursuant to this Agreement is fair, from a financial point of view, to the holders of MDC Class A Shares (other than Mark Penn, Stagwell, Goldman Sachs and their Affiliates) and (b) the Formal Valuation, in each case a written copy of which will be provided to Stagwell as soon as practicable after the execution and delivery hereof, solely for informational purposes.

(e)            (i) The MDC Special Meeting Approval is the only vote required of the holders of any class or series of MDC capital stock that shall be necessary to adopt the resolutions providing for the consummation of the Transactions, including the Redomiciliation Resolution, the Business Combination Resolution and the NASDAQ Resolution, and (ii) the MDC Merger Approval is the only vote required of the holders of any class or series of MDC or MDC Delaware capital stock that shall be necessary to effect the MDC Merger.

(f)             The MDC Board has, and following the Redomiciliation will have, taken all action necessary to exempt under and not make subject to any takeover Law or other Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement and (b) the Transactions. The New MDC Certificate of Incorporation will opt out of Section 203 of the DGCL. MDC has no shareholder rights plan, “poison pill” or similar agreement or arrangement in effect.

(g)             Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act or the Investment Canada Act, and the filing of (i) the Certificate of Domestication, (ii) the MDC Delaware Certificate of Incorporation, (iii) the MDC Merger Certificate of Merger, (iv) the New MDC Certificate of Incorporation, (v) the MDC Certificate of Conversion and the certificates of conversion described in Schedule III in connection with the Maxxcom Restructuring and (vi) the MDC Certificate of Formation with the Secretary of State and the filings required to be made under the CBCA in connection with the Redomiciliation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by MDC of this Agreement or the consummation by MDC of the Transactions.

Section 4.04            Subsidiaries.

(a)             Section 4.04(a) of the MDC Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) MDC Subsidiary, (ii) entity (other than the MDC Subsidiaries) in which MDC or any MDC Subsidiary owns any interest, and (iii) MDC’s percentage aggregate direct or indirect record and beneficial ownership of each such entity as of the date hereof (other than, in the case of this clause (iii), with respect to non-material interests).

(b)             All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, (i) each MDC Subsidiary, and (ii) each other Person that is a legal entity in which MDC has an equity ownership interest are duly authorized, validly issued, fully paid up and, in the case of all corporate MDC Subsidiaries, nonassessable (in jurisdictions that recognize such concepts), and such shares, securities or interests are owned by MDC or by an MDC Subsidiary free and clear of any Liens (other than Securities Liens and Credit Agreement Liens) or limitations on voting rights. Except as set forth on Section 4.04(b) of the MDC Disclosure Letter, there are no subscriptions, options, units, warrants, calls, rights, convertible securities, phantom stock, stock appreciation rights, or any other equity or equity-based compensation or other Contracts relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any MDC Subsidiaries.

(c)             Each of New MDC and Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, each of New MDC and Merger Sub has not conducted any business, incurred or guaranteed any indebtedness or any other liabilities or made any investments, other than those activities incident to its formation or its obligations under this Agreement or the Transactions.

Section 4.05            SEC Documents; Financial Statements and Internal Controls.

(a)             MDC has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended December 31, 2019, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 2020, June 30, 2020, and March 31, 2020, (C) its proxy statement relating to the annual meeting of the shareholders of MDC held in 2020, and (D) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2019 (collectively, as such document may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “MDC Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each MDC Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such MDC Report. As of its respective date, and, if amended, as of the date of the last such amendment, no MDC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)             The MDC Audited Financial Statements and the MDC Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of MDC and the MDC Subsidiaries as of the dates and for the respective periods shown.

(c)             As of the date hereof, (i) there are no outstanding or unresolved comments in comment letters received by MDC from the SEC with respect to the MDC Reports and (ii) to the knowledge of MDC, none of the MDC Reports is the subject of any ongoing review by the SEC. Since January 1, 2019, MDC’s independent public accounting firm has not informed MDC in writing that it has any material disagreements with, regarding or pertaining to MDC’s accounting policies or practices which are unresolved as of the date of this Agreement.

(d)             With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the MDC Reports, the principal executive officer and principal financial officer of MDC have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. As of the date of this Agreement, other than any matters that do not remain the subject of any open or outstanding inquiry, neither MDC nor its officers have received written notice from the SEC questioning or challenging the accuracy, completeness or form of such certificates. “Principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. To the knowledge of MDC, as of the date hereof, MDC is in compliance with Section 404 of the Sarbanes-Oxley Act.

(e)             MDC has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to MDC and the MDC Subsidiaries required to be disclosed in MDC’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to MDC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of MDC required under the Exchange Act with respect to such reports. MDC has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to MDC’s auditors and the audit committee of the MDC Board and on Section 4.05(e) of the MDC Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect MDC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MDC’s internal control over financial reporting.

(f)              During the past five (5) years, no director or officer of MDC or any MDC Subsidiary, or to the knowledge of MDC, any non-officer employees, external auditor, external accountant or similar authorized representative of MDC or any MDC Subsidiary, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MDC or any MDC Subsidiary or their respective internal accounting controls, including any complaint, allegation or claim that any of MDC or the MDC Subsidiaries engaged in accounting or auditing practices that represent a violation of applicable Law.

(g)             MDC is in compliance in all material respects with (i) all current listing and corporate governance requirements of NASDAQ and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.06            Absence of Changes. Since the MDC Audited Balance Sheet Date through the date hereof, (a) there has not been any MDC Material Adverse Effect, and no event has occurred or circumstance arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in an MDC Material Adverse Effect; (b) none of MDC or any MDC Subsidiary has taken any action, or authorized, approved, committed or agreed to take any action that, if taken between the date hereof and the Closing Date, would require Stagwell’s consent under Section 6.01(b); and (c) MDC and the MDC Subsidiaries have conducted their business in the ordinary course of business consistent with past practice.

Section 4.07            Litigation. As of the date hereof, there are no suits, actions or legal, administrative, arbitration or other hearings, proceedings or governmental investigations (“Proceedings”) pending or, to the knowledge of MDC, threatened against MDC or any of the MDC Subsidiaries or any of their respective properties or assets or any director, officer or employee of MDC or any MDC Subsidiary (i) for which MDC or any MDC Subsidiary may be liable that would reasonably be expected to have an MDC Material Adverse Effect or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, and, in each case, to the knowledge of MDC, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor. As of the date hereof, there are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against MDC or any of the MDC Subsidiaries that would reasonably be expected to have an MDC Material Adverse Effect or prevent, materially delay or materially impair the ability of MDC, New MDC or Merger Sub to timely consummate the Transactions.

Section 4.08             Information Supplied.

(a)             None of the information supplied or to be supplied by MDC for inclusion or incorporation by reference in (a) New MDC’s registration statement on Form S-4 (the “Registration Statement”) to be filed jointly by MDC and New MDC in connection with the Transactions will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the proxy statement relating to the Special Meeting to be held in connection with the Transactions (the “Combined Proxy Statement/Prospectus”) will, (i) as of the date of its filing, (ii) at the time it becomes effective, (iii) as of the date the Combined Proxy Statement/Prospectus is mailed to shareholders of MDC, or (iv) at the time of the meeting of shareholders of MDC to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)             The portions of the Combined Proxy Statement/Prospectus supplied by MDC will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by MDC with respect to information regarding the Stagwell Subject Entities incorporated by reference in the Combined Proxy Statement/Prospectus or supplied by Stagwell or any of the Stagwell Subject Entities specifically for inclusion in the Combined Proxy Statement/Prospectus.

Section 4.09            No Undisclosed Liabilities. MDC and the MDC Subsidiaries do not have any obligation or liability of any nature (whether accrued, absolute, contingent or otherwise) (“Liabilities”) required by GAAP to be recognized on a condensed consolidated statement of financial position of MDC, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the MDC Reports as at and for the year ended December 31, 2019 or the 9-month period ended September 30, 2020, (b) as incurred since December 31, 2019 in the ordinary course of business, (c) as incurred in accordance with this Agreement or in connection with the Transactions, (d) that are obligations to perform pursuant to the terms of any of the MDC Material Contracts or (e) as would not constitute an MDC Material Adverse Effect.

Section 4.10            Senior Notes. The holders of a majority in aggregate principal amount of the outstanding Senior Notes have entered into the Note Consent Agreements, and the Note Consent Agreements are, as of the date hereof, in full force and effect. No other action is required to be taken by MDC in connection with the Senior Notes to prevent the triggering of any redemption or other similar rights thereunder in connection with the Transactions other than the launch and consummation of the Consent Solicitation and any actions required to implement the amendments and waivers approved pursuant to the Consent Solicitation, including the execution of a supplemental indenture.

Section 4.11            Broker’s Fees. Except for (i) Moelis & Company (the “MDC Financial Advisor”) and (ii) Canaccord Genuity Corp. (the “Second MDC Financial Advisor”), each of which shall be entitled to fees and commissions not in excess of the compensation set forth on Section 4.11 of the MDC Disclosure Letter, no agent, broker, Person or firm acting on behalf of MDC or any MDC Subsidiary or under MDC’s or any MDC Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. MDC will promptly after the execution of this Agreement provide to Stagwell complete and correct copies of the engagement letter agreements related to such fees or commissions entered into by and between MDC and the MDC Financial Advisor or the Second MDC Financial Advisor, as applicable.

Section 4.12             Labor Matters.

(a)             Neither MDC nor any MDC Subsidiary (i) is a party to any collective bargaining, works council, information and consultation or other Contracts with any labor organization or union or other employee representative or organization (and no such Contract is currently being requested by, or is under discussion by management with, any employee, group of employees or others), or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision, or any similar order or decision in any jurisdiction.

(b)             Except as would not reasonably be expected to have an MDC Material Adverse Effect, neither MDC nor any MDC Subsidiary is a party or subject to any pending or, to the knowledge of MDC, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice charge or proceeding with respect to claims of, or obligations of, any employee or group of employees.

(c)             There are no labor unions, works council or other similar representative or organizations, representing or, to MDC’s knowledge, purporting to represent any employees of MDC or the MDC Subsidiaries and neither MDC nor any MDC Subsidiary has received any notice that any labor representation request is pending or is threatened with respect to any employees of MDC or the MDC Subsidiaries. Neither MDC nor any MDC Subsidiary is subject to any pending or, to the knowledge of MDC, threatened, strikes, slowdowns, lockouts, walkouts work stoppages or any other industrial action in any jurisdiction.

(d)             Except as would not reasonably be expected to have an MDC Material Adverse Effect, MDC and each of the MDC Subsidiaries are, and during the last five (5) years have been, in compliance with all applicable foreign, federal, state and local Laws respecting labor, employment and employment practices, including terms and conditions of employment, wages and hours, holiday pay, discrimination, equal pay, disability, workers compensation, wrongful discharge, immigration and occupational safety and health, and there are no claims, suits, disputes, actions, grievances, audits or investigations or disciplinary actions by any Governmental Entity or any current or former employee, director, or individual independent contractor of MDC or any MDC Subsidiary pending or, to the knowledge of MDC, threatened against any MDC or any MDC Subsidiary with respect to the employment or termination of any employee or individual independent contractor of MDC or any MDC Subsidiary (including with respect to any of the topics referenced in this Section 4.12(d)). Except as would not reasonably be expected to have an MDC Material Adverse Effect, all individuals who perform or have performed services for MDC or any MDC Subsidiary have been properly classified under applicable Law as employees or independent contractors to the extent applicable, and, for employees, as an “exempt” or “nonexempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law) to the extent applicable. Neither MDC nor any MDC Subsidiary maintains any leased employees.

(e)             Except as would not reasonably be expected to have an MDC Material Adverse Effect, to the knowledge of MDC, in the last five (5) years, no allegations, claims or reports of sexual or other unlawful harassment or discrimination or retaliation have been made against (i) any officer or other key employee of MDC or any MDC Subsidiary or (ii) any employee of MDC or any MDC Subsidiary who is currently at a level of Vice President or above.

(f)              Except as would not reasonably be expected to have an MDC Material Adverse Effect, neither MDC nor any MDC Subsidiary has, during the last three (3) years, effectuated a “plant closing” or “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar concept under applicable Laws) that would trigger a notice requirement under WARN or to any Governmental Entity, or taken any other action that would trigger a notice requirement under any similar state or local Law and no layoffs that could implicate any such applicable Laws are currently contemplated by MDC.

(g)             Except as would not reasonably be expected to have an MDC Material Adverse Effect, each of MDC and the MDC Subsidiaries (i) is and at all relevant times has been in compliance with COVID-19 related safety and health Laws and guidance issued and enforced by the Occupational Safety and Health Administration (“OSHA”) and the applicable foreign, federal, state or local Governmental Entity, and with the paid and unpaid leave requirements of the Families First Coronavirus Response Act and any similar Laws in other jurisdictions; and (ii) to the extent MDC or any MDC Subsidiary has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act or any similar Laws in other jurisdictions, MDC or any such MDC Subsidiary has taken commercially reasonable efforts to obtain and retain all material documentation required to substantiate eligibility for the relevant leave and for sick leave or family leave tax credits pursuant to applicable Law to the extent the time limit to obtain or receive such substantiation has not lapsed. To the extent MDC has knowledge of any MDC or MDC Subsidiary employees or independent contractors who have tested positive for COVID-19, MDC or any such MDC Subsidiary has taken commercially reasonable efforts to take all material precautions required under applicable Law with respect to such employees and independent contractors. MDC and each MDC Subsidiary have used commercially reasonable efforts to document any such diagnosis to the extent required by laws of OSHA or other applicable Law.

Section 4.13            Benefit Plans.

(a)             Section 4.13(a) of the MDC Disclosure Letter contains a true, complete and correct list of each material MDC Benefit Plan.

(b)             Each MDC Benefit Plan has been established, operated, maintained, funded and administered (i) in compliance in all material respects with all applicable Laws, orders, statutes, regulations and rules issued by a Governmental Entity, including ERISA and the Code, and with any Contract entered into with a union, works council or labor representative or organization and (ii) in accordance with its terms.

(c)             With respect to each material MDC Benefit Plan, MDC has made available to Stagwell copies, to the extent applicable, of: (i) the current plan and trust documents and the most recent summary plan description and any material modifications with respect thereto and, with respect to any unwritten MDC Benefit Plan, a written summary of such MDC Benefit Plan, (ii) all amendments thereto, (iii) the three most recent annual reports (Form 5500 series), (iv) the most recent financial statements, (v) the most recent Internal Revenue Service determination letter or opinion letter, (vi) all non-routine, written communications with respect thereto and (vii) any comparable documents with respect to MDC Non-US Plans that are required to be prepared or filed under the applicable Laws of a non-U.S. jurisdiction.

(d)             None of MDC, any MDC Subsidiary, or any of their respective ERISA Affiliates has ever maintained or contributed to (or been obligated to contribute to): (i) a benefit plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code.

(e)             Each MDC Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status, and to the knowledge of MDC, no facts or circumstances exist that have jeopardized or would reasonably be expected to jeopardize the qualification of such MDC Benefit Plan.

(f)              Each MDC Benefit Plan that is required to be registered or approved by a foreign Governmental Entity or subject to the Laws of a jurisdiction outside of the United States or that is otherwise maintained for the benefit of current or former employees or dependents thereof who perform services or who are employed outside of the United States (each an “MDC Non-US Plan”), has if required been registered with, or approved by, and has been maintained in all material respects in good standing with such Governmental Entity, and in all cases has been maintained in all material respects in compliance with applicable Law and its plan, policy and trust documents. With respect to each MDC Non-US Plan, the fair market value of the assets of such funded MDC Non-US Plan, the liability of each insurer for such MDC Non-US Plan funded through insurance or the book reserve established for such MDC Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such MDC Non-US Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such MDC Non-US Plan, and the transactions contemplated hereby shall not cause such assets or insurance obligations to be less than such benefit obligations. If intended to qualify for special Tax or other treatment, such MDC Non-US Plan satisfies all requirements for such treatment.

(g)             Neither MDC nor any MDC Subsidiary is or has at any time been an “employer” (for the purpose of sections 38 to 51 of the United Kingdom Pensions Act 2004) of a UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), or “connected” with or an “associate” (as those terms are used in the United Kingdom Pensions Act 2004) of such an employer. Neither MDC nor any MDC Subsidiary maintains or contributes to any plan or arrangement that is a “multi-employer scheme” as defined in section 75A of the UK Pensions Act 1995. No contribution notice or financial support direction has been issued by the UK Pensions Regulator under sections 38 or 43 of the UK Pensions Act 2004 against MDC nor any MDC Subsidiary and there is no fact or circumstance which may give rise to any such direction or notice to or in respect of MDC or any MDC Subsidiary nor any of their Affiliates or to Stagwell or any of its Affiliates. None of MDC, any MDC Subsidiary or any of its or their Affiliates has been notified that it is liable for a debt arising or payable under sections 75 or 75A of the UK Pensions Act 1995 (a “Section 75 Debt”) and neither the execution and delivery of this Agreement nor the performance of the transactions contemplated by this Agreement will or may (in either case, either alone or upon the occurrence of any additional or subsequent events) result in any Section 75 Debt arising or becoming payable by MDC, any of the Stagwell Subject Entities or any other Person.

(h)             All contributions required to be made prior to the date hereof with respect to any MDC Benefit Plan by applicable Law, any order or any MDC Benefit Plan document or other contractual undertaking, and all premiums due or payable prior to the date hereof with respect to any insurance policy funding any MDC Benefit Plan have been timely made or properly accrued in accordance with GAAP.

(i)              There are no pending or, to the knowledge of MDC, threatened material Proceedings by or on behalf of any MDC Benefit Plan, any employee or beneficiary covered under any MDC Benefit Plan, any Governmental Entity involving any MDC Benefit Plan, or otherwise involving any MDC Benefit Plan (other than routine claims for benefits). No MDC Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Entity, in any jurisdiction, nor is any such audit or investigation pending or, to the knowledge of MDC, threatened.

(j)              No MDC Benefit Plan provides post-employment welfare benefits, including life insurance, death or medical benefits, beyond termination of service or retirement for any participant, or any spouse, dependent or beneficiary of a participant except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or any other similar applicable Law).

(k)             Except as would not reasonably be expected to have an MDC Material Adverse Effect, each MDC Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained and operated in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any current or former employee of MDC or any MDC Subsidiary, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any current or former employee, director or other service provider of MDC or any MDC Subsidiary, in each case as a result of a failure to comply with Section 409A of the Code. No employee, director or other service provider of MDC or any MDC Subsidiary is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(l)              Neither the execution nor delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event whether contingent or otherwise) will: (i) accelerate the time of payment or vesting of any compensation or benefit, or trigger any funding of benefits under any MDC Benefit Plan or otherwise; (ii) entitle any current or former employee, director or other service provider to any payment, compensation or benefit or increase in compensation or benefits under any MDC Benefit Plan or otherwise; or (iii) result in any breach or violation of or default under or limit any right to amend, modify or terminate any MDC Benefit Plan.

(m)            No amount that will be received (whether in cash or property or the vesting of property), as a result of the execution of this Agreement or the consummation of the Transactions, by any current or former employee, director or individual service provider under any MDC Benefit Plan or otherwise would not be deductible by MDC or any MDC Subsidiary by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 4.14            Taxes. Except as to matters that would not reasonably be expected to have an MDC Material Adverse Effect:

(a)             MDC and each of its Subsidiaries (i) has timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it under applicable Law, and all such Tax Returns are true, correct and complete and (ii) has timely paid (or has had timely paid on its behalf) to the appropriate Governmental Entity all Taxes required to be paid by it, except for those Taxes being contested in good faith or for which adequate reserves have been established in the financial statements of MDC in accordance with GAAP.

(b)             MDC and each of its Subsidiaries has (i) withheld and paid all Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, former employee, creditor, customer, supplier, seller or other third party and (ii) complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(c)             No claim has ever been made by a Governmental Entity in any jurisdiction where MDC or any of its Subsidiaries does not file Tax Returns or pay Taxes that MDC or such Subsidiary is required to file Tax Returns or pay Taxes in such jurisdiction, other than a claim that has been finally resolved.

(d)             There are no audits, disputes, or administrative or judicial proceedings ongoing or pending, or claims asserted in writing, in respect of unpaid Taxes of MDC or any of its Subsidiaries, other than any claim that has been resolved. No deficiency for any Taxes has been assessed or proposed or asserted in writing against MDC or any of its Subsidiaries that has not been resolved and paid in full.

(e)             There are no Liens (other than Permitted Liens) for unpaid Taxes upon any of the assets of MDC or any of its Subsidiaries.

(f)              Neither MDC nor any of its Subsidiaries is party to any agreement, the principal purpose of which is the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among one or more of MDC and its Subsidiaries. Neither MDC nor any of its Subsidiaries has any liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than MDC or one of its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as transferee or successor. Neither MDC nor any of its Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income or franchise Tax Return (other than a group the common parent of which is Maxxcom, or after the Redomiciliation, MDC or New MDC, or for which the statute of limitations on collection of the relevant Tax has expired).

(g)             Neither MDC nor any of its Subsidiaries has engaged in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)             Neither MDC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law); (E) a change in the method of accounting for a period ending prior to or including the Closing Date; or (F) an election pursuant to Section 965(h) of the Code.

(i)              During the period beginning two (2) years before the date hereof, neither MDC nor any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(j)              No MDC Subsidiary has filed an election under Treasury Regulations Section 301.9100-22 to apply the Partnership Audit Rules to taxable years that begin prior to December 31, 2017.

(k)             Neither MDC nor any MDC Subsidiary has deferred any payroll Taxes pursuant to the CARES Act or are the beneficiaries of any other COVID-19 related tax deferral relief of any U.S. state and local Governmental Entities.

(l)              Neither MDC nor any MDC Subsidiary has incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.

(m)            There are no circumstances which exist and would result in, or which have existed and resulted in, section 17 of the Canadian Tax Act applying to MDC or any of its Subsidiaries.

(n)             The shares of capital stock of MDC are not “taxable Canadian property” (as defined in the Canadian Tax Act).

Section 4.15            Environmental Matters. Except as to matters that would not reasonably be expected to have an MDC Material Adverse Effect:

(a)             MDC and each MDC Subsidiary is, and for the past three (3) years has been, in compliance with all applicable orders of any court, Governmental Entity or arbitration board or tribunal and all applicable federal, state, local and foreign or international Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”);

(b)             MDC and each MDC Subsidiary are in possession of all permits, approvals, licenses and other authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) and are in compliance with the terms and conditions thereof, and such Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Transactions;

(c)                None of MDC or any MDC Subsidiary has entered into any consent decree under any Environmental Law;

(d)               There are no Environmental Claims that are pending or, to the knowledge of MDC, threatened against MDC or any MDC Subsidiary or, to the knowledge of MDC, against any Person or entity whose liability for any Environmental Claim any of MDC or the MDC Subsidiaries has or may have retained or assumed either contractually or by operation of Law. “Environmental Claim” means any material action, claim, demand or notice alleging liability or noncompliance with or seeking investigation or remediation of Hazardous Materials under applicable Environmental Law;

(e)                To the knowledge of MDC, there are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against MDC or any of the MDC Subsidiaries or against any Person whose liability for any Environmental Claim any of MDC or the MDC Subsidiaries has or may have retained or assumed either contractually or by operation of Law. “Hazardous Material” means (i) any substance that is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes or radon gas or (ii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or words of similar import under any Environmental Laws. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment; and

(f)                 MDC has delivered to, or has otherwise made available for inspection by Stagwell, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of MDC or any MDC Subsidiary related to environmental, health or safety matters or Hazardous Materials.

Section 4.16               Compliance with Laws. Except for non-compliance as would not reasonably be expected to have an MDC Material Adverse Effect: (a) MDC and the MDC Subsidiaries are, and for the three (3) years prior to the date hereof have been, in compliance with all applicable Laws; and (b) during the three (3) year period prior to the date hereof, no written notice, charge, claim, action or assertion has been received by MDC or any MDC Subsidiary or, to MDC’s knowledge, filed, commenced or threatened in writing against MDC or any MDC Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such Laws with respect to MDC or the MDC Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect would not reasonably be expected to have an MDC Material Adverse Effect.

Section 4.17               Title to Properties.

(a)                Neither MDC not any MDC Subsidiary owns any real property.

(b)               Section 4.17(b) of the MDC Disclosure Letter sets forth an accurate and complete list of each real property lease, sublease, license or occupancy Contract pursuant to which MDC or any MDC Subsidiary leases, subleases, licenses or occupies real property (such properties, the “MDC Leased Real Property,” and such Contracts, the “MDC Leases”). To the knowledge of MDC, all buildings, structures and improvements located on such MDC Leased Real Property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by MDC and the MDC Subsidiaries’ business. To the knowledge of MDC, MDC or an MDC Subsidiary has a valid and binding leasehold interest in each parcel of MDC Leased Real Property, free and clear of any material Liens, other than Permitted Liens. To the knowledge of MDC, neither MDC nor any MDC Subsidiary has subleased, licensed or otherwise granted to a third party any material right to use or occupy all or any portion of the MDC Leased Real Property.

(c)                MDC or an MDC Subsidiary has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of MDC and the MDC Subsidiaries, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have an MDC Material Adverse Effect, in each case free and clear of any Liens, other than Permitted Liens.

Section 4.18               Intellectual Property.

(a)                Except as would not reasonably be expected to have an MDC Material Adverse Effect, to the knowledge of MDC, MDC and the MDC Subsidiaries own or possess licenses or other valid rights to use all Intellectual Property necessary to carry on their respective businesses as currently conducted. Except as would not reasonably be expected to have an MDC Material Adverse Effect, to the knowledge of MDC, the conduct of the businesses of MDC and the MDC Subsidiaries does not, and immediately following the Closing, will not, materially infringe, misappropriate or otherwise violate, and has not since January 1, 2018, materially infringed, misappropriated or otherwise violated, the Intellectual Property, moral rights or publicity rights (or other rights to use the names, likeness, signature, image, voice, personality or biographical information) of others, and, to the knowledge of MDC, no third party is infringing or, since January 1, 2018, has infringed the Intellectual Property owned or claimed to be owned by MDC or the MDC Subsidiaries (“MDC Intellectual Property”). None of MDC or the MDC Subsidiaries has received any notice from any Person claiming that MDC, such MDC Subsidiary, the conduct of the businesses of MDC or any MDC Subsidiary or any product or service of MDC or any MDC Subsidiary, as applicable, infringes, violates or misappropriates any Intellectual Property, moral rights or publicity rights (or other rights to use the names, likeness, signature, image, voice, personality or biographical information).

(b)                Section 4.18(b) of the MDC Disclosure Letter lists (i) all (A) material registered, issued or filed MDC Intellectual Property and (B) material unregistered trademarks included in the MDC Intellectual Property; and (ii) any challenges to the validity, enforceability or ownership of any of the material MDC Intellectual Property, including Proceedings before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which MDC or an MDC Subsidiary is or was, since January 1, 2018, a party and in which claims are or were raised relating to the validity, enforceability or ownership of any of the material MDC Intellectual Property (other than ordinary course Proceedings relating to any filed but not yet registered or issued MDC Intellectual Property to which solely the Governmental Entity and MDC or an MDC Subsidiary are or were parties).

(c)               Except as would not reasonably be expected to have an MDC Material Adverse Effect, MDC or an MDC Subsidiary is the sole and exclusive owner of each item of MDC Intellectual Property, free and clear of any Liens other than Permitted Liens, and, to the knowledge of MDC, except as would not reasonably be expected to have an MDC Material Adverse Effect, MDC or an MDC Subsidiary has registered its acquisition or ownership of each item of registered, issued or applied-for MDC Intellectual Property in its name with the United States Patent and Trademark Office or the applicable equivalent authority anywhere in the world. To the knowledge of MDC, none of MDC or the MDC Subsidiaries has (i) granted any exclusive license with respect to any material MDC Intellectual Property to any other Person, (ii) transferred or assigned any material MDC Intellectual Property to any Person, (iii) granted to any Person any option to any of the foregoing, or (iv) done any act or failed to take any action that could cause the rights of MDC or the MDC Subsidiaries in any MDC Intellectual Property to enter into the public domain other than in the ordinary course of business consistent with past practice.

(d)               Except as would not reasonably be expected to have an MDC Material Adverse Effect, each (i) current and former employee of MDC or the MDC Subsidiaries, (ii) current and former consultant or contractor of MDC or the MDC Subsidiaries, and (iii) other Person, in each case who has been involved in the creation, invention or development of Intellectual Property for or on behalf of MDC or the MDC Subsidiaries that does not vest initially in MDC or an MDC Subsidiary by operation of law, has executed a binding, valid and enforceable Contract with MDC or the applicable MDC Subsidiary that conveys to MDC or the applicable MDC Subsidiary any and all of such Person’s right, title and interest in and to, such Intellectual Property. To the knowledge of MDC, since January 1, 2018, no Person has made, or threatened to make, any right, claim, interest or option (including the right to further remuneration or consideration) with respect to any such material Intellectual Property.

(e)                Except as would not reasonably be expected to have an MDC Material Adverse Effect, to the knowledge of MDC, with respect to each item of registered, issued or applied-for MDC Intellectual Property, (i) all necessary application, registration, maintenance and renewal fees have been timely paid to, and all necessary documents and certificates have been timely filed with, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property rights; and (ii) each such item is subsisting, and except with respect to applications, valid and enforceable.

(f)                MDC and the MDC Subsidiaries have taken commercially reasonable measures to preserve and maintain the confidentiality of, and otherwise protect against the misuse or misappropriation of, all material MDC-Related Confidential Information. Except as would not reasonably be expected to have an MDC Material Adverse Effect, to MDC’s knowledge, since January 1, 2018, there has been no unauthorized disclosure, misappropriation or loss of any MDC-Related Confidential Information.

Section 4.19               Privacy and Data Security.

(a)                Except as would not reasonably be expected to have an MDC Material Adverse Effect, MDC and the MDC Subsidiaries, and to the knowledge of MDC, all third Persons Processing Personal Data for or on behalf of MDC or any of the MDC Subsidiaries, are in compliance and, since January 1, 2018, have been in compliance with all Data Protection Laws applicable to the operations of MDC and the MDC Subsidiaries and all MDC Data Protection Commitments, in each case in all material respects.

(b)                No investigation or material claim relating to MDC or the MDC Subsidiaries’ Processing of Personal Data, or relating to MDC or the MDC Subsidiaries’ compliance with Data Protection Laws applicable to the operations of MDC and the MDC Subsidiaries or MDC Data Protection Commitments, is being, or since January 1, 2018 was, made, conducted, prosecuted, litigated, or, to the knowledge of MDC, threatened by any Governmental Entity or third party.

(c)                To the knowledge of MDC, the execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Data Protection Laws applicable to the operations of MDC and the MDC Subsidiaries or MDC Data Protection Commitments.

(d)               MDC and the MDC Subsidiaries have implemented reasonable, and otherwise in accordance with Laws applicable to the operations of MDC and the MDC Subsidiaries, technical, physical, and organizational measures designed to preserve the availability, proper functioning, security and integrity of the MDC IT Systems and MDC-Related Confidential Information, and to respond to any MDC IT or Security Incidents. The MDC IT Systems are adequate for MDC and the MDC Subsidiaries to operate their business as currently conducted in all material respects.

(e)                Except as would not reasonably be expected to have an MDC Material Adverse Effect, since January 1, 2018, to the knowledge of MDC, neither MDC nor any MDC Subsidiary has experienced any material MDC IT or Security Incident.

(f)                 Except as would not reasonably be expected to have an MDC Material Adverse Effect, MDC and the MDC Subsidiaries have established and maintain reasonable data backup and disaster recovery plans for the MDC IT Systems of a scope consistent in all material respects with all applicable industry standards.

Section 4.20               Insurance. Except as would not reasonably be expected to have an MDC Material Adverse Effect, all insurance policies maintained by MDC and the MDC Subsidiaries, including fire and casualty, general liability, cybersecurity, workers’ compensation and employer liability, directors and officers and other liability policies are in full force and effect and provide a level of coverage that is reasonably customary in comparison to coverage carried by companies in similar lines of business as MDC and the MDC Subsidiaries. As of the date hereof, there is no pending claim against such insurance policies by or in respect of MDC or any MDC Subsidiary as to which the insurers have denied coverage. Except as would not reasonably be expected to have an MDC Material Adverse Effect, neither MDC nor any MDC Subsidiary is in breach or default under any such insurance policy, and neither MDC nor any MDC Subsidiary has taken any action or failed to take any action which (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the material insurance policies of MDC and the MDC Subsidiaries.

Section 4.21               Material Contracts.

(a)                Except for this Agreement and any agreements filed by MDC with the SEC, Section 4.21(a) of the MDC Disclosure Letter sets forth a correct and complete list of each of the following Contracts to which, as of the date hereof, MDC or any MDC Subsidiary is a party or by which MDC or any MDC Subsidiary or any of their respective assets is bound (each such Contract set forth or required to be set forth on the MDC Disclosure Letter, an “MDC Material Contract”):

(i)                 any “material contract” (as such term is defined in Item 601 (b)(10) of Regulation S-K of the SEC);

(ii)               any partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a Subsidiary) that is material to MDC and the MDC Subsidiaries, taken as a whole;

(iii)             except for (A) intercompany transactions among MDC and the MDC Subsidiaries in the ordinary course of business consistent with past practices and (B) the MDC Credit Agreement and any security documents related thereto, any Contract relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreement, in each case in excess of $5,000,000 or that creates a Lien other than a Permitted Lien on any material asset of MDC or any MDC Subsidiary;

(iv)             other than any partnership, joint venture or similar arrangement, any Contract that materially limits or purports to materially limit the ability of MDC and the MDC Subsidiaries, taken as a whole, to compete or engage in any line of business, in any geographic area or with any Person;

(v)               except for intercompany transactions among MDC and the MDC Subsidiaries in the ordinary course of business consistent with past practices and any security documents related to the MDC Credit Agreement that will be released in connection with the Closing, any Contract that includes a license, sublicense or other grant of rights under any Intellectual Property or other intangible asset (whether as a licensor or a licensee) and contains (A) a payment of $5,000,000 or more per year or (B) a grant of exclusive rights under material Intellectual Property;

(vi)              any Contract entered into since January 1, 2018 relating to the sale of any of the assets or properties of MDC or any MDC Subsidiary in excess of $5,000,000, other than (A) those in respect of which the sale transaction has previously closed, are so reflected on MDC’s financial statements, and do not provide for any continuing material obligations on the part of MDC or any MDC Subsidiary, or (B) relate to an intercompany transaction among MDC and the MDC Subsidiaries in the ordinary course of business consistent with past practices;

(vii)             any Contract entered into since January 1, 2018 relating to the acquisition by MDC or any MDC Subsidiary of any assets or the capital stock of any other Person in excess of $5,000,000, other than those in respect of which the acquisition has previously closed, are so reflected on MDC’s financial statements and do not provide for any continuing material obligations on the part of MDC or any MDC Subsidiary;

(viii)           with respect to an MDC Stock Plan, MDC Incentive Award or MDC Benefit Plan, any Contract that provides for an increase in, or acceleration of the vesting of any, benefits as a result of the occurrence of any of the Transactions;

(ix)              any Contract (other than an MDC Benefit Plan) under which the Transactions would trigger any change of control, any right of termination, cancellation or amendment, or any acceleration of any obligation or loss of a benefit;

(x)               any Contract that requires aggregate annual payments by or to MDC or any MDC Subsidiary in excess of $10,000,000 or aggregate payments by or to MDC or any MDC Subsidiary in excess of $10,000,000, other than as set forth in clause (xiv) of this Section 4.21(a);

(xi)              any Contract that contains (A) exclusivity or similar provisions, (B) non-solicitation provisions, or (C) “most favored nation” provisions, in each case that would limit in any material respect, following the Closing, MDC and the MDC Subsidiaries, taken as a whole, from engaging in their businesses;

(xii)             any Contract involving any resolution or settlement of any actual or threatened legal proceeding before a Governmental Entity or that provides for any injunctive or other non-monetary relief or grants a material release;

(xiii)            any Contract with any Governmental Entity; and

(xiv)            any Contract with an MDC Material Customer or an MDC Material Supplier that involves aggregate payments by or to MDC or any MDC Subsidiary in excess of $1,000,000 during the fiscal year ended December 31, 2019.

(b)                MDC has made available to Stagwell correct and complete copies of each MDC Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each MDC Material Contract is valid and binding on MDC or an MDC Subsidiary, as the case may be, and, to the knowledge of MDC, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have an MDC Material Adverse Effect. Neither MDC nor any MDC Subsidiary, nor, to MDC’s knowledge, any counterparty to any MDC Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any MDC Material Contract, except in each case for those violations and defaults which would not reasonably be expected to have an MDC Material Adverse Effect.

Section 4.22              Customers and Suppliers. Section 4.22(a) of the MDC Disclosure Letter sets forth a correct and complete list of the top fifteen (15) third-party customers (by annual revenue) of MDC and the MDC Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2019 (collectively, the “MDC Material Customers”) and the amount of consideration paid to MDC and the MDC Subsidiaries by each MDC Material Customer during such fiscal year period.). Section 4.22(b) of the MDC Disclosure Letter sets forth a correct and complete list of the top ten (10) third-party suppliers (by annual expenditure) of MDC and the MDC Subsidiaries for the fiscal year ended December 31, 2019 (collectively, the “MDC Material Suppliers”) and the amount of consideration paid to each MDC Material Supplier by MDC and the MDC Subsidiaries during such fiscal year period. Since January 1, 2019 through the date of this Agreement: (i) no MDC Material Customer or MDC Material Supplier has canceled or otherwise terminated its relationship with MDC or any MDC Subsidiary except as would not reasonably be expected to be material to the business of MDC and the MDC Subsidiaries, taken as a whole, and (ii) to the knowledge of MDC, no MDC Material Customer or MDC Material Supplier has threatened to cancel or otherwise terminate its relationship with MDC or any MDC Subsidiary or its usage of the services of MDC or any MDC Subsidiary, except as would not reasonably be expected to be material to the business of MDC and the MDC Subsidiaries, taken as a whole.

Section 4.23               Certain Business Practices.

(a)               As of the date hereof, none of MDC, any MDC Subsidiary, or any director (or other comparable position), officer, employee, affiliate or agent of the same (acting in such capacity), is in material violation of or has for the three (3) years prior to the date hereof materially violated any applicable Law, or, to the knowledge of MDC, is under investigation or the subject of any inquiry, litigation or administrative or enforcement proceedings with respect to or been threatened to be charged with or given notice of any violation of, any applicable Law, has received a subpoena relating to an investigation or allegations of the same, or is aware of any conduct that could reasonably give rise to any investigation, inquiry, litigation or administrative or enforcement proceeding relating to alleged violations of applicable Law at this time or any time in the future. As of the date hereof, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against MDC or any MDC Subsidiary, or any director (or other comparable position), officer, employee or agent of the same (acting in such capacity).

(b)                Neither MDC nor any MDC Subsidiaries, nor any director (or other comparable position), officer, employee, affiliate or agent of the same (acting in such capacity) in connection with the business activities of MDC or any of the MDC Subsidiaries, has, in any material respect, directly or indirectly:

(i)               made, authorized, offered, or promised any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment of value, regardless of form, whether in money, property, or services, to any Official or other Person in violation of any Anti-Bribery Law;

(ii)              used any MDC or MDC Subsidiary funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity;

(iii)             established or maintained any unlawful or hidden fund of monies or other assets of MDC or any MDC Subsidiary; or

(iv)             made, promised or authorized any fraudulent entry on the books or records of MDC or any MDC Subsidiary.

(c)                MDC and each of the MDC Subsidiaries maintains books, records, and accounts that are readily accessible and available and that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances of the same, including that:

(i)                 its transactions are executed, and its funds are expended only in accordance with its management’s authorization;

(ii)               its transactions are recorded as necessary to permit preparation of its financial statements in conformity with the GAAP;

(iii)             access to its assets is permitted only in accordance with its management’s authorization; and

(iv)             its accounting for assets is compared with existing assets at reasonable intervals and action is taken with respect to any differences

(d)               The operations of MDC and the MDC Subsidiaries are conducted in compliance in all material respects with all applicable Export Laws and anti-money laundering laws. Neither MDC nor any of the MDC Subsidiaries, nor any director (or other comparable position), officer, employee, affiliate or agent of the same, or holders of more than ten percent (10%) of the equity interests in the same (i) is a Sanctioned Person, or (ii) engages in any dealings or transactions with any Sanctioned Person on behalf of MDC or the MDC Subsidiaries in violation of Export Laws.

Section 4.24              Affiliate Transactions. No officer or director of MDC, or to the knowledge of MDC, no holder of 10% or more of the equity interests in MDC or any MDC Subsidiary and, to the knowledge of MDC, no immediate family member of any of such Persons, or, to the knowledge of MDC, any trust, partnership or corporation in which any of such Persons has or has had an interest is a party to any Contract (other than an MDC Benefit Plan) to which MDC or any MDC Subsidiary is a party or any of its properties or assets are bound.

Section 4.25              Competition Act. MDC and its Affiliates do not have assets in Canada that exceed $200 million or gross revenues from sales in, from or into Canada that exceed $200 million, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

Section 4.26              No Additional Representations. Except for the representations and warranties contained in Article 5, MDC acknowledges that neither Stagwell nor any other Person on behalf of Stagwell makes any other express or implied representation or warranty with respect to Stagwell or any of their respective Affiliates or with respect to any other information provided to MDC in connection with this Agreement or the Transactions. MDC expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 5, whether express or implied.

Article 5
REPRESENTATIONS AND WARRANTIES OF STAGWELL

Except as set forth in the correspondingly numbered sections of the disclosure letter delivered by Stagwell to MDC at or prior to the execution and delivery of this Agreement (the “Stagwell Disclosure Letter”), but subject to Section 11.12, Stagwell represents and warrants to MDC, New MDC and Merger Sub as follows:

Section 5.01               Organization, Good Standing and Qualification.

(a)                Each of Stagwell and the Stagwell Subject Entities is a corporation, limited liability company, limited partnership, partnership or other entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite entity power and authority to own, operate and lease its properties and assets in the manner in which its properties and assets are currently owned, operated and leased and to carry on its business as now conducted.

(b)                Each of Stagwell and the Stagwell Subject Entities is duly qualified and/or licensed, as may be required, to do business and in good standing (where applicable or recognized) in each of the jurisdictions in which the nature of its business or the character of its owned, leased or used properties makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, or prevent, materially delay or materially impair the ability of Stagwell to timely consummate the Transactions.

(c)                Stagwell has made available to MDC complete and correct copies of each Stagwell Subject Entity’s certificate of incorporation and by-laws or comparable governing documents (the agreements so made available, the “Stagwell Organizational Documents”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect, and no such Stagwell Subject Entity is in violation in any material respect of any of the provisions thereof.

Section 5.02               Capitalization.

(a)                Immediately prior to the Closing, the issued and outstanding equity capital of SMGH will consist of one (1) ownership interest held by Stagwell and there will be no other outstanding equity interests (including any options, warrants or other forms of derivative equity interests) or other voting or economic interests of SMGH outstanding as of immediately prior to the Closing. Section 5.02(a) of the Stagwell Disclosure Letter sets forth a true, correct and complete list of the Stagwell Incentive Awards as of the date hereof, including, with respect to each such award, the applicable Stagwell Subject Entity to which such award relates, the name of the holder thereof, the number of units subject to each such award and the vesting schedule (including any performance conditions) thereof.

(b)                The SMGH Interest and all outstanding capital stock and other interests of the other Stagwell Subject Entities are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. All of the shares of capital stock and other interests described in this Section 5.02(b) were issued in material compliance with applicable Laws (including securities Laws).

(c)                Except as set forth in this Section 5.02, SMGH has not issued any securities, the holders of which have the right to vote with the equity holders of SMGH on any matter.

(d)                There are no existing options, units, warrants, calls, pre-emptive (or similar) rights, subscriptions, phantom stock, phantom rights, stock appreciation rights, restricted stock, restricted stock units, incentive units, earn-in credits or any other equity or equity-based compensation or any other rights, Contracts, arrangements or commitments of any kind (including shareholders agreements, voting trusts or similar Contracts) relating to any equity interests of SMGH or any other Stagwell Subject Entity or obligating SMGH or any other Stagwell Subject Entity to issue, transfer or sell, or cause to be issued, transferred or sold, any equity interests of such Stagwell Subject Entity or any securities convertible into or exchangeable for such equity interests or similar profit participation rights, and there are no current outstanding contractual obligations of SMGH or any other Stagwell Subject Entity to repurchase, redeem or otherwise acquire any of its equity interests or any securities convertible into or exchangeable for such equity interests or similar profit participation rights, in each case other than in relation to obligations under Stagwell Incentive Awards.

(e)               Stagwell has made available to MDC true and complete copies of all Stagwell Incentive Plans covering the Stagwell Incentive Awards outstanding as of the date hereof, the forms of all award agreements evidencing such Stagwell Incentive Awards (and any other award agreement to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply).

Section 5.03               Authorization; No Conflict.

(a)                Stagwell has the requisite partnership power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement by Stagwell, the performance by Stagwell of its obligations hereunder and the consummation by Stagwell of the Transactions have been duly and validly approved by the Stagwell Group, in its capacity as the sole general partner of Stagwell, and no other partnership or other action on the part of Stagwell is necessary to authorize the execution, delivery and performance of this Agreement by Stagwell and the consummation by Stagwell of the Transactions.

(b)               This Agreement has been duly executed and delivered by Stagwell and, assuming due authorization, execution and delivery by MDC, New MDC and Merger Sub, constitutes a valid and binding obligation of Stagwell, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)               None of the execution and delivery of this Agreement by Stagwell, the consummation by Stagwell of the Transactions or compliance by Stagwell with any of the provisions herein will (i) result in a violation or breach of or conflict with the limited partnership agreement of Stagwell or the Stagwell Organizational Documents, (ii) (A) result in a violation or breach of or conflict with any provisions of, (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (C) result in the termination or cancellation of, give rise to a right of purchase under, (D) accelerate the performance required by Stagwell or any Stagwell Subject Entity under, (E) result in a right of termination or acceleration under, (F) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by Stagwell or any Stagwell Subject Entity under, (G) result in being declared void, voidable, or without further binding effect under, any of the terms, conditions or provisions of, any Contract to which Stagwell or any of the Stagwell Subject Entity is a party or by which Stagwell or any Stagwell Subject Entity or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.03(d), violate any Laws applicable to Stagwell or any Stagwell Subject Entity or any of their respective properties or assets, other than any such event described in clause (i) (only with respect to a Stagwell Subject Entity), (ii) or (iii) which would not reasonably be expected to have a Stagwell Material Adverse Effect or prevent, materially delay or materially impair the ability of Stagwell to timely consummate the Transactions.

(d)                Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act or the Investment Canada Act, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Stagwell of this Agreement or the consummation by Stagwell of the Transactions.

Section 5.04            Subsidiaries.

(a)                Section 5.04(a) of the Stagwell Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) Stagwell Subject Entity, (ii) entity (other than the Stagwell Subject Entities) in which any Stagwell Subject Entity owns any interest, and (iii) SMGH’s percentage aggregate direct or indirect record and beneficial ownership of each such Stagwell Subject Entity (other than SMGH) as of the date hereof.

(b)                All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, (i) each Stagwell Subject Entity (other than SMGH), and (ii) each other Person that is a legal entity in which SMGH has an equity ownership interest are duly authorized, validly issued, fully paid up and, in the case of all corporate Stagwell Subject Entities (other than SMGH), nonassessable (in jurisdictions that recognize such concepts), and such shares, securities or interests are owned by SMGH or by any other Stagwell Subject Entity free and clear of any Liens (other than Securities Liens and Credit Agreement Liens) or limitations on voting rights. Section 5.04(b) of the Stagwell Disclosure Letter sets forth a true and correct list as of the date hereof of (A) each Stagwell Subject Entity, (B) the name of each shareholder or equityholder of each Stagwell Subject Entity, (C) the percentage of shares or other equity or voting interests of each Stagwell Subject Entity owned by such holder and (D) all subscriptions, options, units, warrants, calls, rights, convertible securities, phantom stock, stock appreciation rights, or any other equity or equity-based compensation or other Contracts relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Stagwell Subject Entity.

Section 5.05            Financial Statements; Internal Controls.

(a)                Stagwell has delivered to MDC complete copies of the Stagwell Subject Entity Financial Statements. The Stagwell Subject Entity Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Stagwell Subject Entities (excluding, for all purposes, the Reputation Defender Entities) as of the dates and for the respective periods shown.

(b)                Stagwell has delivered to MDC complete copies of the Reputation Defender Entity Financial Statements. The Reputation Defender Entity Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Reputation Defender Entities as of the dates and for the respective periods shown.

(c)                Stagwell has devised and maintained systems of internal accounting controls which it has applied with respect to the Stagwell Subject Entities which systems are effective in providing reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements (including the Stagwell Subject Entity Financial Statements and the Reputation Defender Financial Statements) in accordance with GAAP, and (ii) that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (C) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (D) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There is no significant deficiency or material weakness in the system of internal accounting controls utilized by the Stagwell Subject Entities or, to the knowledge of Stagwell, fraud that involves management of the Stagwell Subject Entities or other employees or independent contractors of the Stagwell Subject Entities who have a role in the preparation of financial statements or internal accounting controls utilized by the Stagwell Subject Entities. During the past five (5) years, no director or officer of any Stagwell Subject Entity, or to the knowledge of Stagwell any non-officer employees, external auditor, external accountant or similar authorized representative of any Stagwell Subject Entity, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Stagwell Subject Entity or their respective internal accounting controls, including any complaint, allegation or claim that any Stagwell Subject Entity engaged in accounting or auditing practices that represent a violation of GAAP or GAAS.

Section 5.06            Absence of Changes. Since the Stagwell Audited Balance Sheet Date through the date hereof, (a) there has not been any Stagwell Material Adverse Effect, and no event has occurred or circumstance arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Stagwell Material Adverse Effect; (b) no Stagwell Subject Entity has taken any action, or authorized, approved, committed or agreed to take any action that, if taken between the date hereof and the Closing Date, would require MDC’s consent under Section 6.02(b); and (c) the Stagwell Subject Entities have conducted their business in the ordinary course of business consistent with past practice.

Section 5.07            Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of Stagwell, threatened against any of the Stagwell Subject Entities or any of their respective properties or assets or any director, officer or employee of any of the Stagwell Subject Entities (i) for which any of the Stagwell Subject Entities may be liable that would reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, and, in each case, to the knowledge of Stagwell, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor. As of the date hereof, there are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against any of the Stagwell Subject Entities that would reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, or prevent, materially delay or materially impair the ability of Stagwell to timely consummate the Transactions.

Section 5.08            Information Supplied.

(a)                None of the information supplied or to be supplied by Stagwell for inclusion or incorporation by reference in the Combined Proxy Statement/Prospectus will (i) as of the date of its filing, (ii) at the time it becomes effective, (iii) as of the date the Combined Proxy Statement/Prospectus is mailed to shareholders of MDC, or (iv) at the time of the meeting of shareholders of MDC to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)                The portions of the Combined Proxy Statement/Prospectus supplied by Stagwell will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Stagwell with respect to information regarding MDC or the MDC Subsidiaries incorporated by reference in the Combined Proxy Statement/Prospectus or supplied by MDC or the MDC Subsidiaries specifically for inclusion in the Combined Proxy Statement/Prospectus.

Section 5.09            No Undisclosed Liabilities. The Stagwell Subject Entities do not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of the Stagwell Subject Entities except (a) as reflected, reserved or disclosed in the Stagwell Financial Statements, (b) as incurred since December 31, 2019 in the ordinary course of business, (c) as incurred in accordance with this Agreement or in connection with the Transactions, (d) that are obligations to perform pursuant to the terms of any of the Stagwell Material Contracts, or (e) as would not be material to the Stagwell Subject Entities, taken as a whole.

Section 5.10            Broker’s Fees. No agent, broker, Person or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any Stagwell Subject Entity in connection with any of the Transactions.

Section 5.11            Financing.

(a)                Stagwell has delivered to MDC true, accurate and complete copies of (i) the Second Stagwell Credit Agreement Amendment, pursuant to which, and subject to the terms and conditions of which, the lenders party thereto have committed to lend the amounts set forth therein to Stagwell Marketing Group effective as of the Closing (such financing, the “Stagwell Revolver Financing”) and (ii) the Term Loan Credit Agreement, pursuant to which, and subject to the terms and conditions of which, the lenders party thereto have committed to lend the amounts set forth therein to Stagwell Marketing Group effective as of the Closing (such financing, the “Stagwell Term Loan Financing,” and together with the Stagwell Revolver Financing, the “Debt Financing”).

(b)                As of the date of this Agreement, (i) each of the Second Stagwell Credit Agreement Amendment and the Term Loan Credit Agreement is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and (ii) each of the Second Stagwell Credit Agreement Amendment and the Term Loan Credit Agreement, in the forms so delivered, constitute a legal, valid and binding obligation of Stagwell Marketing Group and its Subsidiaries, as applicable, and, to the knowledge of Stagwell, the other parties thereto, enforceable by and against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Other than as expressly set forth in the Second Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement, there are no other agreements, side letters, or arrangements relating to the Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement that could affect the amount, availability or conditionality of the Debt Financing.

(c)                As of the date of this Agreement, (i) no lender party to the Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement has notified Stagwell or any of its Subsidiaries of any inability to, or intention not to, satisfy its obligations under the Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement, as applicable, or not to provide any portion of the Debt Financing, (ii) assuming satisfaction of the Closing Conditions, Stagwell has no reason to believe that any of the conditions to the Second Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement will fail to be satisfied on a timely basis; and (iii) no default, event of default or drawstop event (however described) under either the Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement has occurred and there is no event or circumstance which could reasonably be expected to constitute such a default, event of default or drawstop event which would enable the relevant lenders to refuse to provide funds under either the Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement.

Section 5.12            Labor Matters. (a)No Stagwell Subject Entity (i) is a party to any collective bargaining, works council, information and consultation or other Contracts with any labor organization or union or other employee representative or organization (and no such Contract is currently being requested by, or is under discussion by management with, any employee, group of employees or others), or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision, or any similar order or decision in any jurisdiction.

(b)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, no Stagwell Subject Entity is a party or subject to any pending or, to the knowledge of Stagwell, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice charge or proceeding with respect to claims of, or obligations of, any employee or group of employees.

(c)                There are no labor unions, works council or other similar representative or organizations, representing or, to Stagwell’s knowledge, purporting to represent any employees of the Stagwell Subject Entities and no Stagwell Subject Entity has received any notice that any labor representation request is pending or is threatened with respect to any employees of the Stagwell Subject Entities. No Stagwell Subject Entity is subject to any pending or, to the knowledge of Stagwell, threatened, strikes, slowdowns, lockouts, walkouts, work stoppages or any other industrial action in any jurisdiction.

(d)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, the Stagwell Subject Entities are, and during the last five (5) years have been, in compliance with all applicable foreign, federal, state and local Laws respecting labor, employment and employment practices, including terms and conditions of employment, wages and hours, holiday pay, discrimination, equal pay, disability, workers compensation, wrongful discharge, immigration and occupational safety and health, and there are no claims, suits, disputes, actions, grievances, audits or investigations or disciplinary actions by any Governmental Entity or any current or former employee, director, or individual independent contractor of the Stagwell Subject Entities pending or, to the knowledge of Stagwell, threatened against any Stagwell Subject Entity with respect to the employment or termination of any employee or individual independent contractor of the Stagwell Subject Entities (including with respect to any of the topics referenced in this Section 5.12(d)). Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, all individuals who perform or have performed services for the Stagwell Subject Entities have been properly classified under applicable Law as employees or independent contractors to the extent applicable, and, for employees, as an “exempt” or “nonexempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law) to the extent applicable. None of the Stagwell Subject Entities maintains any leased employees.

(e)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, to the knowledge of Stagwell, in the last five (5) years, no allegations, claims or reports of sexual or other unlawful harassment or discrimination or retaliation have been made against (i) any officer or other key employee of any Stagwell Subject Entity or (ii) any employee of the Stagwell Subject Entities who is currently at a level of Vice President or above.

(f)                 Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, no Stagwell Subject Entity has, during the last three (3) years, effectuated a “plant closing” or “mass layoff” (each as defined in WARN or any similar concept under applicable Laws) that would trigger a notice requirement under WARN or to any Governmental Entity, or taken any other action that would trigger a notice requirement under any similar state or local Law and no layoffs that could implicate any such applicable Laws are currently contemplated by Stagwell.

(g)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, each Stagwell Subject Entity (i) is and at all relevant times has been in compliance with COVID-19 related safety and health Laws and guidance issued and enforced by OSHA and the applicable foreign, federal, state or local Governmental Entity, and with the paid and unpaid leave requirements of the Families First Coronavirus Response Act and any similar Laws in other jurisdictions; and (ii) to the extent any Stagwell Subject Entity has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act or any similar Laws in other jurisdictions, such Stagwell Subject Entity has taken commercially reasonable efforts to obtain and retain all material documentation required to substantiate eligibility for the relevant leave and for sick leave or family leave tax credits pursuant to applicable Law to the extent the time limit to obtain or receive such substantiation has not lapsed. To the extent Stagwell has knowledge of any Stagwell Subject Entity employees or independent contractors who have tested positive for COVID-19, such Stagwell Subject Entity has taken commercially reasonable efforts to take all material precautions required under applicable Law with respect to such employees and independent contractors. The Stagwell Subject Entities have used commercially reasonable efforts to document any such diagnosis to the extent required by laws of OSHA or other applicable Law.

Section 5.13            Benefit Plans.

(a)                Section 5.13(a) of the Stagwell Disclosure Letter contains a true, complete and correct list of each material Stagwell Benefit Plan.

(b)                Each Stagwell Benefit Plan has been established, operated, maintained, funded and administered (i) in compliance in all material respects with all applicable Laws, orders, statutes, regulations and rules issued by a Governmental Entity, including ERISA and the Code, and with any Contract entered into with a union, works council or labor representative or organization and (ii) in accordance with its terms.

(c)                With respect to each material Stagwell Benefit Plan, Stagwell has made available to MDC copies, to the extent applicable, of: (i) the current plan and trust documents and the most recent summary plan description and any material modifications with respect thereto and, with respect to any unwritten Stagwell Benefit Plan, a written summary of such Stagwell Benefit Plan, (ii) all amendments thereto, (iii) the three most recent annual reports (Form 5500 series), (iv) the most recent financial statements, (v) the most recent Internal Revenue Service determination letter or opinion letter, (vi) all non-routine, written communications with respect thereto and (vii) any comparable documents with respect to Stagwell Non-US Plans that are required to be prepared or filed under the applicable Laws of a non-U.S. jurisdiction.

(d)                No Stagwell Subject Entity or any of their respective ERISA Affiliates has ever maintained or contributed to (or been obligated to contribute to): (i) a benefit plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code.

(e)                Each Stagwell Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status, and to the knowledge of Stagwell, no facts or circumstances exist that have jeopardized or would reasonably be expected to jeopardize the qualification of such Stagwell Benefit Plan.

(f)                 Each Stagwell Benefit Plan that is required to be registered or approved by a foreign Governmental Entity or subject to the Laws of a jurisdiction outside of the United States or that is otherwise maintained for the benefit of current or former employees or dependents thereof who perform services or who are employed outside of the United States (each a “Stagwell Non-US Plan”), has if required been registered with, or approved by, and has been maintained in all material respects in good standing with such Governmental Entity, and in all cases has been maintained in all material respects in compliance with applicable Law and its plan, policy and trust documents. With respect to each Stagwell Non-US Plan, the fair market value of the assets of such funded Stagwell Non-US Plan, the liability of each insurer for such Stagwell Non-US Plan funded through insurance or the book reserve established for such Stagwell Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Stagwell Non-US Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Stagwell Non-US Plan, and the transactions contemplated hereby shall not cause such assets or insurance obligations to be less than such benefit obligations. If intended to qualify for special Tax or other treatment, such Stagwell Non-US Plan satisfies all requirements for such treatment.

(g)                None of the Stagwell Subject Entities is or has at any time been an “employer” (for the purpose of sections 38 to 51 of the United Kingdom Pensions Act 2004) of a UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), or “connected” with or an “associate” (as those terms are used in the United Kingdom Pensions Act 2004) of such an employer. None of the Stagwell Subject Entities maintains or contributes to any plan or arrangement that is a “multi-employer scheme” as defined in section 75A of the UK Pensions Act 1995. No contribution notice or financial support direction has been issued by the UK Pensions Regulator under sections 38 or 43 of the UK Pensions Act 2004 against any of the Stagwell Subject Entities and there is no fact or circumstance which may give rise to any such direction or notice to or in respect of any of the Stagwell Subject Entities nor any of their Affiliates or to MDC or any of its Affiliates. None of the Stagwell Subject Entities nor any of their Affiliates has been notified that it is liable for a debt arising or payable under a Section 75 Debt and neither the execution and delivery of this Agreement nor the performance of the transactions contemplated by this Agreement will or may (in either case, either alone or upon the occurrence of any additional or subsequent events) result in any Section 75 Debt arising or becoming payable by MDC, any of the Stagwell Subject Entities or any other Person.

(h)                All contributions required to be made prior to the date hereof with respect to any Stagwell Benefit Plan by applicable Law, any order or any Stagwell Benefit Plan document or other contractual undertaking, and all premiums due or payable prior to the date hereof with respect to any insurance policy funding any Stagwell Benefit Plan have been timely made or properly accrued in accordance with GAAP.

(i)                 There are no pending or, to the knowledge of Stagwell, threatened material Proceedings by or on behalf of any Stagwell Benefit Plan, any employee or beneficiary covered under any Stagwell Benefit Plan, any Governmental Entity involving any Stagwell Benefit Plan, or otherwise involving any Stagwell Benefit Plan (other than routine claims for benefits). No Stagwell Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Entity, in any jurisdiction, nor is any such audit or investigation pending or, to the knowledge of Stagwell, threatened.

(j)                 No Stagwell Benefit Plan provides post-employment welfare benefits, including life insurance, death or medical benefits, beyond termination of service or retirement for any participant, or any spouse, dependent or beneficiary of a participant except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or any other similar applicable Law).

(k)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, each Stagwell Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained and operated in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any current or former employee of any Stagwell Subject Entity, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any current or former employee, director or other service provider of any Stagwell Subject Entity, in each case as a result of a failure to comply with Section 409A of the Code. No employee, director or other service provider of any Stagwell Subject Entity is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(l)                 Neither the execution nor delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event whether contingent or otherwise) will: (i) accelerate the time of payment or vesting of any compensation or benefit, or trigger any funding of benefits under any Stagwell Benefit Plan or otherwise; (ii) entitle any current or former employee, director or other service provider to any payment, compensation or benefit or increase in compensation or benefits under any Stagwell Benefit Plan or otherwise; or (iii) result in any breach or violation of or default under or limit any right to amend, modify or terminate any Stagwell Benefit Plan.

(m)              No amount that will be received (whether in cash or property or the vesting of property), as a result of the execution of this Agreement or the consummation of the Transactions, by any current or former employee, director or individual service provider under any Stagwell Benefit Plan or otherwise would not be deductible by any Stagwell Subject Entity by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 5.14            Taxes.

(a)                (i) All material Tax Returns required by Law to be filed by a Stagwell Subject Entity (or in which a Stagwell Subject Entity is required to be included) have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes with respect to each Stagwell Subject Entity have been timely paid to the appropriate Governmental Entity and each Stagwell Subject Entity has timely paid (or has had timely paid on its behalf) all material Taxes required to be paid by it, except for those Taxes being contested in good faith or for which adequate reserves have been established in the financial statements of the Stagwell Subject Entities in accordance with GAAP.

(b)                The Stagwell Subject Entities have (i) withheld and paid all material Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, former employee, creditor, customer, supplier, seller or other third party and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(c)                No claim has ever been made by a Governmental Entity in any jurisdiction where a Stagwell Subject Entity does not file Tax Returns or pay Taxes that such Stagwell Subject Entity is required to file Tax Returns or pay Taxes in such jurisdiction, other than a claim that has been finally resolved.

(d)                There are no material audits, disputes, or administrative or judicial proceedings ongoing or pending, or claims asserted in writing, in respect of material unpaid Taxes of any Stagwell Subject Entity, other than any claim that has been resolved. No deficiency for any Taxes has been assessed or proposed or asserted in writing against any Stagwell Subject Entity that has not been resolved and paid in full.

(e)                There are no material Liens (other than Permitted Liens) for unpaid Taxes upon any of the assets of any Stagwell Subject Entity.

(f)                 No Stagwell Subject Entity is party to any material agreement, the principal purpose of which is the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among any Stagwell Subject Entities. No Stagwell Subject Entity has any liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than a Stagwell Subject Entity, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as transferee or successor, and no Stagwell Subject Entity has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income or franchise Tax Return (other than a group the common parent of which is a Stagwell Subject Entity or for which the statute of limitations on collection of the relevant Tax has expired).

(g)                No Stagwell Subject Entity has engaged in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)                No Stagwell Subject Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law); (E) a change in the method of accounting for a period ending prior to or including the Closing Date; or (F) an election pursuant to Section 965(h) of the Code.

(i)                 During the period beginning two (2) years before the date hereof, no Stagwell Subject Entity has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(j)                 No Stagwell Subject Entity has filed an election under Treasury Regulations Section 301.9100-22 to apply the Partnership Audit Rules to taxable years that begin prior to December 31, 2017.

(k)                No Stagwell Subject Entity has deferred any payroll Taxes pursuant to the CARES Act or are the beneficiaries of any other COVID-19 related tax deferral relief of any U.S. state and local Governmental Entities.

(l)                 No Stagwell Subject Entity has incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.

(m)              Section 5.14(a) of the Stagwell Disclosure Letter includes a list of each Stagwell Subject Entity together with each such Stagwell Subject Entity’s classification for U.S. federal income tax purposes.

Section 5.15            Environmental Matters. Except as to matters that would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole:

(a)                Each of the Stagwell Subject Entities is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws;

(b)                Each of the Stagwell Subject Entities is in possession of all Environmental Permits and is in compliance with the terms and conditions thereof, and such Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Transactions;

(c)                No Stagwell Subject Entity has entered into any consent decree under any Environmental Law;

(d)                There are no Environmental Claims that are pending or, to the knowledge of Stagwell, threatened against any Stagwell Subject Entity or, to the knowledge of Stagwell, against any Person or entity whose liability for any Environmental Claim any of the Stagwell Subject Entities has or may have retained or assumed either contractually or by operation of Law;

(e)                To the knowledge of Stagwell, there are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against any Stagwell Subject Entity or against any Person whose liability for any Environmental Claim any of the Stagwell Subject Entities has or may have retained or assumed either contractually or by operation of Law; and

(f)                 Stagwell has delivered to, or has otherwise made available for inspection by MDC, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of any Stagwell Subject Entity related to environmental, health or safety matters or Hazardous Materials.

Section 5.16            Compliance with Laws. Except for non-compliance as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole: (a) the Stagwell Subject Entities are, and for the three (3) years prior to the date hereof have been, in compliance with all applicable Laws; and (b) during the three (3) year period prior to the date hereof, no written notice, charge, claim, action or assertion has been received by any Stagwell Subject Entity or, to Stagwell’s knowledge, filed, commenced or threatened in writing against any Stagwell Subject Entity alleging any such non-compliance. All licenses, permits and approvals required under such Laws with respect to the Stagwell Subject Entities or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole.

Section 5.17            Title to Properties.

(a)                No Stagwell Subject Entity owns any real property.

(b)                Section 5.17(b) of the Stagwell Disclosure Letter sets forth an accurate and complete list of each real property lease, sublease, license or occupancy Contract pursuant to which any Stagwell Subject Entity leases, subleases, licenses or occupies real property (such properties, the “Stagwell Leased Real Property,” and such Contracts, the “Stagwell Leases”). To the knowledge of Stagwell, all buildings, structures and improvements located on such Stagwell Leased Real Property are in reasonably good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by the Stagwell Subject Entities’ business. To the knowledge of Stagwell, a Stagwell Subject Entity has a valid and binding leasehold interest in each parcel of Stagwell Leased Real Property, free and clear of any material Liens, other than Permitted Liens. To the knowledge of Stagwell, no Stagwell Subject Entity has subleased, licensed or otherwise granted to a third party any material right to use or occupy all or any portion of the Stagwell Leased Real Property.

(c)                A Stagwell Subject Entity has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of the Stagwell Subject Entities, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, in each case free and clear of any Liens, other than Permitted Liens.

Section 5.18            Intellectual Property.

(a)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, to the knowledge of Stagwell, the Stagwell Subject Entities own or possess licenses or other valid rights to use all Intellectual Property necessary to carry on their respective businesses as currently conducted. Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, to the knowledge of Stagwell, the conduct of the businesses of the Stagwell Subject Entities does not, and immediately following the Closing, will not, materially infringe, misappropriate or otherwise violate, and has not since January 1, 2018, materially infringed, misappropriated or otherwise violated, the Intellectual Property, moral rights or publicity rights (or other rights to use the names, likeness, signature, image, voice, personality or biographical information) of others, and, to the knowledge of Stagwell, no third party is infringing or, since January 1, 2018, has infringed the Intellectual Property owned or claimed to be owned by any Stagwell Subject Entity (“Stagwell Intellectual Property”). None of the Stagwell Subject Entities has received any notice from any Person claiming that any Stagwell Subject Entity, the conduct of the business of any Stagwell Subject Entity or any product or service of any Stagwell Subject Entity, as applicable, infringes, violates or misappropriates any Intellectual Property, moral rights or publicity rights (or other rights to use the names, likeness, signature, image, voice, personality or biographical information).

(b)                Section 5.18(b) of the Stagwell Disclosure Letter lists (i) all (A) material registered, issued or filed Stagwell Intellectual Property, (B) material unregistered trademarks included in the Stagwell Intellectual Property and (C) the Stagwell Digital Products; and (ii) any challenges to the validity, enforceability or ownership of any of the material Stagwell Intellectual Property, including Proceedings before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which a Stagwell Subject Entity is or was, since January 1, 2018, a party and in which claims are or were raised relating to the validity, enforceability or ownership of any of the material Stagwell Intellectual Property (other than ordinary course Proceedings relating to any filed but not yet registered or issued Stagwell Intellectual Property to which solely the Governmental Entity and a Stagwell Subject Entity are or were parties).

(c)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, a Stagwell Subject Entity is the sole and exclusive owner of each item of Stagwell Intellectual Property, free and clear of any Liens other than Permitted Liens, and, to the knowledge of Stagwell, except as would not reasonably be expected to have a Stagwell Material Adverse Effect, a Stagwell Subject Entity has registered its acquisition or ownership of each item of registered, issued or applied-for Stagwell Intellectual Property in its name with the United States Patent and Trademark Office or the applicable equivalent authority anywhere in the world. To the knowledge of Stagwell, no Stagwell Subject Entity has (i) granted any exclusive license with respect to any material Stagwell Intellectual Property to any other Person, (ii) transferred or assigned any material Stagwell Intellectual Property to any Person, (iii) granted to any Person any option to any of the foregoing, or (iv) done any act or failed to take any action that could cause the rights of any Stagwell Subject Entity in any Stagwell Intellectual Property to enter into the public domain other than in the ordinary course of business consistent with past practice.

(d)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, each (i) current and former employee of a Stagwell Subject Entity, (ii) current and former consultant or contractor of a Stagwell Subject Entity, and (iii) other Person, in each case who has been involved in the creation, invention or development of Intellectual Property for or on behalf of a Stagwell Subject Entity that does not vest initially in a Stagwell Subject Entity by operation of law, has executed a binding, valid and enforceable Contract with the applicable Stagwell Subject Entity that conveys to the applicable Stagwell Subject Entity any and all of such Person’s right, title and interest in and to, such Intellectual Property. To the knowledge of Stagwell, since January 1, 2018, no Person has made, or threatened to make, any right, claim, interest or option (including the right to further remuneration or consideration) with respect to any such material Intellectual Property.

(e)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, to the knowledge of Stagwell, with respect to each item of registered, issued or applied-for Stagwell Intellectual Property, (i) all necessary application, registration, maintenance and renewal fees have been timely paid to, and all necessary documents and certificates have been timely filed with, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property rights; and (ii) each such item is subsisting, and except with respect to applications, valid and enforceable.

(f)                 The Stagwell Subject Entities have taken commercially reasonable measures to preserve and maintain the confidentiality of, and otherwise protect against the misuse or misappropriation of, all material Stagwell-Related Confidential Information. Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, to Stagwell’s knowledge, since January 1, 2018, there has been no unauthorized disclosure, misappropriation or loss of any Stagwell-Related Confidential Information.

(g)                To the knowledge of Stagwell, and except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, the Stagwell Subject Entities have not used Open Source Software in any manner that would, with respect to any software used in connection with the Stagwell Digital Products (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) prohibit charging a royalty or other fee for the distribution thereof. To the knowledge of Stagwell, and except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, with respect to any Open Source Software that is used by the Stagwell Subject Entities in connection with the Stagwell Digital Products, the Stagwell Subject Entities are in compliance with all applicable licenses with respect thereto.

(h)                To the knowledge of Stagwell, and except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, except as set forth in Section 5.18(h) of the Stagwell Disclosure Letter, none of the Stagwell Subject Entities has been a party to any source code escrow agreement requiring the deposit or licensing of source code incorporated or embodied in the Stagwell Digital Products (other than any open source license) for the benefit of or to any third party, and neither the execution of this Agreement nor the consummation of the Transactions will result in any requirement on any Stagwell Subject Entities (or, after the Closing, New MDC or any of its Affiliates) to (x) disclose or deliver any such source code to any Person or (y) deposit such source code into escrow or release any such source code that is currently deposited in an escrow.

(i)                 To the knowledge of Stagwell, none of the Stagwell Digital Products: (i) contains any bug, defect or error that materially affects the use, functionality or performance of the Stagwell Digital Products, other than those discovered and corrected or in the process of being corrected in the normal course of any Stagwell Subject Entity’s software maintenance procedures or (ii) currently fails to operate or comply, in any material respect, with any applicable warranty, specifications or contractual commitment relating to the use, functionality or performance of the Stagwell Digital Products (or any software therein).

Section 5.19                Privacy and Data Security.

(a)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, the Stagwell Subject Entities, and to the knowledge of Stagwell, all third Persons Processing Personal Data for or on behalf of the Stagwell Subject Entities, are in compliance and, since January 1, 2018, have been in compliance with all Data Protection Laws applicable to the operations of the Stagwell Subject Entities and all Stagwell Data Protection Commitments, in each case in all material respects.

(b)                No investigation or material claim relating to any Stagwell Subject Entity’s Processing of Personal Data, or relating to any Stagwell Subject Entity’s compliance with Data Protection Laws applicable to the operations of the Stagwell Subject Entities or Stagwell Data Protection Commitments, is being, or since January 1, 2018 was, made, conducted, prosecuted, litigated, or, to the knowledge of Stagwell, threatened by any Governmental Entity or third party.

(c)                To the knowledge of Stagwell, the execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Data Protection Laws applicable to the operations of the Stagwell Subject Entities or Stagwell Data Protection Commitments.

(d)                The Stagwell Subject Entities have implemented reasonable, and otherwise in accordance with Laws applicable to the operations of the Stagwell Subject Entities, technical, physical, and organizational measures designed to preserve the availability, proper functioning, security and integrity of the Stagwell IT Systems and Stagwell-Related Confidential Information, and to respond to any Stagwell IT or Security Incidents. The Stagwell IT Systems are adequate for the Stagwell Subject Entities to operate their business as currently conducted in all material respects.

(e)                Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, since January 1, 2018, to the knowledge of Stagwell, no Stagwell Subject Entity has experienced any material Stagwell IT or Security Incident.

(f)                 Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, the Stagwell Subject Entities have established and maintain reasonable data backup and disaster recovery plans for the Stagwell IT Systems of a scope appropriate for the size and complexity of the Stagwell Entities.

Section 5.20              Insurance. Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, all insurance policies maintained by the Stagwell Subject Entities, including fire and casualty, general liability, cybersecurity, workers’ compensation and employer liability, directors and officers and other liability policies are in full force and effect and provide a level of coverage that is reasonably customary in comparison to coverage carried by companies in similar lines of business as the Stagwell Subject Entities. As of the date hereof, there is no pending claim against such insurance policies by or in respect of the Stagwell Subject Entities as to which the insurers have denied coverage. Except as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole, none of the Stagwell Subject Entities is in breach or default under any such insurance policy, and none of the Stagwell Subject Entities has taken any action or failed to take any action which (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the material insurance policies of the Stagwell Subject Entities.

Section 5.21            Material Contracts.

(a)                Except for this Agreement, Section 5.21(a) of the Stagwell Disclosure Letter sets forth a correct and complete list of each of the following Contracts to which, as of the date hereof, any Stagwell Subject Entity is a party or by which any Stagwell Subject Entity or any of their respective assets is bound (each such Contract set forth or required to be set forth on the Stagwell Disclosure Letter, a “Stagwell Material Contract”):

(i)                 any partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a Subsidiary) that is material to the Stagwell Subject Entities, taken as a whole;

(ii)               except for (A) intercompany transactions among the Stagwell Subject Entities in the ordinary course of business consistent with past practices and (B) the Stagwell Credit Agreement, the Term Loan Credit Agreement and any security documents related thereto, any Contract relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreement, in each case in excess of $5,000,000 or that creates a Lien other than a Permitted Lien on any material asset of any Stagwell Subject Entity;

(iii)            other than any partnership, joint venture or similar arrangement, any Contract that materially limits or purports to materially limit the ability of the Stagwell Subject Entities, taken as a whole, to compete or engage in any line of business, in any geographic area or with any Person;

(iv)            except for intercompany transactions among the Stagwell Subject Entities in the ordinary course of business consistent with past practices and any security documents related to the Stagwell Credit Agreement or the Term Loan Credit Agreement, any Contract that includes a license, sublicense or other grant of rights under any Intellectual Property or other intangible asset (whether as a licensor or a licensee) and contains (A) a payment of $5,000,000 or more per year or (B) a grant of exclusive rights under material Intellectual Property;

(v)             any Contract entered into since January 1, 2018 relating to the sale of any of the assets or properties of the Stagwell Subject Entities in excess of $5,000,000, other than (A) those in respect of which the sale transaction has previously closed, are so reflected on the Stagwell Financial Statements, and do not provide for any continuing material obligations on the part of the Stagwell Subject Entities, or (B) relate to an intercompany transaction among the Stagwell Subject Entities in the ordinary course of business consistent with past practices;

(vi)            any Contract entered into since January 1, 2018 relating to the acquisition by any Stagwell Subject Entity of any assets or the capital stock of any other Person in excess of $5,000,000, other than those in respect of which the acquisition has previously closed, are so reflected on the Stagwell’s Financial Statements and do not provide for any continuing material obligations on the part of the Stagwell Subject Entities;

(vii)           with respect to a Stagwell Incentive Plan or Stagwell Benefit Plan, any Contract that provides for an increase in, or acceleration of the vesting of any, benefits as a result of the occurrence of any of the Transactions;

(viii)         any Contract (other than a Stagwell Benefit Plan) under which the Transactions would trigger any change of control, any right of termination, cancellation or amendment, or any acceleration of any obligation or loss of a benefit;

(ix)             any Contract that requires aggregate annual payments by or to any Stagwell Subject Entity in excess of $10,000,000 or aggregate payments by or to any Stagwell Subject Entity in excess of $10,000,000, other than as set forth in clause (xiii) of this Section 5.21(a);

(x)              any Contract that contains (A) exclusivity or similar provisions, (B) non-solicitation provisions, or (C) “most favored nation” provisions, in each case that would limit in any material respect, following the Closing, the Stagwell Subject Entities, taken as a whole, from engaging in their businesses;

(xi)              any Contract involving any resolution or settlement of any actual or threatened legal proceeding before a Governmental Entity or that provides for any injunctive or other non-monetary relief or grants a material release;

(xii)            any Contract with any Governmental Entity; and

(xiii)          any Contract with a Stagwell Material Customer or a Stagwell Material Supplier that involves aggregate payments by or to any Stagwell Subject Entity in excess of $1,000,000 during the fiscal year ended December 31, 2019.

(b)                Stagwell has made available to MDC correct and complete copies of each Stagwell Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Stagwell Material Contract is valid and binding on a Stagwell Subject Entity, as the case may be, and, to the knowledge of Stagwell, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole. Neither a Stagwell Subject Entity, nor, to Stagwell’s knowledge, any counterparty to any Stagwell Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Stagwell Material Contract, except in each case for those violations and defaults which would not reasonably be expected to be material to the Stagwell Subject Entities, taken as a whole.

Section 5.22            Customers and Suppliers. Section 5.22(a) of the Stagwell Disclosure Letter sets forth a correct and complete list of the top fifteen (15) third-party customers (by annual revenue) of the Stagwell Subject Entities, taken as a whole, for the fiscal year ended December 31, 2019 (collectively, the “Stagwell Material Customers”) and the amount of consideration paid to the Stagwell Subject Entities by each Stagwell Material Customer during such fiscal year period. Section 5.22(b) of the Stagwell Disclosure Letter sets forth a correct and complete list of the top ten (10) third-party suppliers (by annual expenditure) of the Stagwell Subject Entities for each of the fiscal year ended December 31, 2019 (collectively, the “Stagwell Material Suppliers”) and the amount of consideration paid to each Stagwell Material Supplier by the Stagwell Subject Entities during such period. Since January 1, 2019 through the date of this Agreement: (i) no Stagwell Material Customer has canceled or otherwise terminated its relationship with the Stagwell Subject Entities except as would not reasonably be expected to be material to the business of the Stagwell Subject Entities, taken as a whole, and (ii) to the knowledge of Stagwell, no Stagwell Material Customer or Stagwell Material Supplier has threatened to cancel or otherwise terminate its relationship with the Stagwell Subject Entities or its usage of the services of the Stagwell Subject Entities except as would not reasonably be expected to be material to the business of the Stagwell Subject Entities, taken as a whole.

Section 5.23            Certain Business Practices.

(a)                As of the date hereof, none of the Stagwell Subject Entities, or any director (or other comparable position), officer, employee, affiliate or agent of the same (acting in such capacity), is in material violation of or has for the three (3) years prior to the date hereof materially violated any applicable Law, or, to the knowledge of Stagwell, is under investigation or the subject of any inquiry, litigation or administrative or enforcement proceedings with respect to or been threatened to be charged with or given notice of any violation of, any applicable Law, has received a subpoena relating to an investigation or allegations of the same, or is aware of any conduct that could reasonably give rise to any investigation, inquiry, litigation or administrative or enforcement proceeding relating to alleged violations of applicable Law at this time or any time in the future. As of the date hereof, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the Stagwell Subject Entities, or any director (or other comparable position), officer, employee or agent of the same (acting in such capacity).

(b)                Neither the Stagwell Subject Entities, nor any director (or other comparable position), officer, employee, affiliate or agent of the same (acting in such capacity) in connection with the business activities of the Stagwell Subject Entities, has, in any material respect, directly or indirectly:

(i)               made, authorized, offered, or promised any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment of value, regardless of form, whether in money, property, or services, to any Official or other Person in violation of any Anti-Bribery Law;

(ii)              used any Stagwell Subject Entity funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity;

(iii)             established or maintained any unlawful or hidden fund of monies or other assets of the Stagwell Subject Entities; or

(iv)             made, promised or authorized any fraudulent entry on the books or records of the Stagwell Subject Entities.

(c)                Each of the Stagwell Subject Entities maintains books, records, and accounts that are readily accessible and available and that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances of the same, including that:

(i)               its transactions are executed, and its funds are expended only in accordance with its management’s authorization;

(ii)              its transactions are recorded as necessary to permit preparation of its financial statements in conformity with the GAAP;

(iii)             access to its assets is permitted only in accordance with its management’s authorization; and

(iv)             its accounting for assets is compared with existing assets at reasonable intervals and action is taken with respect to any differences.

(d)                The operations of the Stagwell Subject Entities are conducted in compliance in all material respects with all applicable Export Laws and anti-money laundering laws. Neither the Stagwell Subject Entities, nor any director (or other comparable position), officer, employee affiliate or agent of the same, or holders of more than ten percent (10%) of the equity interests in the same (i) is a Sanctioned Person, or (ii) engages in any dealings or transactions with any Sanctioned Person on behalf of the Stagwell Subject Entities in violation of Export Laws.

Section 5.24            Affiliate Transactions. No officer or director of Stagwell or any Stagwell Subject Entity, or to the knowledge of Stagwell, no holder of equity interests in Stagwell or any Stagwell Subject Entity and, to the knowledge of Stagwell, no immediate family member of any of such Persons, or, to the knowledge of Stagwell, any trust, partnership or corporation in which any of such Persons has or has had an interest is a party to any Contract (other than a Stagwell Benefit Plan) to which any Stagwell Subject Entity is a party or any of its properties or assets are bound.

Section 5.25             Sufficiency of Assets.

(a)              The Stagwell Subject Entities comprise all of the operating Subsidiaries of Stagwell.

(b)              The properties, assets and rights of the Stagwell Subject Entities include all properties, assets and rights (i) used or held for use in connection with the conduct of the business of Stagwell and its Subsidiaries and (ii) necessary and sufficient for the continued conduct of the business of Stagwell and its Subsidiaries after the Closing, in all material respects, in substantially the same manner as conducted immediately prior to the Closing.

Section 5.26            Competition Act. Stagwell and its Affiliates do not have assets in Canada that exceed $200 million or gross revenues from sales in, from or into Canada that exceed $200 million, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

Section 5.27            Investment Canada Act. Stagwell is a “trade agreement investor” within the meaning of the Investment Canada Act.

Section 5.28            No Additional Representations. Except for the representations and warranties contained in Article 4, Stagwell acknowledges that neither MDC, nor any other Person on behalf of MDC, makes any other express or implied representation or warranty with respect to MDC or any of its Affiliates or with respect to any other information provided to Stagwell in connection with this Agreement or the Transactions. Stagwell expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 4, whether express or implied.

Article 6
CONDUCT OF THE BUSINESS

Section 6.01            Conduct of Business of MDC and the MDC Subsidiaries Pending the Transactions.

(a)                MDC covenants and agrees that, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as set forth on Section 6.01(a) of the MDC Disclosure Letter, (ii) as Stagwell may consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws, (iv) in connection with any COVID-19 Measure or (v) as otherwise expressly required or contemplated by this Agreement (including pursuant to Section 7.18, the Debt Transactions or the Transactions, including the Redomiciliation, the Pre-Redomiciliation Restructuring, the Maxxcom Restructuring, the MDC Merger, the MDC Conversion, the Midas Corporate HoldCo Formation and the Stagwell Contribution), the businesses of MDC and the MDC Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and MDC shall, and shall, to the extent permitted under the applicable organizational documents, cause each MDC Subsidiary to, use its reasonable best efforts to maintain its assets and preserve intact its business and operations.

(b)                Without limiting the generality of Section 6.01(a), MDC covenants and agrees that, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as set forth on Section 6.01(b) of the MDC Disclosure Letter, (ii) as Stagwell may consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws, (iv) in connection with any COVID-19 Measure or (v) as otherwise expressly required or contemplated by this Agreement (including pursuant to Section 7.18, the Debt Transactions or the Transactions, including the Redomiciliation, the Pre-Redomiciliation Restructuring, the Maxxcom Restructuring, the MDC Merger, the MDC Conversion, the Midas Corporate HoldCo Formation and the Stagwell Contribution), MDC shall not directly or indirectly, and shall, to the extent permitted under the applicable organizational documents, cause the MDC Subsidiaries not to, do any of the following:

(i)                 adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii)               other than with respect to direct or indirect wholly-owned Subsidiaries, merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements providing for the sale, lease, pledge, assignment or other disposition of their respective material assets, operations or business;

(iii)             acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, whether by merger or consolidation, purchase of substantial assets or equity interest or any other manner, from any other Person;

(iv)              issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, units, warrants, phantom stock, stock appreciation rights, or any other equity or equity-based compensation or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities; provided, that this Section 6.01(b)(iv) shall not apply to the issuance of any units or shares upon the exercise or settlement of any MDC Incentive Awards outstanding as of the date hereof or granted after the date hereof in the ordinary course of business consistent with past practice (so long as (A) at no point shall the aggregate number of units or shares granted pursuant to any such MDC Incentive Awards exceed the aggregate number of units or shares granted pursuant to MDC Incentive Awards in the relevant grant cycle in the prior year and (B) no MDC Incentive Awards may be granted to members of the MDC Board pursuant to this proviso to Section 6.01(b)(iv));

(v)                create or incur any Lien securing indebtedness for borrowed money (other than a Lien currently provided for under the MDC Credit Agreement, any Permitted Lien and/or the grant of any cash collateral in respect of letters of credit issued in respect of, or otherwise securing, ordinary course operating liabilities) on any assets having a value in excess of $5,000,000 in the aggregate;

(vi)             make any loans, advances, capital contributions to or investments in any Person, other than between or among MDC and one or more MDC Subsidiaries, in each case greater than $5,000,000 or make any guarantees;

(vii)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for declared dividends paid by any direct or indirect wholly-owned MDC Subsidiary to MDC or any other direct or indirect wholly-owned MDC Subsidiary) or enter into any Contract with respect to the voting of its capital stock;

(viii)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)              incur any indebtedness for borrowed money (which, for the avoidance of doubt, shall not include obligations in respect of cash-collateralized letters of credit issued in respect of, or other grants of cash collateral securing, ordinary course operating liabilities), other than between or among MDC and one or more MDC Subsidiaries, or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and (B) guarantees incurred in compliance with this Section 6.01(b);

(x)               make or authorize any capital expenditure in excess of $5,000,000 in the aggregate,

(xi)              (A) enter into any Contract that would have been classified as an MDC Material Contract pursuant to Section 4.21(a)(xi) had it been entered into prior to the date of this Agreement or (B) enter into any Contract that would have been classified as an MDC Material Contract pursuant to any other clause of Section 4.21(a) had it been entered into prior to the date of this Agreement other than in the case of this clause (B), (1) in the ordinary course of business consistent with past practice or (2) Contracts with existing or new clients;

(xii)            make any material changes with respect to material accounting policies or procedures, except as required by changes in applicable Law or GAAP;

(xiii)          settle any suit, action, litigation or other proceeding (A) for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or (B) in a manner that would impose any material restrictions on its assets, operations or businesses or result in any injunction or equitable relief against MDC or any MDC Subsidiary (or, following the Closing, any Stagwell Subject Entity);

(xiv)          modify or amend in any material respect, grant a material waiver under or terminate any MDC Material Contract other than in the ordinary course of business consistent with past practice;

(xv)            (A) change in any material respect any material method of accounting for Tax purposes; (B) enter into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any material Tax or material Tax Returns (other than in the ordinary course of business); (C) surrender a right to a material Tax refund; (D) change an accounting period with respect to any material Tax; (E) file an amended Tax Return; (F) change or revoke any material election with respect to Taxes; (G) make any material election with respect to Taxes that is inconsistent with past practice; (H) file any Tax Return that is inconsistent with past practice; or (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than in the ordinary course of business);

(xvi)          transfer, sell, lease, license, mortgage, pledge, divest, abandon, allow to lapse, cancel, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any material tangible or intangible assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein, including the capital stock of any Subsidiary, except in connection with services provided in the ordinary course of business and sales or other dispositions of obsolete or worn-out assets, except for sales, leases, licenses, divestitures, cancellations, abandonments, lapses, expirations or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate and, with respect to licenses of Intellectual Property, except for (A) any Contract for Open Source Software and (B) non-exclusive licenses that are commercially available “off-the-shelf” licenses or granted to or by service providers or to or by customers in which the grant of Intellectual Property is incidental to other performance under such Contracts and entered into in the ordinary course of business consistent with past practice;

(xvii)          except as required to comply with applicable Data Protection Laws, materially modify any privacy policies, notices or statements in a manner that (A) limits the ability or right of MDC or any MDC Subsidiary to share or transfer data in connection with the Transactions, or (B) limits MDC’s or any MDC Subsidiary’s (or following the Closing, any Stagwell Subject Entity’s) use of the data;

(xviii)        (A) except to the extent required by any MDC Benefit Plan as in effect on the date of this Agreement, grant any loan to or materially increase the compensation or benefits of any MDC Participant, other than in the ordinary course of business consistent with past practice, (B) amend, adopt, establish, agree to establish, enter into or terminate any collective bargaining agreement or other labor union contract, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any MDC Benefit Plan, or (D) hire any new employee, except for the hire of employees in the ordinary course of business consistent with past practice (including to fill vacancies) where such hiring does not relate to an employee with an annual base salary in excess of $500,000;

(xix)           change in any material respect any policies or procedures for or timing of the collection of accounts receivable (or any other trade receivables), payment of accounts payable (or any other trade payables), billing of its customers, pricing and payment terms, cash collections, cash payments or terms with suppliers, in each case, other than changes required by suppliers, vendors and service providers or otherwise occurring in the ordinary course of business;

(xx)            amend, terminate or allow to lapse any material licenses; or

(xxi)          agree, authorize or commit to do any of the foregoing.

Section 6.02            Conduct of Business by the Stagwell Subject Entities Pending the Transactions.

(a)                Stagwell covenants and agrees that, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as set forth on Section 6.02(a) of the Stagwell Disclosure Letter, (ii) as MDC may consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws, (iv) in connection with any COVID-19 Measure or (v) as otherwise expressly required or contemplated by this Agreement (including pursuant to the Debt Transactions, the Stagwell Restructuring or the Transactions, including the Redomiciliation, the Pre-Redomiciliation Restructuring, the Maxxcom Restructuring, the MDC Merger, the MDC Conversion, the Midas Corporate HoldCo Formation and the Stagwell Contribution), the businesses of the Stagwell Subject Entities shall be conducted only in the ordinary course of business consistent with past practice, and Stagwell shall, to the extent permitted under the applicable organizational documents, cause each of the Stagwell Subject Entities to use its reasonable best efforts to maintain its assets and preserve intact its business and operations.

(b)                Without limiting the generality of Section 6.01(a), Stagwell covenants and agrees that, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as set forth on Section 6.02(b) of the Stagwell Disclosure Letter, (ii) as MDC may consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws, (iv) in connection with any COVID-19 Measure or (v) as otherwise expressly required or contemplated by this Agreement (including pursuant to the Debt Transactions, the Stagwell Restructuring or the Transactions, including the Redomiciliation, the Pre-Redomiciliation Restructuring, the Maxxcom Restructuring, the MDC Merger, the MDC Conversion, the Midas Corporate HoldCo Formation and the Stagwell Contribution), Stagwell shall, to the extent permitted under the applicable organizational documents, cause the Stagwell Subject Entities not to do any of the following:

(i)              adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii)             other than with respect to direct or indirect wholly-owned Subsidiaries, merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements providing for the sale, lease, pledge, assignment or other disposition of their respective material assets, operations or business;

(iii)            acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, whether by merger or consolidation, purchase of substantial assets or equity interest or any other manner, from any other Person;

(iv)            issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, units, warrants, phantom stock, stock appreciation rights, or any other equity or equity-based compensation or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)             create or incur any Lien securing indebtedness for borrowed money (other than a Lien currently provided for under the Stagwell Credit Agreement or the Term Loan Credit Agreement, any Permitted Lien and/or the grant of any cash collateral in respect of letters of credit issued in respect of, or otherwise securing, ordinary course operating liabilities) on any assets having a value in excess of $5,000,000 in the aggregate;

(vi)            make any loans, advances, capital contributions to or investments in any Person, other than between or among one or more Stagwell Subject Entities, in each case greater than $5,000,000 or make any guarantees (other than pursuant to the Debt Transactions);

(vii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for declared dividends paid by any direct or indirect wholly-owned Subsidiary of Stagwell to SMGH or any other direct or indirect wholly-owned Subsidiary of SMGH and the declaration and payment of cash dividends by SMGH or any of its Subsidiaries to Stagwell so long as such cash dividends would not cause the Stagwell Net Debt Condition to fail to be satisfied at the Closing) or enter into any Contract with respect to the voting of its capital stock;

(viii)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)             incur any indebtedness for borrowed money (which, for the avoidance of doubt, shall not include obligations in respect of cash-collateralized letters of credit issued in respect of, or other grants of cash collateral securing, ordinary course operating liabilities), other than between or among one or more Stagwell Subject Entities, or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 6.02(b) and (C) incurrence of indebtedness that would not cause the Stagwell Net Debt Condition to fail to be satisfied at the Closing;

(x)             make or authorize any capital expenditure in excess of $5,000,000 in the aggregate,

(xi)            enter into any Contract that would have been a Stagwell Material Contract had it been entered into prior to this Agreement other than (i) in the ordinary course of business consistent with past practice or (ii) Contracts with existing or new clients;

(xii)            make any material changes with respect to material accounting policies or procedures, except as required by changes in applicable Law or GAAP;

(xiii)          settle any suit, action, litigation or other proceeding (A) for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or (B) in a manner that would impose any material restrictions on its assets, operations or businesses or result in any injunction or equitable relief against any Stagwell Subject Entity (or, following the Closing, MDC or any MDC Subsidiary);

(xiv)          modify or amend in any material respect, grant a material waiver under or terminate any Stagwell Material Contract other than in the ordinary course of business consistent with past practice;

(xv)            (A) change in any material respect any material method of accounting for Tax purposes; (B) enter into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any material Tax or material Tax Returns (other than in the ordinary course of business); (C) surrender a right to a material Tax refund; (D) change an accounting period with respect to any material Tax; (E) file an amended Tax Return; (F) change or revoke any material election with respect to Taxes; (G) make any material election with respect to Taxes that is inconsistent with past practice; (H) file any Tax Return that is inconsistent with past practice; or (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than in the ordinary course of business);

(xvi)          transfer, sell, lease, license, mortgage, pledge, divest, abandon, allow to lapse, cancel, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any material tangible or intangible assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein, including the capital stock of any Subsidiary, except in connection with services provided in the ordinary course of business and sales or other dispositions of obsolete or worn-out assets, except for sales, leases, licenses, divestitures, cancellations, abandonments, lapses, expirations or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate and, with respect to licenses of Intellectual Property, except for (A) any Contract for Open Source Software and (B) non-exclusive licenses that are commercially available “off-the-shelf” licenses or granted to or by service providers or to or by customers in which the grant of Intellectual Property is incidental to other performance under such Contracts and entered into in the ordinary course of business consistent with past practice;

(xvii)        except as required to comply with applicable Data Protection Laws, materially modify any privacy policies, notices or statements in a manner that (A) limits the ability or right of the Stagwell Subject Entities to share or transfer data in connection with the Transactions, or (B) limits any Stagwell Subject Entity’s (or, following the Closing, MDC’s or any MDC Subsidiary’s) use of the data;

(xviii)        (A) except to the extent required by any Stagwell Benefit Plan as in effect on the date of this Agreement, grant any loan to or materially increase the compensation or benefits of any Stagwell Participant, other than in the ordinary course of business consistent with past practice, (B) amend, adopt, establish, agree to establish, enter into or terminate any collective bargaining agreement or other labor union contract, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Stagwell Benefit Plan, or (D) hire any new employee, except for the hire of employees in the ordinary course of business consistent with past practice (including to fill vacancies) where such hiring does not relate to an employee with an annual base salary in excess of $300,000;

(xix)          change in any material respect any policies or procedures for or timing of the collection of accounts receivable (or any other trade receivables), payment of accounts payable (or any other trade payables), billing of its customers, pricing and payment terms, cash collections, cash payments or terms with suppliers, in each case, other than changes required by suppliers, vendors and service providers or otherwise occurring in the ordinary course of business;

(xx)            amend, terminate or allow to lapse any material licenses; or

(xxi)          agree, authorize or commit to do any of the foregoing.

Article 7
ADDITIONAL AGREEMENTS

Section 7.01            Preparation of Combined Proxy Statement/Prospectus; Special Meeting.

(a)                As promptly as reasonably practicable after the date hereof, MDC shall cause to be prepared and, as promptly as reasonably practicable after the delivery by Stagwell to MDC of the Stagwell S-4 Financials in accordance with Section 7.03(d)(i), filed in preliminary form with the SEC the Registration Statement containing the Combined Proxy Statement/Prospectus (such filing, the “Preliminary Registration Statement Filing,” and the date of such filing, the “Preliminary Registration Statement Filing Date”). MDC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Transactions and the other transactions contemplated hereby. MDC shall use its reasonable best efforts to obtain any approvals required under any applicable state securities Laws in connection with the issuance of shares of New MDC Common Stock and New MDC Preferred Stock in connection with the Redomiciliation, the MDC Merger and the other Transactions (including shares issuable under any MDC Stock Plans) (provided that in no event shall New MDC be required to qualify to do business in any jurisdiction in which MDC is not now so qualified or file a general consent to service of process).

(b)                Each of Stagwell and MDC shall obtain and furnish the information concerning itself, its Affiliates, directors, officers and (to the extent reasonably available) equityholders and such other matters as may be reasonably necessary or advisable to be included in the Registration Statement. Prior to filing with the SEC, MDC will make available to Stagwell drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide Stagwell with a reasonable opportunity to review and comment on such drafts (and shall consider such comments in good faith). MDC will advise Stagwell as promptly as practicable after it receives notice thereof, of (i) the time when the Registration Statement has been filed, (ii) the completion of the SEC’s review of the Registration Statement or the SEC’s intention not to review the Registration Statement, (iii) the filing of any supplement or amendment to the Registration Statement and (iv) any comments, written or oral, from the SEC or its staff relating to the Registration Statement, including requests for additional information. MDC shall provide Stagwell with copies of all written correspondence and a summary of all material oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Registration Statement. MDC shall cooperate and provide Stagwell with a reasonable opportunity to review and comment (and shall consider any such comments in good faith) on any substantive correspondence (including responses to SEC comments) with the SEC and its staff.

(c)                Subject in all instances to Section 7.06 and Article 9, as promptly as practicable after the effectiveness of the Registration Statement, and in accordance with the MDC Organizational Documents and applicable Law, MDC shall cause the Combined Proxy Statement/Prospectus to be mailed to MDC’s shareholders, and if necessary or required by applicable Law, after the definitive Combined Proxy Statement/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the receipt of the MDC Special Meeting Approval, the officers and directors of Stagwell or MDC discover any information which, in light of the circumstances under which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statements made in the Combined Proxy Statement/Prospectus or Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions, and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and to the extent required by applicable Law. MDC shall promptly transmit to MDC’s shareholders an amendment or supplement to the Registration Statement and/or Combined Proxy Statement/Prospectus containing such information. MDC will also inform Stagwell, promptly after MDC receives written notice thereof, of the time of the issuance of any stop order or the suspension of the qualification of the New MDC Class A Common Stock or the New MDC Class B Common Stock for offering or sale in any jurisdiction, or of the initiation or written threat of any proceeding for any such purpose.

(d)                Subject in all instances to Section 7.06 and Article 9, MDC shall, in accordance with the MDC Organizational Documents and applicable Law, take all actions to establish a record date (which will be as soon as practicable and advisable after the date hereof) for, duly call, give notice of, convene, and hold a special meeting of the MDC’s shareholders (the “Special Meeting”), for the purpose of securing the MDC Special Meeting Approval, and shall not submit any other proposal to MDC’s shareholders in connection with the Special Meeting without the prior written consent of Stagwell, not to be unreasonably withheld, conditioned or delayed. Except as provided in Section 7.06, and unless this Agreement has been validly terminated in accordance with Article 9, MDC shall use its reasonable best efforts to solicit from MDC’s shareholders proxies in favor of the Transactions and to take all other action necessary or advisable to secure the MDC Special Meeting Approval and the MDC Merger Approval. Unless this Agreement has been validly terminated in accordance with Article 9, and subject in all instances to Section 7.06, as promptly as possible following the date upon which the Registration Statement becomes effective, MDC shall convene and hold the Special Meeting (on a date selected by MDC in consultation with Stagwell). Without limiting the generality of the foregoing, but subject in all instances to Section 7.06 and the termination rights set forth in Article 9, MDC’s obligations pursuant to the first three sentences of this Section 7.01(d) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MDC of any Alternative Proposal or (ii) the withdrawal or modification by the MDC Board (upon the recommendation of the MDC Special Committee) of the MDC Board Recommendation (as defined below) or the MDC Board’s approval of this Agreement or the Transactions. Unless this Agreement has been validly terminated in accordance with Article 9, once the Special Meeting has been called and noticed, (i) MDC shall not postpone or adjourn the Special Meeting without the consent of Stagwell (other than to the extent necessary for the absence of a quorum or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the MDC Special Committee has determined in good faith after consultation with its outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by MDC’s shareholders prior to the Special Meeting; provided, that no such postponement or adjournment shall delay the Special Meeting by more than thirty (30) days from the initially scheduled date; and (ii) MDC shall postpone the Special Meeting if Stagwell requests such postponement or adjournment in order to permit the solicit of additional proxies in favor of the Transaction Resolutions, in which case, MDC shall, subject to Section 7.06, use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of the Transaction Resolutions as soon as reasonably practicable. Except to the extent permitted by, and subject to the termination rights set forth in Article 9 and the procedures set forth in Section 7.06(f) and Section 7.06(g), (i) the Combined Proxy Statement/Prospectus shall (x) state that the MDC Board (upon the recommendation of the MDC Special Committee) has unanimously (with Mark Penn, Charlene Barshefsky and Bradley Gross abstaining from voting on, or participating in any deliberations with respect to the Transactions) determined that this Agreement and the Transactions are advisable and in the best interests of MDC and its shareholders (other than the Interested Shareholders) and (y) include the recommendation of the MDC Board (upon the recommendation of the MDC Special Committee) that the shareholders of MDC vote for the Transaction Resolutions (such recommendation described in this clause (y), the “MDC Board Recommendation”) and (ii) neither the MDC Board nor the MDC Special Committee shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to Stagwell, the MDC Board Recommendation. MDC shall ensure that the Combined Proxy Statement/Prospectus includes the full text of (A) the opinions of the financial advisors referred to in Section 4.03(d) and summary thereof and (B) the Formal Valuation and a summary thereof.

Section 7.02            Stock Exchange Listing. MDC shall use its reasonable best efforts to cause the shares of New MDC Class A Common Stock to be issued in connection with the Redomiciliation, the MDC Merger and the other Transactions (including shares issuable under any MDC Stock Plans and pursuant to the Exchange Agreement) to be approved for listing on NASDAQ at or prior to the MDC Effective Time, subject to official notice of issuance.

Section 7.03            Tax Matters.

(a)                Intended Tax Treatment.

(i)                With respect to the Redomiciliation, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and the parties hereto adopt it as such.

(ii)               With respect to the New MDC Incorporation, the MDC Merger and the MDC Conversion (taken together, the “Holding Company Formation F Reorganization”), this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and the parties hereby adopt it as such.

(iii)             With respect to the Stagwell Contribution, the contribution of the SMGH Interest by Stagwell to OpCo in exchange for the Stagwell Contribution Consideration is intended to constitute the formation of a new partnership and an exchange described in Section 721 of the Code.

(iv)              For U.S. federal, state and local tax purposes, the Parties intend that: (A) the Redomiciliation be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (the “Redomiciliation Intended Tax Treatment”); (B) the formation of New MDC be disregarded for U.S. federal income tax purposes, and until the New MDC Incorporation, New MDC be treated as a disregarded entity for U.S. federal income tax purposes (the “New MDC Formation Intended Tax Treatment”); (C) Merger Sub be treated as a disregarded entity for U.S. federal income tax purposes (the “Merger Sub Formation Intended Tax Treatment”); (D) the Holding Company Formation F Reorganization be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (the “Holding Company Formation F Reorganization Intended Tax Treatment”); and (E) the Stagwell Contribution be treated as a contribution to a newly formed partnership and an exchange described in Section 721 of the Code (the “Stagwell Contribution Intended Tax Treatment”). Each of the Parties will treat the Redomiciliation, the formation of New MDC and Merger Sub, the Holding Company Formation F Reorganization and the Stagwell Contribution in accordance with the Redomiciliation Intended Tax Treatment, the New MDC Formation Intended Tax Treatment, the Merger Sub Formation Intended Tax Treatment, the Holding Company Formation F Reorganization Intended Tax Treatment or the Stagwell Contribution Intended Tax Treatment (as applicable) for all U.S. federal, state and local tax purposes and will not take an inconsistent position on any Tax Return except as may be required by applicable law after a final determination. The Parties will not take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Redomiciliation, the formation of New MDC and Merger Sub, the Holding Company Formation or the Stagwell Contribution to fail to qualify for the Redomiciliation Intended Tax Treatment, the Holding Company Formation F Reorganization Intended Tax Treatment, the New MDC Formation Intended Tax Treatment, the Merger Sub Formation Intended Tax Treatment or the Stagwell Contribution Intended Tax Treatment (as applicable).

(b)                Between the date hereof and the Closing Date, except as set forth on Section 7.03(b) of the Stagwell Disclosure Letter, Stagwell shall prepare, or cause to be prepared, all Tax Returns that (1) solely include one or more Subsidiaries of Stagwell and (2) are not filed or required to be filed with or as part of any other Tax Return of any consolidated, affiliated, combined, unitary or other Tax group that includes Stagwell or any of its Affiliates (other than a group that consists solely of Stagwell and any of its Subsidiaries) for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation, and all such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

(c)                MDC Tax Liabilities.

(i)              The parties hereto acknowledge that, following the MDC Conversion, OpCo shall own all of the assets of MDC, and OpCo shall assume and become liable for all of the liabilities of MDC, including any MDC Pre-Closing Taxes. To the maximum extent permitted under applicable Law, OpCo shall timely pay or cause to be paid (including by causing any applicable Subsidiary of OpCo to pay) to the applicable Tax Authority, any MDC Pre-Closing Tax or New MDC Pre-Closing Tax that is due after the Closing Date as and when required by Law, whether such MDC Pre-Closing Tax or New MDC Pre-Closing Tax may be levied against OpCo, such Subsidiary, MDC or New MDC under applicable Law.

(ii)             In any case where applicable Law does not permit OpCo or one of its Subsidiaries to satisfy any MDC Pre-Closing Tax or New MDC Pre-Closing Tax described in Section 7.03(c)(i) in full, and New MDC is required under applicable Law to satisfy such Tax, upon written request of New MDC, OpCo shall promptly and timely, and in no event later than two (2) Business Days prior to the due date of the relevant Tax, distribute to New MDC such amounts as necessary for New MDC to satisfy such MDC Pre-Closing Tax or New MDC Pre-Closing Tax (as applicable). New MDC shall use any funds distributed to it pursuant to this Section 7.03(c)(ii) for the sole purpose of satisfying such MDC Pre-Closing Tax or New MDC Pre-Closing Tax (as applicable). To the extent the amounts distributed to New MDC pursuant to this Section 7.03(c)(ii) exceed New MDC’s actual liability for such MDC Pre-Closing Tax or New MDC Pre-Closing Tax, or New MDC receives a cash refund of an MDC Pre-Closing Tax or New MDC Pre-Closing Tax with respect to which it has previously received a distribution from OpCo pursuant to this Section 7.03(c)(ii), New MDC agrees to contribute such excess or cash refund (net of any expenses incurred in securing such refund), as applicable, to OpCo for no additional consideration.

(iii)           The parties hereto each covenant and agree to take any action necessary or appropriate to enable OpCo and New MDC (or any of their Subsidiaries) to comply with its respective obligations under this Section 7.03.

(iv)            Stagwell and OpCo will join in filing an election in accordance with Treasury Regulations Section 1.245A-5(e)(3)(i)) to close the Tax year of each Stagwell Subject Entity that is a controlled foreign corporation within the meaning of Section 957 of the Code immediately before the Closing and shall cooperate in the preparation and filing of the statement required pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(D). If requested by MDC or New MDC, Stagwell and OpCo will join in filing an election in accordance with Treasury Regulations Section 1.245A-5(e)(3)(i)) to close the Tax year of each MDC Subsidiary identified in the request that is a controlled foreign corporation within the meaning of Section 957 of the Code immediately before the Closing and shall cooperate in the preparation and filing of the statement required pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(D). In each case, it is intended that this Agreement will constitute a binding agreement between Stagwell and OpCo as required by Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2).

(d)                Partnership Audits.

(i)             Stagwell shall promptly notify MDC or, after the Closing, New MDC, following receipt of any notice of any Tax audit, examination, or similar proceeding, and any administrative or judicial proceeding involving any Stagwell Subject Entity with respect to any Pre-Closing Tax Period pursuant to the Partnership Audit Rules (any such proceeding, a “Stagwell Partnership Audit”).

(ii)             With respect to any Stagwell Partnership Audit commenced prior to the Closing, Stagwell shall use commercially reasonable efforts to make or cause to be made a timely election under Section 6226 of the Code (or similar provisions of state, local or non-U.S. Law) at Stagwell’s sole cost and expense, and, if such election has not been made by the Closing Date with respect to such a Stagwell Partnership Audit or if any Stagwell Partnership Audit is commenced after the Closing, the Parties hereby agree to use commercially reasonable efforts to make or cause to be made (including by taking such actions as necessary to cause OpCo or any of its Subsidiaries after the Closing to make) such election on a timely basis.

Section 7.04            Stagwell S-4 Financials.

(b)                As promptly as reasonably practicable following the date hereof, Stagwell shall use its reasonable best efforts to deliver to MDC the audited financial statements of the Stagwell Subject Entities required under the Securities Act to be included in the Registration Statement contained in the Combined Proxy Statement/Prospectus, which financial statements shall include audited financial statements of the Stagwell Subject Entities for the year ended December 31, 2019, including a balance sheets, statement of income and statement of cash flow, prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of Stagwell’s independent auditor (collectively, the “Stagwell PCAOB Audited Financials”); and (b) the unaudited financial statements of the Stagwell Subject Entities required under the Securities Act to be included in the Registration Statement, which financial statements shall include (i) unaudited financial statements of the Stagwell Subject Entities for the years ended December 31, 2018 and December 21, 2017, including in each case balance sheets, statements of income and statements of cash flows, prepared in accordance with GAAP, together with all related notes and schedules thereto, and (ii) unaudited financial statements of the Stagwell Subject Entities for the nine months ended September 30, 2020, including a balance sheet, statement of income and statement of cash flows (but excluding related notes and schedules thereto (the unaudited financial statements in clauses (i) and (ii), together with the Stagwell PCAOB Audited Financials, the “Stagwell S-4 Financials”).

(c)                As soon as available but in any event within seventy-five (75) days after December 31, 2020 (provided, that if after reasonable best efforts the audited consolidated balance sheet of the Stagwell Subject Entities as of December 31, 2020 and the related audited statements of income, cash flows and stockholders’ equity for the year ended December 31, 2020 cannot be completed in such period, the foregoing period shall be extended by an additional fifteen (15) days), Stagwell shall deliver, or cause to be delivered, to MDC an audited consolidated balance sheet of the Stagwell Subject Entities as of December 31, 2020 and the related audited statements of income, cash flows and stockholders’ equity for the year ended December 31, 2020, including the notes thereto, in each case, audited by Stagwell’s independent auditor.

(d)                As soon as available but in any event within forty-five (45) days after the end of each fiscal quarter beginning on or after January 1, 2021 and ending prior to the Closing, Stagwell shall deliver, or cause to be delivered, to MDC an unaudited consolidated balance sheet of the Stagwell Subject Entities and the related unaudited statements of income, cash flows and stockholders’ equity for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be prepared in accordance with GAAP (except for the absence of footnotes and subject to changes resulting from year-end audit adjustments).

Section 7.05                Access; Confidentiality.

(a)                From the date hereof until the Closing and subject to the requirements of applicable Laws, MDC shall (i) give to Stagwell and its Representatives reasonable access during normal business hours to the offices, properties, personnel, books, records, work papers and other documents and information relating to MDC and the MDC Subsidiaries, (ii) furnish to Stagwell and its Representatives such financial and operating data and other information as Stagwell may reasonably request, and (iii) instruct its and its Subsidiaries’ Representatives to cooperate reasonably with Stagwell in its investigation of MDC and the MDC Subsidiaries. Nothing in this Section 7.05(a) shall require MDC or any of the MDC Subsidiaries to disclose any information that would cause a risk of a loss of privilege to MDC or any of its Subsidiaries. Notwithstanding this Section 7.05(a), no party nor its Representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries. Any investigation pursuant to this Section 7.05(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of MDC or the MDC Subsidiaries.

(b)                From the date hereof until the Closing and subject to the requirements of applicable Laws, Stagwell shall (i) give to MDC and its Representatives reasonable access during normal business hours to the offices, properties, personnel, books, records, work papers and other documents and information relating to the Stagwell Subject Entities, (ii) furnish to MDC and its Representatives such financial and operating data and other information as MDC may reasonably request, and (iii) instruct its and its Subsidiaries’ Representatives to cooperate reasonably with MDC in its investigation of the Stagwell Subject Entities. Nothing in this Section 7.05(b) shall require Stagwell or any of the Stagwell Subject Entities to disclose any information that would cause a risk of a loss of privilege to Stagwell or any of the Stagwell Subject Entities. Notwithstanding this Section 7.05(b), no party nor its Representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries. Any investigation pursuant to this Section 7.05(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Stagwell or the Stagwell Subject Entities.

(c)                Each of Stagwell and MDC acknowledges that the information provided to it and its Representatives in connection with this Agreement and the Transactions is subject to the terms of the Mutual Nondisclosure Agreement between Stagwell and MDC, dated as of July 21, 2020 (as amended or modified from time to time, the “Mutual NDA”). The terms of the Mutual NDA are hereby incorporated by reference. The Mutual NDA shall terminate at the Closing.

Section 7.06                No Solicitation; Other Offers.

(a)                From and after the date of this Agreement, MDC shall, and shall cause its Subsidiaries and its and their respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors (each, a “Representative”), to (i) immediately cease and terminate, and cause to be ceased and terminated, all discussions and negotiations with any other Person (other than Stagwell or its Affiliates) regarding any Alternative Proposal (as defined below) or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Alternative Proposal, (ii) terminate access by any other Person (other than Stagwell or its Affiliates) to any physical or electronic data room or other access to data or information of MDC, in each case relating to, or in connection with, any Alternative Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Alternative Proposal, (iii) promptly request that each Person that has received confidential information in connection with any Alternative Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Alternative Proposal return to MDC or destroy all confidential information heretofore furnished to such Person by or on behalf of MDC and its Subsidiaries and (iv) enforce, and not waive or modify or release or permit the release of any Person from, any confidentiality, non-solicitation, no-hire, standstill or similar agreement entered into or amended in respect of any Alternative Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Alternative Proposal unless the MDC Special Committee or the MDC Board concludes in good faith, after consultation with its outside legal counsel, that a failure to take any action described in this clause (iv) would be inconsistent with its fiduciary duties under applicable Law. It is agreed that any violation of the restrictions set forth in this Section 7.06(a) by any Representative of MDC or its Subsidiaries shall constitute a breach of this Section 7.06 by MDC.

(b)                From and after the date of this Agreement, except as expressly permitted by Section 7.06(c), MDC shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, assist or knowingly encourage or facilitate (including by way of furnishing confidential information), or engage in discussions or negotiations regarding, any inquiry, expression or interest, request for information, proposal or offer which constitutes or would be reasonably expected to lead to an Alternative Proposal, or the making or consummation thereof, (ii) enter into any letter of intent, memorandum of understanding, agreement in principle or similar Contract with any Person (other than Stagwell or its Affiliates) for, constituting or otherwise relating to an Alternative Proposal or that would reasonably be expected to lead to or result in an Alternative Proposal, (iii) approve, endorse or recommend any Alternative Proposal or (iv) resolve or agree to do any of the foregoing. It is agreed that any material violation of the restrictions set forth in this Section 7.06(b) by any Representative (other than Mark Penn or any other Person acting at his express direction, in each instance, directly or indirectly) of MDC or its Subsidiaries shall constitute a breach of this Section 7.06 by MDC.

(c)                Notwithstanding anything to the contrary contained in Section 7.06(a) and Section 7.06(b), MDC and its Representatives shall be entitled, prior to obtaining the MDC Special Meeting Approval, to furnish information regarding MDC or any of its Subsidiaries to, or engage in discussions or negotiations with, any Person in response to an unsolicited, bona fide, written proposal with respect to an Alternative Proposal that is submitted to MDC or its Representatives by or on behalf of such Person (for so long as such Alternative Proposal has not been withdrawn) if (i) none of MDC, its Subsidiaries or its or their respective Representatives shall have materially breached the provisions set forth in this Section 7.06 with respect to such Person, (ii) the MDC Special Committee or the MDC Board shall have determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (ii) the MDC Special Committee or the MDC Board shall have determined, in its good faith judgment, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that MDC may not enter into negotiations or discussions or furnish any information in connection with any such Alternative Proposal to any such Person without entering into a confidentiality agreement with such Person, which confidentiality agreement shall contain terms no less favorable to MDC than those contained in the Mutual NDA and an executed copy of which shall be provided promptly (and in any event within twenty-four (24) hours) to Stagwell. Stagwell shall be entitled to receive notification of the identity of such Person promptly (and in any event prior to MDC’s furnishing information to the Person making such Alternative Proposal or its Representatives). MDC shall provide or make available to Stagwell any non-public information concerning MDC or any of its Subsidiaries (to the extent not previously provided or made available to Stagwell) concurrently with it being made available to the Person making such Alternative Proposal or its Representatives.

(d)                MDC agrees that it shall notify Stagwell promptly (and in any event within twenty-four (24) hours of receipt) if any inquiry, expression of interest, request for non-public information, proposal or offer related to an Alternative Proposal, or that would be reasonably expected to lead to an Alternative Proposal, is received by, or any such discussions or negotiations are sought to be initiated or continued with, MDC, its Subsidiaries or any of its or their respective Representatives. Such notice shall be provided in writing and shall provide a reasonably detailed summary of the material terms and conditions of any such inquiry, expression of interest, request for non-public information, proposal or offer (including the identity of the Person making such inquiry, expression of interest, request for non-public information, proposal or offer, together with copies of any related documentation). Thereafter, MDC shall keep Stagwell reasonably informed, on a reasonably current basis, of all material developments regarding the status of, and material changes to the terms and conditions of, any such inquiry, expression of interest, request for non-public information, proposal or offer and any such discussions of negotiations. Nothing contained in this Agreement shall prevent the MDC Board or the MDC Special Committee from making or causing MDC to make a customary “stop, look and listen” communication after the commencement of an Alternative Proposal pursuant to Rule 14e-2 under the Exchange Act or Rule 14d-9(f) under the Exchange Act, in each instance, without such action being considered a Change in Recommendation.

(e)                Except as permitted by Section 7.06(f) or Section 7.06(g), neither the MDC Board nor the MDC Special Committee shall (i) (A) withdraw (or qualify or modify in any manner adverse to Stagwell), or publicly propose to withdraw (or qualify or modify in any manner adverse to Stagwell), the MDC Board Recommendation or the MDC Special Committee Recommendation, (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve any Alternative Proposal, (C) fail to include the MDC Board Recommendation or the MDC Special Committee Recommendation in the Combined Proxy Statement/Prospectus or (D) resolve, publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow MDC or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, or other similar Contract constituting or related to, an Alternative Proposal or that would require MDC to abandon, terminate or fail to consummate the Transactions (other than a confidentiality agreement referred to in Section 7.06(c)) (an “Acquisition Agreement”) or (B) resolve, agree or propose to do any of the foregoing.

(f)                 Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the MDC Special Meeting Approval, the MDC Special Committee or the MDC Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (x) the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (y) an Alternative Proposal constitutes a Superior Proposal, then the MDC Special Committee or the MDC Board, as applicable, may (i) terminate this Agreement pursuant to Section 9.03(b) and cause MDC to enter into an Acquisition Agreement with respect to such Superior Proposal or (ii) make a Change in Recommendation with respect to such Superior Proposal, but in the case of the foregoing clauses (i) and (ii), (A) only if such Superior Proposal has not resulted, directly or indirectly, from a material breach of its or MDC’s obligations pursuant to this Section 7.06, and (B) only if (1) MDC provides at least five (5) Business Days’ written notice to Stagwell (a “Notice of Change in Recommendation”) advising Stagwell that the MDC Special Committee or the MDC Board intends to take such action, specifying (x) a summary of the material terms and conditions of such Superior Proposal, (y) the identity of the Person making such Superior Proposal and providing copies of all relevant documents relating to such Superior Proposal that MDC has received from such Person or its Representatives, including a copy of the most current proposed Acquisition Agreement (if any) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Change in Recommendation and restart the notice period and require compliance with the requirements of this Section 7.06(f)); (2) during a period of five (5) Business Days following Stagwell’s receipt of a Notice of Change in Recommendation (or, in the event of a new Notice of Change in Recommendation as a result of any such amendment, an extension of three (3) additional Business Days), if requested by Stagwell, MDC and its Representatives shall have negotiated with Stagwell and its Representatives in good faith to make such revisions or adjustments proposed by Stagwell to the terms and conditions of this Agreement as would enable the MDC Board or the MDC Special Committee to proceed with its recommendation of this Agreement and the Transactions and not to make such Change in Recommendation; and (3) if applicable, at the end of such applicable 5- or 3-Business Day period, the MDC Board or MDC Special Committee, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that Stagwell, prior to the expiration of such applicable period, shall have offered in writing, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) that (x) the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (y) any such Alternative Proposal continues to constitute a Superior Proposal.

(g)                Other than in connection with an Alternative Proposal, the MDC Special Committee or the MDC Board may, at any time prior to, but not after, obtaining the MDC Special Meeting Approval, make a Change in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”), if the MDC Special Committee or the MDC Board, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that: (A) Stagwell shall have received written notice from MDC of the MDC Special Committee’s or the MDC Board’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the MDC Special Committee or the MDC Board, which notice shall specify the facts and circumstances of the applicable Intervening Event in reasonable detail, (B) during such period and prior to making an Intervening Event Change in Recommendation, if requested by Stagwell, MDC and its Representatives shall have negotiated in good faith with Stagwell and its Representatives regarding any revisions or adjustments proposed by Stagwell to the terms and conditions of this Agreement as would enable the MDC Special Committee or the MDC Board, as applicable, to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) the MDC Special Committee or the MDC Board may make an Intervening Event Change in Recommendation only if the MDC Special Committee or the MDC Board, as applicable, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Stagwell shall have, prior to the expiration of the 5-Business Day period, offered in writing, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) that failure to make an Intervening Event Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(h)                As used in this Agreement:

(i)                 “Alternative Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons (within the meaning of Section 13(d) of the Exchange Act, but expressly excluding Stagwell or any of its Affiliates or any group of which Stagwell is a member) providing for, in a single transaction or series of related transactions (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving MDC pursuant to which any such Person or group of Persons would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of MDC immediately following such transaction, or (B) a direct or indirect purchase or acquisition of twenty percent (20%) or more of the assets or businesses of MDC and its Subsidiaries (including any Subsidiary of MDC whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of MDC and its Subsidiaries, taken as a whole).

(ii)               “Superior Proposal” shall mean any Alternative Proposal (provided, that for purposes of this definition, references to “twenty percent (20%)” in the definition of “Alternative Proposal” shall be deemed to be references to “(fifty percent (50%)”) which (A) the MDC Special Committee or the MDC Board determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction more favorable to MDC’s shareholders than the Transactions (including any bona fide written offer or proposal made by Stagwell in response to such Alternative Proposal or otherwise, in accordance with the time periods set forth in this Section 7.06), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement), (B) is not subject to any financing or due diligence conditionality and (C) is reasonably capable of being completed on the terms proposed.

(iii)             “Intervening Event” shall mean any material Effect or combination of Effects arising after the date of this Agreement that (A) was not known to or reasonably foreseeable by the MDC Special Committee or MDC Board as of the date of this Agreement, (B) did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to this Agreement (including pursuant to Section 7.07) and (C) does not relate to (1) any Alternative Proposal or Superior Proposal, (2) any fluctuation in the market price or trading volume of the MDC Class A Shares, or (3) MDC or the Stagwell Subject Entities meeting, failing to meet or exceeding projections; provided, however, that the occurrence of any such Effect or combination of such Effects contemplated by the immediately preceding clause (C) shall not prevent or otherwise affect a determination that an Intervening Event has occurred.

Section 7.07               Reasonable Best Efforts; Filings, etc. Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.07(c), each of the parties hereto shall (and shall cause its Subsidiaries to) use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws (including Regulatory Laws) to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, advance rulings, no-action letters, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary, including undertaking to Her Majesty the Queen in right of Canada to carry out specific agreed upon reasonable undertakings as a condition of the allowance of the Proposed Transaction by the Minister of Canadian Heritage under the Investment Canada Act, to obtain an approval, allowance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that, for the avoidance of doubt, any failure to obtain a consent, approval or waiver from a third party shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or Section 8.03(b) to be satisfied on the Closing Date), (iii) the defending of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions. In addition, no party hereto shall knowingly take any action after the date hereof that would reasonably be expected to delay, hinder or otherwise obstruct the consummation of the Closing, including any action that delays the obtaining of, or results in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to the Closing.

(a)                Subject to Section 7.07(b) and the other terms and conditions herein provided and without limiting the foregoing, Stagwell and MDC shall (and shall cause their respective Subsidiaries to):

(i)                 make their respective required filings (and filings considered by the parties to be advisable after consulting with, and considering in good faith the views of, each other) under the HSR Act, the Investment Canada Act and any other applicable Regulatory Laws (and the parties shall bear equal responsibility for all filing fees incident thereto), which filings shall be made as promptly as practicable (and, in the case of the HSR Act, not later than ten (10) Business Days after the date hereof), and thereafter shall make any other required submissions under the HSR Act, the Investment Canada Act or other such Laws as promptly as possible; without limiting the generality of the foregoing, each party shall use its reasonable best efforts to respond to and comply as promptly as practicable with any request for information regarding the Transactions from any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii)               use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, advance rulings, no-action letters, permits or authorizations are required to be obtained prior to the Closing from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Transactions and (B) timely making all such filings;

(iii)             promptly notify each other of any communication concerning this Agreement or the Transactions to that party from any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

(iv)              not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the Transactions unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance;

(v)                promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective Representatives intend to submit to any Governmental Entity; and

(vi)              promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws.

(b)                MDC shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed timing extension, settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Stagwell. Each party hereto shall use its reasonable best efforts to provide the other parties hereto full and effective support in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested.

(c)                Notwithstanding anything to the contrary contained in this Agreement, (i) neither Stagwell nor MDC shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of the other party, divest or hold separate or otherwise take or commit to take any action that limits its freedom with respect to, or its ability to retain, any of the respective businesses, product lines or assets of the Stagwell Subject Entities, on the one hand, or MDC and its Subsidiaries, on the other hand, as applicable, (ii) neither Stagwell nor MDC, nor any of their respective Affiliates, shall be required to divest or hold separate (or agree to divest or hold separate), or otherwise take or commit to take any action that limits its freedom with respect to, or its ability to retain, any of the respective businesses, product lines or assets of the Stagwell Subject Entities, on the one hand, or MDC and its Subsidiaries, on the other hand, as applicable, and (iii) neither Stagwell nor MDC, nor any of their respective Affiliates, shall be required to commence and/or defend any suit, action or other proceeding before any court or other applicable Governmental Entity to resolve any objections arising under Regulatory Laws that a Governmental Entity may have to the Transactions.

(d)                For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Investment Canada Act, and all other federal, state or foreign statutes, treaties, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or any Laws with respect to foreign investment.

Section 7.08               Shareholder Litigation.

(a)                MDC shall promptly (and in any event within twenty-four (24) hours) notify Stagwell in writing of, and shall give Stagwell the opportunity to participate fully and actively in, but not control, the defense or settlement of any claim or litigation against or otherwise involving MDC and/or any of its directors or officers relating to this Agreement or the Transactions; provided, however, that no compromise or full or partial settlement of any such claim or litigation shall be agreed to by MDC without Stagwell’s consent (not to be unreasonably withheld, conditioned or delayed).

(b)                Stagwell shall promptly (and in any event within twenty-four (24) hours) notify MDC in writing of, and shall give MDC the opportunity to participate fully and actively in, but not control, the defense or settlement of any claim or litigation against or otherwise involving Stagwell and/or any of its directors or officers relating to this Agreement or the Transactions; provided, however, that no compromise or full or partial settlement of any such claim or litigation shall be agreed to by Stagwell without MDC’s consent (not to be unreasonably withheld, conditioned or delayed) to the extent it would reduce or be binding on the assets or operations of the Stagwell Subject Entities following the Closing.

Section 7.09              Public Statements. Except for any public disclosure made by MDC or Stagwell in connection with any of the actions or events contemplated by Section 7.06, Stagwell and MDC shall consult with each other prior to issuing, and provide each other with the reasonable opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market (and then, to the extent permitted, only after consulting with the other party prior to making any such required disclosure); provided, that each of Stagwell and MDC may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are consistent with (and not materially expansive of) previous public announcements, statements or other disclosure made jointly by Stagwell and MDC. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed by the parties.

Section 7.10               Notification of Certain Matters. Each of Stagwell and MDC shall promptly notify the other party in writing of (i) any notice or other communication received by such party or any of its Subsidiaries, or to the knowledge of such party, any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions; (ii) knowledge of the commencement or threat of commencement of any action, suit, litigation or other legal proceeding by or before any Governmental Entity with respect to the Transactions (and shall keep the other party informed as to the status of any such action, suit, litigation or other legal proceeding or threat) (iii) any notice or other communication received by such party or any of its Subsidiaries, or any of their respective Representatives, from any Governmental Entity in connection with the Transactions; and (iv) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the Closing Conditions to be capable of being satisfied prior to the Termination Date; provided, that the failure to deliver any notice pursuant to this Section 7.10 shall not be considered in determining whether the Closing Conditions have been satisfied.

Section 7.11               Director and Officer Indemnification and Insurance.

(a)                All rights to indemnification existing in favor of the current or former directors, officers and employees of MDC and its Subsidiaries (the “Indemnified Persons”) as provided in the MDC Organizational Documents or under indemnification agreements between Indemnified Persons and MDC and its Subsidiaries, in each case as in effect as of the date of this Agreement with respect to matters occurring prior to the Closing (the “Indemnification Obligations”) shall survive the Transactions and shall continue in full force and effect as obligations of New MDC for a period of not less than six (6) years after the Closing unless otherwise required by applicable Law.

(b)                Following the Closing, New MDC shall maintain director and officer liability insurance policies providing comparable coverage to New MDC’s existing directors’ and officers’ liability insurance and fiduciary liability insurance through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall New MDC be required to expend an amount pursuant to this Section 7.11(b) in excess of three hundred percent (300%) of the current annual premium paid by MDC for its existing coverage in the aggregate and if such comparable coverage cannot be obtained by paying an aggregate premium equal to or below three hundred percent (300%) of the current annual premium, New MDC shall only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to three hundred percent (300%) of such amount.

(c)                This Section 7.11 shall survive the consummation of the Transactions and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. If MDC or any of its successors or assigns (i) subsequently consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) subsequently transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MDC, as the case may be, shall assume the applicable obligations set forth in this Section 7.11.

Section 7.12                Integration Planning. After the date hereof and prior to the Closing Date, Stagwell and MDC shall establish procedures, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Stagwell Subject Entities and MDC, respectively, and reasonably necessary integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

Section 7.13              Stagwell Restructuring. Prior to the Closing, Stagwell shall use its reasonable best efforts to effect certain restructuring transactions described in Schedule VIII, pursuant to which Stagwell would (a) acquire the outstanding equity interests of the non-wholly owned Stagwell Subject Entities set forth therein and (b) cancel, extinguish or otherwise terminate the Stagwell Incentive Awards set forth therein (such transactions, collectively, the “Stagwell Restructuring”). Stagwell shall keep MDC reasonably involved in any process and communications relating to the Stagwell Restructuring and shall consider in good faith any comments of MDC regarding the proposed terms of the Stagwell Restructuring.

Section 7.14               Special Distribution. Stagwell covenants and agrees that, pursuant to the Stagwell Contribution, the Stagwell Subject Entities shall be contributed with no greater than $260 million in the aggregate of Net Debt (such amount, the “Stagwell Net Debt Cap,” and such requirement, the “Stagwell Net Debt Condition”). To the extent that the Stagwell Subject Entities hold an aggregate amount of Net Debt less than the Stagwell Net Debt Cap (the difference between the Stagwell Net Debt Cap and such amount, the “Stagwell Net Debt Surplus”) at such time, Stagwell shall be permitted to cause Stagwell Marketing Group to make a one-time draw under the Stagwell Credit Agreement in an amount no greater than the Stagwell Net Debt Surplus, which amount Stagwell may cause to be paid as a distribution to Stagwell prior to the Stagwell Contribution (such distribution, the “Special Distribution”). At least three (3) Business Days prior to the Closing, Stagwell shall provide MDC with a good-faith calculation of its Net Debt (the “Net Debt Calculation”), together with reasonably detailed supporting documentation as well as an accounting of any payments or distributions to be made pursuant to this Section 7.14. For the avoidance of doubt, the parties hereto shall not be obligated to consummate the Transactions until Stagwell has reasonably demonstrated that the Stagwell Net Debt Condition will be satisfied at the Closing. MDC shall be entitled to comment on and request reasonable changes to the Net Debt Calculation, and Stagwell shall consider in good faith any changes MDC proposes to the Net Debt Calculation.

Section 7.15                 Post-Closing New MDC Board and Committee Representation.

(a)                 Prior to the consummation of the MDC Merger, MDC shall cause all directors, other than the three MDC directors to be identified by the MDC Special Committee following the date hereof but prior to the Closing (such persons, the “Continuing Independent Directors”), Bradley Gross and Mark Penn, to resign and shall take all requisite action such that the four (4) directors identified by Stagwell no later than five (5) Business Days following the effectiveness of the Registration Statement be appointed to the board of directors of New MDC (the “New MDC Board”) (effective as of Closing), to serve until their respective successors are duly elected and qualified or until each such director’s earlier death, resignation or removal.

(b)                Subject to the fiduciary duties of the New MDC Board, New MDC shall cause the Continuing Independent Directors to be nominated as part of New MDC’s proposed slate of directors at the next two annual meetings of New MDC stockholders following the Closing (the “Post-Closing Governance Period”). From and after the Post-Closing Governance Period, for so long as (x) Stagwell Beneficially Owns more than 10% of the then-issued and outstanding voting securities of New MDC, (y) Stagwell has nominated directors constituting a majority of the New MDC Board, or (z) Stagwell has the contractual right to appoint a majority of the New MDC Board, New MDC shall have at least three (3) independent directors (to the extent required under applicable SEC and NASDAQ rules).

(c)                 Subject to the fiduciary duties of the New MDC Board, New MDC shall cause the Continuing Independent Directors to constitute all of the members of New MDC’s Audit Committee and Compensation Committee for the Post-Closing Governance Period; provided, that if any Continuing Independent Director’s service as a director ceases during the Post-Closing Governance Period as a result of such director’s death, retirement or resignation, any vacancy on such committees may be filled by any other New MDC director then-serving on the New MDC Board selected by the other Continuing Independent Director(s) who are qualified to serve on such committees under applicable SEC and NASDAQ rules. All other committee representation will be determined by the post-Closing New MDC Board.

Section 7.16                Other Post-Closing Governance Matters. The parties hereby agree that, for so long as (x) Stagwell Beneficially Owns more than 10% of the then-issued and outstanding voting securities of New MDC, (y) Stagwell has nominated directors constituting a majority of the New MDC Board, or (z) Stagwell has the contractual right to appoint a majority of the New MDC Board:

(a)                 any related-party transaction by and between New MDC or any of the MDC Subsidiaries, on the one hand, and Stagwell or its Affiliates (other than New MDC and the MDC Subsidiaries), on the other hand, will require the approval of a majority of the independent directors then-serving on the New MDC Board; provided, that, for the avoidance of doubt, any amendment or modification of (i) solely to the extent they relate to any right, power or preference unique to Stagwell or its Affiliates (other than New MDC and the MDC Subsidiaries), the New MDC Certificate of Incorporation or the New MDC Bylaws; (ii) any Ancillary Agreement; or (iii) this Agreement, including Section 7.15 and this Section 7.16, shall each be considered such a related-party transaction; and

(b)                any proposed business combination following the Closing by and between New MDC, on the one hand, and Stagwell or any of its Affiliates (other than New MDC and any of the MDC Subsidiaries), on the other hand, shall require (i) approval from a “majority of the minority” of New MDC stockholders, and (ii) the creation of a special committee of the post-Closing New MDC Board comprised solely of independent and disinterested directors with authority similar to that of the MDC Special Committee. For the avoidance of doubt, the foregoing requirement shall not apply to any business combination solely among direct or indirect Subsidiaries (other than OpCo) of New MDC.

(c)                 For purposes of this Section 7.16, “Beneficially Owns” shall mean the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Stagwell, but shall expressly exclude any shares held directly by any of its limited partners.

Section 7.17                Section 16 Matters. Prior to the Closing, each of Stagwell and MDC shall use all reasonable efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of MDC Common Shares (including derivative securities with respect to MDC Common Shares) or acquisitions of New MDC Common Stock (including derivative securities with respect to New MDC Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.18                MDC Actions.

(a)                 MDC shall take all actions within its power to take, and cause its Affiliates to take, all actions necessary to:

(i)                 cause each of New MDC and Merger Sub to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement; and

(ii)               ensure that, prior to Closing, each of New MDC and Merger Sub shall not conduct any business, incur or guarantee any indebtedness or any other liabilities or make any investments, other than those activities incident to its obligations under this Agreement or the Transactions.

(b)                 MDC covenants and agrees to take all actions necessary to immediately (and in any event within twelve (12) hours) following the completion of the Redomiciliation, (i) cause the sole incorporator of MDC to appoint and elect one or more directors following the Redomiciliation Effective Time to the extent no such director or directors shall have been named in the MDC Delaware Certificate of Incorporation, (ii) immediately following the appointment and election of such directors, approve and declare advisable this Agreement and the Transactions, including the MDC Merger, by all necessary corporate or other action in accordance with the DGCL (other than the MDC Merger Approval) (the actions described in the foregoing clauses (i) and (ii) collectively, the “MDC Delaware Board Approval”) and to take all other actions necessary or advisable to permit and facilitate the obtaining of the MDC Merger Approval immediately following the effectiveness of the MDC Delaware Board Approval and (iii) deliver to Stagwell evidence reasonably satisfactory to Stagwell that the MDC Delaware Board Approval have been obtained and such other actions have been taken. For the avoidance of doubt MDC shall have the sole authority to designate the sole incorporator referenced in the foregoing sentence.

(c)                 MDC or New MDC shall pay all fees and take any actions contemplated by or necessary for the effectiveness of the Senior Note Consent or a Senior Notes Refinancing, whichever shall be the case, as of the Closing.

Section 7.19                 Financing Cooperation.

(a)                 MDC shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to provide such cooperation in connection with obtaining the Debt Financing as may be reasonably requested by Stagwell, including:

(i)                 preparing and furnishing Stagwell and any lenders, as promptly as practicable, all Required Information within MDC’s possession and all other financial and other pertinent information and disclosures regarding MDC and the MDC Subsidiaries as may reasonably be requested by Stagwell for use in connection with the Debt Financing;

(ii)               causing such senior officers of MDC as MDC may reasonably consider appropriate to participate in a reasonable number of lender meetings, rating agency presentations and due diligence meetings at reasonable times and upon reasonable advance notice;

(iii)              cooperating with Stagwell’s legal counsel in connection with the preparation of customary legal opinions required of Stagwell and provided by Stagwell’s legal counsel in connection with the Debt Financing;

(iv)              providing such assistance as Stagwell may reasonably request in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Second Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement;

(v)                assisting in the preparation of, and, on or following Closing executing and delivering customary financing documents, including joinder, guarantee and collateral documents and other certificates and documents by OpCo and MDC Subsidiaries as may be required by the Second Stagwell Credit Agreement Amendment or the Term Loan Credit Agreement;

(vi)              on or following Closing, facilitating the pledging of collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of MDC’s Subsidiaries on the Closing Date in connection with the Debt Financing to the extent available to MDC);

(vii)              with effect from Closing, taking all ministerial company actions requested by Stagwell to permit the consummation of the Debt Financing; and

(viii)             providing all customary documentation and other information about MDC and its Subsidiaries requested in writing by the finance parties in respect of the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations;

(b)                 Stagwell shall, and shall cause each of the Stagwell Subject Entities to, use its respective reasonable best efforts to provide such cooperation in connection with (i) obtaining the MDC Financing Arrangements, and (ii) the accession of the Stagwell Subject Entities to the MDC Financing Arrangements as may be reasonably requested by MDC, including:

(i)                 preparing and furnishing MDC, as promptly as practicable, all financial and other pertinent information and disclosures regarding Stagwell and the Stagwell Subject Entities as may reasonably be requested by MDC for use in connection with the MDC Financing Arrangements;

(ii)               causing such senior officers of Stagwell as Stagwell may reasonably consider appropriate to participate in a reasonable number of lender meetings, rating agency presentations and due diligence meetings at reasonable times and upon reasonable advance notice in connection with the MDC Financing Arrangements;

(iii)              cooperating with MDC’s legal counsel in connection with the preparation of customary legal opinions required of MDC and provided by MDC’s legal counsel in connection with the MDC Financing Arrangements;

(iv)              assisting in the preparation of, and, on or following Closing executing and delivering customary financing documents, including joinder, guarantee and collateral documents and other certificates and documents by the Stagwell Subject Entities as may be required by the documentation in respect of the MDC Financing Arrangements;

(v)                with effect from Closing, taking all ministerial company actions requested by MDC to permit the consummation of the MDC Financing Arrangements; and

(vi)              providing all customary documentation and other information about the Stagwell Subject Entities requested in writing by the lenders or other finance parties in respect of the MDC Financing Arrangements that relates to applicable “know your customer” and anti-money laundering rules and regulations;

(c)                 Nothing in this Section 7.19 shall require MDC, Stagwell, or any of their Subsidiaries (each, a “Providing Party”) to:

(i)                 in the case of MDC or its Subsidiaries, provide to Stagwell or, in the case of Stagwell or the Stagwell Subject Entities, provide to MDC, or any other person, documentation or other information in respect of which MDC or Stagwell, as applicable, or any of their respective Subsidiaries owes a duty of confidentiality to a person other than the other party, that is privileged, or that MDC or Stagwell, as applicable, reasonably considers to be commercially or competitively sensitive;

(ii)                take any action that is inconsistent with applicable Law or obligations to which the Providing Party is a party (including, in the case of MDC and its Subsidiaries, the MDC Credit Agreement);

(iii)               take any action that has effect (including in respect of the incurrence of any obligations) prior to Closing; or

(iv)              take any action or provide any documentation or other information the taking or provision of which reasonably interferes with the ongoing operations of the Providing Party.

(d)                Stagwell shall, on demand, reimburse MDC for all reasonable and documented out-of-pocket costs and expenses incurred by MDC and its Subsidiaries in connection with their respective obligations pursuant to Section 7.19(a).

(e)                MDC shall, on demand, reimburse Stagwell for all reasonable and documented out-of-pocket costs and expenses incurred by Stagwell and its Subsidiaries in connection with their respective obligations pursuant to Section 7.19(b).

Section 7.20               Repayment and Termination of MDC Credit Agreement. MDC shall, and shall cause its Subsidiaries to, deliver all notices, cooperate with Stagwell and take all other actions reasonably requested by Stagwell to facilitate the termination at or prior to the Closing of all commitments in respect of the MDC Credit Agreement, the repayment in full on or prior to the Closing Date of all obligations in respect of the indebtedness under the MDC Credit Agreement, and the release on or as soon as reasonably practicable thereafter of any Liens securing all such indebtedness and guarantees in connection therewith (such transactions, collectively, the “MDC Credit Agreement Termination”). In furtherance and not in limitation of the foregoing, MDC shall, and shall cause its Subsidiaries to, use reasonable best efforts and shall cooperate with Stagwell to obtain and deliver to Stagwell at least five (5) Business Days prior to the Closing Date an executed payoff letter with respect to the MDC Credit Agreement (the “Payoff Letter”), in form and substance customary for financings of the type to which the Payoff Letter relates, from Wells Fargo on behalf of the lenders to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the MDC Credit Agreement relating to the assets, rights and properties of MDC and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released and terminated.

Article 8
CONDITIONS

Section 8.01                Conditions to Each Party’s Obligations to Effect the Transactions. The obligations of each party to effect the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)                 Shareholder Approval. (i) With respect to the Transactions other than the MDC Merger, the MDC Special Meeting Approval shall have been duly obtained in accordance with the CBCA, the MDC Organizational Documents and the rules and requirements of NASDAQ and the SEC; and (ii) with respect to the MDC Merger only, the MDC Delaware Board Approval and the MDC Merger Approval shall have been duly obtained in accordance with the DGCL.

(b)                 Antitrust/Competition. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and any agreement with the US Federal Trade Commission or the US Department of Justice not to consummate the Transactions shall have expired or been terminated.

(c)                 Investment Canada Act. The Investment Canada Act Approval shall have been obtained.

(d)               No Injunctions or Restraints. There shall be no Law, injunction, judgment, order or decree of any Governmental Entity of competent jurisdiction that is in effect which temporarily or permanently prohibits or enjoins the consummation of the Transactions.

(e)                 NASDAQ Listing. The shares of New MDC Class A Common Stock to be issued in connection with the Transactions (including any such shares issuable pursuant to the A&R OpCo Operating Agreement) shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f)                  Debt Transactions. The Debt Transactions shall have been completed.

(g)                Goldman Consent and Stagwell Consent. The Goldman Consent and the Stagwell Consent shall not have been modified or rescinded and shall remain in full force and effect.

(h)                 Senior Note Consent or Senior Note Refinancing. Either (i) the Senior Note Consent shall have been obtained and shall remain in full force and effect or (ii) MDC, with the prior consent of Stagwell, shall have consummated a Senior Note Refinancing.

Section 8.02                Conditions to Obligations of Stagwell. The obligations of Stagwell to effect the Closing are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by Stagwell on or prior to the Closing Date of each of the following conditions:

(a)                 Representations and Warranties. (i) The representations and warranties of MDC set forth in Section 4.02(a), Section 4.02(d) (but solely as it relates to MDC and not any MDC Subsidiary) and Section 4.06(a) shall be true and correct in all respects (other than, in the case of Section 4.02(a) and Section 4.02(d), for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date only), (ii) the representations and warranties of MDC set forth in Section 4.01(a), Section 4.01(b), Section 4.02(b), Section 4.02(c), Section 4.02(d) (but solely to the extent that it relates to the MDC Subsidiaries and not MDC), Section 4.03 (other than clauses (c) and (g) thereof), and Section 4.11 (such Sections, together with the Sections referred to in the immediately preceding clause (i), the “Specified MDC Representations”) shall be true and correct (without giving effect to any limitation as to materiality or “MDC Material Adverse Effect” set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date only), and (iii) the representations and warranties of MDC set forth in this Agreement (other than the Specified MDC Representations) shall be true and correct (without giving effect to any limitation as to materiality or “MDC Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate has not had, and would not reasonably be expected to have, an MDC Material Adverse Effect.

(b)                Performance of Obligations of MDC. MDC shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)                 Closing Deliverables. Stagwell shall have received each of the closing deliverables, as applicable, contemplated by Section 3.03.

(d)                 No MDC Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Effect which, individually or in the aggregate, has had or would reasonably be expected to have an MDC Material Adverse Effect.

Section 8.03                Conditions to Obligations of MDC. The obligations of MDC to effect the Closing are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by MDC on or prior to the Closing Date of each of the following conditions:

(a)                 Representations and Warranties. (i) The representations and warranties of Stagwell set forth in Section 5.02(a), Section 5.02(d) (but solely as it relates to SMGH and not any other Stagwell Subject Entity) and Section 5.06(a) shall be true and correct in all respects (other than, in the case of Section 5.02(a) and Section 5.02(d), for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date only), (ii) the representations and warranties of Stagwell set forth in Section 5.01(a), Section 5.01(b), Section 5.02(b), Section 5.02(c), Section 5.02(d) (but solely as it relates to the Stagwell Subject Entities other than SMGH), Section 5.03 (other than clauses (c) and (d)), and Section 5.10 (such Sections in this clause (ii), together with the Sections referred to in the immediately preceding clause (i), the “Specified Stagwell Representations”) shall be true and correct (without giving effect to any limitation as to materiality or “Stagwell Material Adverse Effect” set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date only), and (iii) the representations and warranties of Stagwell set forth in this Agreement (other than the Specified Stagwell Representations) shall be true and correct (without giving effect to any limitation as to materiality or “Stagwell Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate has not had, and would not reasonably be expected to have, a Stagwell Material Adverse Effect.

(b)                Performance of Obligations of Stagwell. Stagwell shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)                 Closing Deliverables. MDC shall have received each of the closing deliverables contemplated by Section 3.02.

(d)                No Stagwell Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Effect which, individually or in the aggregate, has had or would reasonably be expected to have a Stagwell Material Adverse Effect.

(e)                 Stagwell Restructuring. Either (i) Stagwell shall have provided MDC with copies of legal documentation reasonably satisfactory to MDC evidencing the completion of the Stagwell Restructuring on the terms set forth in Schedule VIII, or (ii) in the event the Stagwell Restructuring shall not have been completed on the terms set forth in Schedule VIII, Stagwell shall have delivered written notice to MDC of its agreement that the Stagwell Contribution Consideration be reduced for all purposes hereunder in accordance with the proviso to the definition thereof.

Article 9
TERMINATION

Section 9.01                Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the MDC Shareholder Approval has been obtained, by mutual written consent of Stagwell and MDC.

Section 9.02                Termination by Stagwell or MDC. This Agreement may be terminated at any time prior to the Closing, whether before or after the MDC Shareholder Approval has been obtained, by either Stagwell or MDC upon written notice to the other if:

(a)                 the Closing Date shall not have occurred by 5:00 pm (New York City time) on the date that is the nine (9) month anniversary of the date of this Agreement (such date or such later date, if any, as is provided in the proviso of this Section 9.02(a), the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.02(a) shall not have materially breached its representations, warranties or covenants under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the Termination Date; provided, that in the event that any of the conditions set forth in Section 8.01(b) (Antitrust/Competition), Section 8.01(c) (Investment Canada Act) or Section 8.01(d) (No Injunctions or Restraints) (to the extent related to the waiting periods and clearances that are the subject of Section 8.01(b) or Section 8.01(c)) shall not have been satisfied on or before the Termination Date because of the failure to obtain the approvals described in Section 8.01(b) (Antitrust/Competition) or Section 8.01(c) (Investment Canada Act) but all of the other conditions set forth in Section 8.01 have been satisfied, then either Stagwell or MDC may extend the Termination Date, on one or more occasions, by notice delivered to the other parties, until 5:00 pm (New York City time) to a date no later than the twelve (12) month anniversary of the date of this Agreement, in which case the Termination Date shall be deemed for all purposes to be the latest of such dates;

(b)                any Law, injunction, judgment, order or decree having the effects set forth in Section 8.01(c) (No Injunctions or Restraints) shall be in effect and shall have become permanent final and nonappealable; or

(c)                the MDC Special Meeting Approval shall not have been obtained upon a vote taken at the Special Meeting (including any adjournment or postponement thereof).

Section 9.03                 Termination by MDC. This Agreement may be terminated at any time prior to the Closing by MDC if:

(a)                 Stagwell shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), and (ii) is incapable of being satisfied or cured by Stagwell prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by Stagwell within thirty (30) calendar days following receipt of written notice from MDC of such breach or failure to perform (“Stagwell Terminable Breach”); provided, that MDC is not then in MDC Terminable Breach of any representation, warranty, covenant or other agreement by MDC contained in this Agreement; or

(b)                 prior to the receipt of the MDC Special Meeting Approval, the MDC Board or the MDC Special Committee shall have approved, and MDC is concurrently entering into, an Acquisition Agreement in accordance with Section 7.06(f), provided that MDC shall have complied in all material respects with Section 7.06, and shall have paid (or shall concurrently pay) the fee due under Section 9.05.

Section 9.04                 Termination by Stagwell. This Agreement may be terminated at any time prior to the Closing by Stagwell if:

(a)                 MDC shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), and (ii) is incapable of being satisfied or cured by MDC prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by MDC within thirty (30) calendar days following receipt of written notice from Stagwell of such breach or failure to perform (“MDC Terminable Breach”); provided, that Stagwell is not then in Stagwell Terminable Breach of any representation, warranty, covenant or other agreement by Stagwell contained in this Agreement;

(b)                 (i) a Change in Recommendation (whether in respect of a Superior Proposal or an Intervening Event Change in Recommendation) has occurred or (ii) a tender or exchange offer that constitutes an Alternative Proposal shall have been commenced (or thereafter amended in any material respect) and MDC shall not have communicated to the shareholders of MDC, within ten Business Days after the commencement of such tender or exchange offer (or such amendment), a statement disclosing that the MDC Board or MDC Special Committee recommends rejection of such tender or exchange offer and reaffirming the MDC Board Recommendation or MDC Special Committee Recommendation, as applicable; or

(c)                 MDC shall have committed a willful and material breach of any of its obligations under Section 7.01(d) or Section 7.06; or

(d)                Stagwell shall not have received evidence reasonably satisfactory to Stagwell, within twenty-four (24) hours following the completion of the Redomiciliation, of the adoption and approval of the MDC Delaware Board Approval.

Section 9.05                 Effect of Termination.

(a)                In the event that:

(i)                 this Agreement is terminated by MDC pursuant to Section 9.03(b);

(ii)               this Agreement is terminated by Stagwell pursuant to Section 9.04(b), Section 9.04(c) or Section 9.04(d); or

(iii)              (A) (1) an Alternative Proposal shall have been made or communicated to MDC, the MDC Board or the MDC Special Committee or any Person shall have publicly announced an Alternative Proposal, and (2) such Alternative Proposal has not been publicly withdrawn in good faith prior to the event giving rise to termination, (B) this Agreement is terminated by MDC or Stagwell pursuant to Section 9.02(c), and (C) within twelve (12) months after the date this Agreement is terminated, MDC enters into a definitive agreement with respect to, or consummates, any Alternative Proposal (which need not be the same Alternative Proposal described in clause (A) above);

then in any such event, MDC shall pay to Stagwell the amount of $5,855,000 in cash (the “MDC Termination Amount”), in consideration for the disposition of Stagwell’s rights under this Agreement (as and to the extent set forth herein), it being understood that in no event shall MDC be required to pay the MDC Termination Amount on more than one occasion.

For purposes of this Section 9.05, the term “Alternative Proposal” shall have the meaning set forth in Section 7.06(h)(i), except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%).”

(b)                Any payment required to be made pursuant to clause (i) of Section 9.05(a) shall be made to Stagwell prior to or concurrently with such termination by MDC; any payment required to be made pursuant to clause (ii) of Section 9.05(a) shall be made to Stagwell promptly (and, in any event, within three (3) Business Days) following the termination giving rise to such payment; and any payment required to be made pursuant to clause (iii) of Section 9.05(a) shall be made to Stagwell promptly (but in no event later than the consummation of such Alternative Proposal); and in each case such payment shall be made by wire transfer of immediately available funds to the account details of Stagwell provided in writing by Stagwell to MDC for such purpose.

(c)                 In the event that MDC shall fail to pay the MDC Termination Amount required pursuant to this Section 9.05 when due, such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by Citibank N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if MDC shall fail to pay such amount when due, MDC shall also pay to Stagwell all of Stagwell’s costs and expenses (including attorneys’ fees) incurred in connection with efforts to collect such amount.

(d)                MDC acknowledges that the MDC Termination Amount and the other provisions of this Section 9.05 are an integral part of this Agreement and the Transactions and that, without these agreements, Stagwell would not enter into this Agreement. MDC acknowledges that the MDC Termination Amount is not a penalty, but rather a reasonable amount in consideration for the disposition of Stagwell’s rights under this Agreement (as and to the extent set forth herein). Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the MDC Termination Amount is required hereunder, upon such payment, the payment of any such MDC Termination Amount in accordance with this Section 9.05, shall be the exclusive remedy of Stagwell, as the case may be, for (i) any loss suffered as a result of the failure of the Transactions to be consummated and (ii) any other losses, damages, obligations or liabilities suffered relating to or arising out of this Agreement and the Transactions, except, in each case, in the event of actual fraud (involving scienter) or any willful and material breach prior to such termination  (it being understood that, without limiting the foregoing, in the case of fraud or a willful and material breach, any prior payment of the MDC Termination Amount shall be taken into account when determining any remedies). For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.

(e)                If this Agreement is terminated in accordance with Article 9, this Agreement shall forthwith become null and void and, except as set forth in this Section 9.05, there shall be no liability or obligation on the part of Stagwell, MDC or their respective Affiliates or Representatives, provided that (i) Article 1, Section 7.05(c), this Section 9.05 and Article 11 will survive termination hereof and (ii) no party shall be relieved from any liabilities or damages as a result of actual fraud (involving scienter) or any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements.

Article 10
SURVIVAL

Section 10.01             Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. No covenant or agreement contained in this Agreement shall survive the Closing except to the extent any such covenant or agreement by its terms contemplates performance following the Closing, in which case such covenant or agreement shall survive until fully performed in accordance with its terms.

Article 11
GENERAL PROVISIONS

Section 11.01             Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and (e) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)            if to Stagwell:

Stagwell Media LP

1808 I Street, NW, 6th Floor

Washington DC 20006

Attention: Ryan Greene

Email: ryan@stagwellgroup.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention:          Ethan A. Klingsberg
                            Paul M. Tiger
Facsimile:           (212) 277-4033
Email:                 ethan.klingsberg@freshfields.com
                            paul.tiger@freshfields.com

(b)           if to MDC:

MDC Partners Inc.

One World Trade Center, Floor 65

New York, NY 10007

Attention:          David Ross

Email:                 dross@mdc-partners.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Pl

New York, NY 10006

Attention:          Kimberly R. Spoerri

Facsimile:          (212) 225-3999

Email:                 kspoerri@cgsh.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas, 25th Floor
New York, NY 10020
Attention:          Christopher P. Giordano
                            Jon Venick
Facsimile:           (917) 778-8680
(917) 778-8651
Email:                  christopher.giordano@us.dlapiper.com
                             jon.venick@us.dlapiper.com

Section 11.02        Interpretations. When a reference is made in this Agreement to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. All references to “CAD$” refer to Canadian dollars. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, disclosure letters, annexes, exhibits or other attachments to this Agreement. The MDC Disclosure Letter, the Stagwell Disclosure Letter and all annexes and schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or other document or any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, other document or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other Representatives and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Any references in this Agreement: (a) to the “knowledge” of MDC shall mean the actual knowledge of the individuals identified in Section 11.02(a) of the MDC Disclosure Letter; and (b) to the “knowledge” of Stagwell shall mean the actual knowledge of the individuals identified in Section 11.02(b) of the Stagwell Disclosure Letter. Whenever the phrase “made available,” “delivered” or words of similar import are used herein, it shall mean the document was (i) (A) with respect to Stagwell, available for viewing in the “Project Midas” electronic data room hosted by IntraLinks, Inc., or (B) with respect to MDC, available for viewing in the “Project Metro II” electronic data room hosted by Datasite, in each case as such site existed on or before the date that is one (1) Business Day prior to the date hereof at 11:59 PM Eastern Time, or (ii) otherwise made available (electronically or otherwise) in written form to the relevant party or its Representatives prior to the execution and delivery of this Agreement.

Section 11.03        Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE LAWS OF THE PROVINCE OF ONTARIO ARE MANDATORILY APPLICABLE.

(b)          All actions arising out of, relating to or in connection with this this Agreement or any of the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the Transactions, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Agreement or any of the Transactions, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Agreement or any of the Transactions is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Agreement or any of the Transactions is improper, or that this Agreement or any of the Transactions may not be enforced in or by the above-named courts, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the Transactions in any court other than the courts of the State of Delaware, as described above. Nothing in this Section 11.03 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware or any appellate court therefrom, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the Transactions.

(c)           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would be not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled, prior to the valid termination of this Agreement (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages), to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security. In circumstances where the parties are obligated to consummate the Transactions and the Transactions have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement), each of the parties expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its equityholders, and that such other party on behalf of itself and its equityholders shall be entitled to enforce specifically the breaching party’s obligation to consummate the Transactions.

(d)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND ANY OF THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO or in connection with THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS Section 11.03(d).

Section 11.04        Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.05        Assignment; No Third-Party Beneficiaries.

(a)           This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but, except as set forth in Section 7.18, neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)           Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 11.06        Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions.

Section 11.07        Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 11.08        Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the Mutual NDA constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.

Section 11.09        Amendment. This Agreement may be amended by the parties hereto (in the case of MDC, acting upon the recommendation of the MDC Special Committee) at any time, whether before or after approval of this Agreement and the Transactions by the shareholders of MDC; provided, that after any such approval by the shareholders of MDC, no amendment shall be made without the further approval of such shareholders except as permitted by Law; provided, further, that from and after the Closing, Section 7.15 or Section 7.16 may only be amended in accordance with Section 7.16(a). This Agreement (including the MDC Disclosure Letter and the Stagwell Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.10        Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. For the avoidance of doubt, any waiver by MDC shall require the prior approval of the MDC Special Committee.

Section 11.11        No Waiver of Privilege.

(a)           From and after the Closing, in any dispute or action arising out of, relating to or in connection with this Agreement, any of the Ancillary Agreements, the Transactions or any of the other transactions contemplated hereby or thereby, Stagwell, together with all of its Affiliates and Representatives from and after the Closing and the respective successors and assigns of Stagwell and such Affiliates and Representatives (collectively, the “Stagwell Parties”), shall have the right, at their election, to retain the firms of Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, McCarthy Tétrault LLP or any other external or internal counsel of Stagwell or any of its Subsidiaries that has advised Stagwell or any Stagwell Subject Entity in connection with this Agreement, the Ancillary Agreements, the Transactions or any of the other transactions contemplated hereby or thereby (collectively, the “Stagwell Counsel”) to represent it in such matter, and MDC hereby irrevocably waives any objection and consent, and, following the Closing, shall cause the Stagwell Subject Entities and each of its and their respective Subsidiaries to irrevocably waive any objection and consent, on its own behalf and on behalf of its successors and assigns, to any such representation in any such matter and the communication by any Stagwell Counsel to the Stagwell Parties in connection with any such representation of any fact known to any Stagwell Counsel arising by reason of such counsel’s prior representation of the Stagwell Parties, the Stagwell Subject Entities and their respective Affiliates and Representatives, as applicable. MDC hereby irrevocably acknowledges and agrees, and shall cause the Stagwell Subject Entities and each of its and their respective Subsidiaries to irrevocably acknowledge and agree, on its own behalf and on behalf of its successors and assigns, that all communications between the Stagwell Subject Entities and their respective Representatives and Stagwell Counsel made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement, any Ancillary Agreement, the Transactions or any of the other transactions contemplated hereby or thereby, which, immediately prior to the Closing, would be deemed to be privileged communications between the Stagwell Subject Entities and Stagwell Counsel and would not be subject to disclosure to New MDC in connection with any process relating to a dispute arising under or in connection with, this Agreement, any Ancillary Agreement, the Transactions or any of the other transactions contemplated hereby or thereby, or otherwise, shall, from and after the Closing, be deemed to be privileged communications between the Stagwell Parties and Stagwell Counsel, and neither New MDC, the Stagwell Subject Entities nor any other Person acting or purporting to act on behalf of or through any of them shall, from and after the Closing, attempt to access, or possess (including by virtue of the Transactions or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements) any right of access to, any work product of Stagwell Counsel, or any other information, materials or documents in the possession of Stagwell Counsel, or any communications between Stagwell Counsel and any of the Stagwell Subject Entities or otherwise seek to obtain the same by any process, including in each case on the grounds that the privilege attaching to such work product, information, materials, documents or communications belongs to any Person other than the Stagwell Parties. Other than as explicitly set forth in this Section 11.11(a), the parties acknowledge that any attorney-client, attorney work product, common interest, joint defense and any other available privilege attaching as a result of legal counsel representing the Stagwell Subject Entities prior to the Closing shall survive the Closing and continue to be a privilege of the Stagwell Subject Entities and not the Stagwell Parties after the Closing. Notwithstanding anything to the contrary in this Section 11.11(a), in the event that a dispute arises following the Closing between New MDC and any of its Affiliates, on the one hand, and any third party who is not a party to this Agreement and not affiliated with, employed by or otherwise a Representative of Stagwell or its Subsidiaries on the other hand, (a) the Stagwell Subject Entities may assert the attorney-client privilege to prevent disclosure of their communications with Stagwell Counsel to such third party and (b) Stagwell shall not waive its privilege retained hereunder in connection with such dispute with such third party without the prior written consent of New MDC. Stagwell, for itself and on behalf of Stagwell Counsel, acknowledges this Section 11.11(a) does not apply to any communications of the Stagwell Subject Entities with Stagwell Counsel other than those made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement, any Ancillary Agreement, the Transactions or any of the other transactions contemplated hereby or thereby, and accordingly the Stagwell Subject Entities retain any privilege that may attach to such communications in accordance with applicable Law.

(b)          From and after the Closing, in any dispute or action arising out of, relating to or in connection with this Agreement, any of the Ancillary Agreements, the Transactions or any of the other transactions contemplated hereby or thereby, New MDC and OpCo, together with all of their respective Affiliates (including the MDC Subsidiaries) and Representatives from and after the Closing and the respective successors and assigns of MDC and such Affiliates and Representatives (collectively, the “MDC Parties”), shall have the right, at their election, to retain the firms of DLA Piper LLP (US), DLA Piper (Canada) LLP, and/or Cleary Gottlieb Steen & Hamilton LLP, or any other external or internal counsel of MDC or any MDC Subsidiary that has advised MDC or any MDC Subsidiary in connection with this Agreement, the Ancillary Agreements, the Transactions or any of the other transactions contemplated hereby or thereby (collectively, the “MDC Counsel”) to represent it in such matter, and Stagwell hereby irrevocably waives any objection and consent, and, following the Closing, shall cause each of its and their respective Subsidiaries to irrevocably waive any objection and consent, on its own behalf and on behalf of its successors and assigns, to any such representation in any such matter and the communication by any MDC Counsel to the MDC Parties, in connection with any such representation of any fact known to any MDC Counsel arising by reason of such counsel’s prior representation of the MDC Parties and their respective Affiliates and Representatives, as applicable. Stagwell hereby irrevocably acknowledges and agrees, and shall cause each of its Subsidiaries to irrevocably acknowledge and agree, on its own behalf and on behalf of its successors and assigns, that all communications between the MDC Parties (other than the Stagwell Subject Entities) and their respective Representatives and MDC Counsel made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement, any Ancillary Agreement, the Transactions or any of the other transactions contemplated hereby or thereby, which, immediately prior to the Closing, would be deemed to be privileged communications between the MDC Parties (other than the Stagwell Subject Entities) and MDC Counsel, and would not be subject to disclosure to Stagwell in connection with any process relating to a dispute arising under or in connection with, this Agreement, any Ancillary Agreement, the Transactions or any of the other transactions contemplated hereby or thereby, or otherwise, shall, from and after the Closing, be deemed to be privileged communications between the MDC Parties (other than the Stagwell Subject Entities) and MDC Counsel, and neither Stagwell nor any other Person acting or purporting to act on behalf of or through any of them shall, from and after the Closing, attempt to access, or possess (including by virtue of the Transactions or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements) any right of access to, any work product of MDC Counsel, or any other information, materials or documents in the possession of MDC Counsel, or any communications between MDC Counsel and any of the MDC Parties (other than the Stagwell Subject Entities) or otherwise seek to obtain the same by any process, including in each case on the grounds that the privilege attaching to such work product, information, materials, documents or communications belongs to any Person other than the MDC Parties (other than the Stagwell Subject Entities).  Notwithstanding anything to the contrary in this Section 11.11(b), in the event that a dispute arises following the Closing between Stagwell and any of its Affiliates, on the one hand, and any third party who is not a party to this Agreement and not affiliated with, employed by or otherwise a Representative of MDC or New MDC, on the other hand, (a) New MDC, the MDC Subsidiaries (other than the Stagwell Subject Entities) or New MDC, as applicable, may assert the attorney-client privilege to prevent disclosure of their communications with MDC Counsel, to such third-party and (b) MDC shall not waive its privilege retained hereunder in connection with such dispute with such third party without the prior written consent of Stagwell. MDC, for itself and on behalf of MDC Counsel, acknowledges this Section 11.11(b) does not apply to any communications of MDC with MDC Counsel, other than those made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement, any Ancillary Agreement, the Transactions or any of the other transactions contemplated hereby or thereby, and accordingly MDC retains any privilege that may attach to such communications in accordance with applicable Law.

Section 11.12        Disclosure Letters. Any disclosure contained in the MDC Disclosure Letter or the Stagwell Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the MDC Disclosure Letter or Stagwell Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent on its face (without reference to any additional information, investigation or documentation). The mere inclusion of any item in the MDC Disclosure Letter as an exception to a representation or warranty of MDC in this Agreement or the Stagwell Disclosure Letter as an exception to a representation or warranty of Stagwell in this Agreement, shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, an MDC Material Adverse Effect or a Stagwell Material Adverse Effect, as applicable, or trigger any other materiality qualification.

Section 11.13        Financing. Each of Stagwell, on behalf of itself, and each Stagwell Party and MDC, on behalf of itself, and each MDC Party hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and agrees not to bring or support any such Proceeding against any Debt Financing Source in any forum other than such courts, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement or the Debt Financing Sources, (d) agrees that none of the Debt Financing Sources will have any liability to any Stagwell Party or MDC Party (as applicable) relating to or arising out of this Agreement or the Debt Financing (subject to the last sentence of this Section 11.13, and (e) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.13 and that this Section 11.13 may not be amended without the written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 11.13 shall in any way limit or modify the rights and obligations of MDC or Stagwell under this Agreement or any Debt Financing Source’s obligations to MDC or Stagwell, as applicable, under the MDC Commitment Letter, the Term Loan Credit Agreement or the Second Stagwell Credit Agreement Amendment, as applicable.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MDC PARTNERS INC.

By:	/s/ David Ross
Name:	David Ross
Title: General Counsel & EVP, Strategy and Corporate Development

STAGWELL MEDIA LP

By: The Stagwell Group LLC, its General Partner

By:	/s/ Mark Penn

Name: Mark Penn
Title: Manager of The Stagwell Group LLC, the General Partner of Stagwell Media LP

NEW MDC LLC

By:	/s/ David Ross
Name:	David Ross
Title: General Counsel & EVP, Strategy and Corporate Development

MIDAS MERGER SUB 1 LLC

By:	/s/ David Ross
Name:	David Ross
Title: General Counsel & EVP, Strategy and Corporate Development

EXHIBIT A

New MDC Certificate of Incorporation

EXHIBIT B

New MDC Bylaws

EXHIBIT C

Information Rights Letter Agreement

[To be dated the Closing Date]

MDC Partners Inc.

[•]

[•]

Attention: [•]

Re:	Information and Access Rights; Sharing of Information; Confidentiality.

Ladies and Gentlemen:

Reference is made to the Transaction Agreement, dated as of [•], 2020 (the “Transaction Agreement”), by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell Media”), MDC Partners Inc., a Canadian corporation which domesticated to the State of Delaware and converted into a Delaware limited liability company prior to the date hereof (the “OpCo”), New MDC LLC, a Delaware limited liability company, and Midas Merger Sub 1 LLC, a Delaware limited liability company, pursuant to which, among other things, MDC Partners Inc., a Delaware corporation (the “Company”), became the managing member of OpCo. Capitalized terms used and not defined in this letter agreement shall have the meanings given to them in the Transaction Agreement. As used herein, (i) the “Stagwell Parties” means, collectively, Stagwell Media, Stagwell Agency Holdings LLC, a Delaware limited liability company, the Stagwell Group LLC, a Delaware limited liability company, and (except as provided in Section 4) Mark J. Penn; and (ii) the “Parties” means, collectively, the Stagwell Parties and the Company.

The Parties agree as follows:

1.       Information Rights. For so long as the Stagwell Parties “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act) more than 10% of the then issued and outstanding voting securities of the Company, the Company shall provide to each Stagwell Party:

a.       quarterly financial statements as soon as reasonably practicable after they become available, but no later than the earlier of (i) forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company and (ii) the applicable filing deadlines under SEC rules, prepared in accordance with GAAP as in effect from time to time, which such financial statements shall include the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, changes in shareholders’ equity and cash flows; provided, that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC; and

b.       annual financial statements audited by a nationally recognized accounting firm as soon as reasonably practicable after they become available, but no later than the earlier of (i) ninety (90) days after the end of each fiscal year of the Company and (ii) the applicable filing deadline under SEC rules, prepared in accordance with GAAP as in effect from time to time, which such audited financial statements shall include the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, changes in shareholders’ equity and cash flows; provided, that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC.

2.       Access Rights. For so long as the Stagwell Parties, collectively, “beneficially own” more than 10% of the then issued and outstanding voting securities of the Company, the Company shall (a) give to the Stagwell Parties and their respective Representatives reasonable access during normal business hours to the offices, properties, personnel, books, records, work papers and other documents and information relating to the Company and its Subsidiaries (provided that the Stagwell Parties must request access at least forty-eight (48) hours in advance) and (b) furnish to the Stagwell Parties and their respective Representatives such financial and operating data and other information as the Stagwell Parties may reasonably request. Nothing in this Section 2 shall require the Company or any of its Subsidiaries to disclose any information (i) that would cause a risk of a loss of privilege to the Company or any of its Subsidiaries, (ii) that would cause the Company or any of its Subsidiaries to be in violation of any applicable law, or (iii) which relates to specific events, occurrences or circumstances with respect to which there is an actual conflict of interest between the Stagwell Parties and the Company (as reasonably determined in good faith by the general counsel of the Company). If the Company or any of its Subsidiaries does not provide or cause its Representatives to provide such access or such information in reliance on the immediately preceding sentence, the Company shall give notice to the applicable Stagwell Party of the fact that it is withholding such information or documents pursuant to such sentence, and thereafter the Company and the applicable Stagwell Party shall reasonably cooperate to cause such access or information to be provided in a manner that would not reasonably be expected to waive the applicable privilege, violate applicable law or relate to an actual conflict of interest, as applicable. Notwithstanding this Section 2, none of the Stagwell Parties nor any of their respective Representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the Company or its Subsidiaries. Any access pursuant to this Section 2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. The Stagwell Parties shall be responsible for, and shall reimburse the Company for, any reasonable, documented, out-of-pocket fees and expenses incurred directly in connection with the permitting of access or the preparation and provision of any information pursuant to this Section 2 to the extent that such information would not otherwise have been prepared by the Company but for the need to fulfill its obligations under this letter agreement.

3.       Sharing of Information. Individuals associated with the Stagwell Parties may from time to time serve on the board of directors of the Company or equivalent governing bodies of the Company’s Subsidiaries. The Company, on behalf of itself and its Subsidiaries, recognizes that such individuals: (a) will from time to time receive non-public information concerning the Company and its Subsidiaries; and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with this letter agreement) share such information with Stagwell Related Parties (as defined below). Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors (or members of the governing body of any Subsidiary) and enabling the Stagwell Parties, as equityholders of the Company, to evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, irrevocably consents to such sharing and agrees that such individuals, provided they comply with the confidentiality obligations herein, shall not be, or shall not be deemed to be, in breach of any duties (fiduciary or otherwise) otherwise applicable to such individuals in connection with the exercise of the rights granted in this letter agreement.

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4.       Confidentiality. Except as otherwise agreed to by the Company, each Stagwell Party agrees that it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor its investment in the Company and its Subsidiaries (and, with respect to a Stagwell Party who is an employee of the Company or its Subsidiaries, in the ordinary course of such Stagwell Party’s employment in compliance with the terms of such Stagwell Party’s employment agreement (if any) and any applicable policies of the Company and its Subsidiaries relating to disclosure of confidential information), any confidential information obtained from the Company pursuant to the terms of this letter agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4 by such Stagwell Party or its controlled Affiliates), (b) is or has been independently developed or conceived by such Stagwell Party without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Stagwell Party by a third party (other than a controlled Affiliate of such Stagwell Party) without, to such Stagwell Party’s knowledge, a breach of any obligation of confidentiality such third party may have to the Company; provided, that a Stagwell Party may disclose confidential information (i) to its Representatives to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Stagwell Party directs such Representatives to comply with the confidentiality obligations set forth in this Section 4, (ii) to any (A) controlled Affiliate of such Stagwell Party or (B) partner or member of such Stagwell Party (but solely to the extent consistent with such Stagwell Party’s historical practices and subject to appropriate confidentiality arrangements) (the Persons identified in clauses (A) and (B), the “Stagwell Related Parties”), in each case in the ordinary course of its business, provided that any such Stagwell Related Party is subject to a customary obligation to keep such information confidential, (iii) upon the routine request of any governmental or regulatory body having authority to regulate any such Stagwell Party that relates specifically to the Company or (iv) as may otherwise be required by law, provided, in the case of each of clauses (iii) and (iv), that such Stagwell Party provides notice to the Company of such request or requirement (to the extent practicable) and undertakes reasonable effort to minimize the extent of any such required disclosure (including by cooperating with any effort by the Company to obtain confidential treatment of any information to be produced in response thereto). Each of the Stagwell Parties agree to be responsible for any breach of this Section 4 by any Stagwell Related Party or any of its or their Representatives. Notwithstanding anything in this Section 4 to the contrary, for so long as Mark J. Penn is an officer or director of the Company, he shall not be considered a “Stagwell Related Party” for purposes of this Section 4, it being understood that his duties of confidentiality to the Company shall be determined solely by reference to any applicable employment agreement he has entered into with the Company or its Subsidiaries and to the extent provided under applicable Law.

5.       Miscellaneous. Sections 12.03 (Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial), 12.04 (Counterparts; Electronic Transmission of Signatures), 12.05(a) (Assignment); 12.06 (Expenses) 12.07 (Severability), 12.09 (Amendment), 12.10 (Waiver) and Section 12.11 (No Waiver of Privilege) of the Transaction Agreement shall apply, mutatis mutandis, to this letter agreement.

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[Signature Page Follows]

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If you agree with the foregoing, please execute and return to us the enclosed counterpart to this letter agreement.

Very truly yours,

STAGWELL MEDIA LP

By:
Name:
Title:

STAGWELL GROUP LLC

By:
Name:
Title:

STAGWELL AGENCY HOLDINGS LLC

By:
Name:
Title:

MARK J. PENN

[Signature Page to Information Side Letter]

Accepted and agreed:

MDC PARTNERS INC.

By:
Name:
Title:

[Signature Page to Letter Agreement]

EXHIBIT D

A&R OpCo Operating Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[MIDAS OPCO HOLDINGS LLC]

DATED AS OF [•]

THE LIMITED LIABILITY COMPANY INTERESTS IN [MIDAS OPCO HOLDINGS LLC] HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND THE APPLICABLE MEMBER (EACH AS DEFINED HEREIN). SUCH INTERESTS ALSO MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A REGISTRATION RIGHTS AGREEMENT. DATED AS OF [•], BY AND AMONG [PUBCO] AND THE HOLDERS PARTY THERETO. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[MIDAS OPCO HOLDINGS LLC]

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of [MIDAS OPCO HOLDINGS LLC], a Delaware limited liability company (the “Company”), is made and entered into as of [•], by and among the Company, [NEW MDC INC.], a Delaware corporation (“PubCo”), as a member and in its capacity as the initial Manager, Stagwell Media LP, a Delaware limited partnership (“Stagwell”), [STAGWELL FAF] and each Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a certificate of conversion and a certificate of formation filed in the office of the Secretary of State of the State of Delaware on [•] (the “Certificate of Formation”) and was originally governed by the Limited Liability Company Agreement of the Company, dated as of [•] (the “Existing LLC Agreement”), by and between the Company and PubCo;

WHEREAS, on [•], Stagwell, MDC Partners Inc., a Canadian corporation which domesticated as a Delaware corporation prior to the date hereof and converted into the Company pursuant to a certificate of conversion filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Conversion”), PubCo and [Merger Sub LLC]1, a Delaware limited liability company (together with Stagwell, the Company and PubCo, the “Transaction Agreement Parties”), entered into that certain Transaction Agreement (as amended, modified or supplemented from time to time, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement Parties have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Existing LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of Stagwell as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally; and

WHEREAS, this Agreement shall supersede the Initial LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows, effective as of the Effective Time:

Article I
DEFINITIONS

Section 1.1.          Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

1        Note to Draft: Entity names to be finalized.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any suit, action or legal, administrative, arbitration or other hearings, proceedings or governmental investigations.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments:

(a)               credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of the Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such Fiscal Year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and

(b)               debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Assumed Tax Liability” means, with respect to PubCo as of any Tax Distribution Date, an amount equal to the product of (a) the Assumed Tax Rate and (b) the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to PubCo pursuant to Article IV for the Tax period (or portion thereof) to which the Assumed Tax Liability relates (to the extent not previously taken into account in determining the Assumed Tax Liability and determined as though PubCo were a corporation which earned solely the items of income, gain, deduction, loss, and/or credit allocated to such taxable periods (or portions thereof)), as reasonably determined by the Manager in good faith; provided, that (i) any adjustments by reason of Sections 734 or 743 of the Code shall not be taken into account and (ii) without duplication of amounts otherwise taken into account, any adjustment to the taxable income or liabilities of the Company allocated to PubCo under applicable Law with respect to any Tax period (or portion thereof) ending on or prior to the Tax period (or portion thereof) to which the Assumed Tax Liability relates shall be treated as taxable income allocated to PubCo in the Tax Period (or portion thereof) to which the Assumed Tax Liability relates to the extent such adjustment results in an increase in PubCo’s actual tax liability with respect to such Tax period; provided, however, that Assumed Tax Liability shall not take into account taxable income of the Company allocated to PubCo with respect to expenses of the Manager that are reimbursed by the Company in section 6.8, to the extent that such expenses are deductible by PubCo.

“Assumed Tax Rate” means, for any taxable period, the highest marginal effective rate of federal, state, local and non-U.S. income tax applicable to PubCo for such taxable period.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member is subject, which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with an Exchange Notice.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.1.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” has the meaning given to such term in Section 3.6(d).

“Cash Election Amount” means, with respect to a particular Exchange, an amount of cash equal to the value of the shares of Class A Stock that would be received in such Exchange as of the date of receipt by the Company of the Exchange Notice with respect to such Exchange pursuant to Section 3.6 (the “Valuation Date”), decreased by any distributions received by the Exchanging Member with respect to the Common Units that are the subject of the Exchange following the date of receipt by the Company of the Exchange Notice where the record date for such distribution was after the date of receipt of such Exchange Notice. For this purpose, the value of a share of Class A Stock shall equal the greater of (a) the volume weighted average price of a share of Class A Stock for the ten trading days ending on the last trading day immediately prior to the Valuation Date and (b) the Fair Market Value of such shares as of the close of business on the last trading day immediately prior to the Valuation Date.

“Cash Election Notice” has the meaning given to such term in Section 3.6(d).

“Certificate of Conversion” has the meaning given to such term in the recitals of this Agreement.

“Certificate of Formation” has the meaning given to such term in the recitals of this Agreement.

“Change of Control Exchange Date” has the meaning given to such term in Section 3.6(j).

“Chancery Court” has the meaning given to such term in Section 11.6(b).

“Class A Stock” means, as applicable, (a) the Class A Common Stock, no par value, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Stock” means, as applicable, (a) the Class B Common Stock, no par value, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class C Stock” means, as applicable, (a) the Class C Common Stock, no par value, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class C Stock or into which the Class C Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit” means a Unit having the rights and obligations specified with respect to the Common Units in this Agreement.

“Company” has the meaning given to such term in the preamble to this Agreement.

“Company Indemnitees” has the meaning given to such term in Section 6.4.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Contract” means any written or oral contract, subcontract, license, sublicense, lease, sublease, agreement, instrument, indenture, purchase order, note, bond, mortgage, debenture or other legally binding commitment, arrangement or undertaking of any nature.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that with respect to any property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Effective Time” means the Effective Time as defined in the Transaction Agreement.

“Effective Time Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the Effective Time, the amount or deemed value of which is set forth on Exhibit A.

“Eligible PubCo Offer Securities” has the meaning given to such term in Section 3.6(k).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by PubCo or any of its Subsidiaries.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Exchange” has the meaning given to such term in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange Date” has the meaning given to such term in Section 3.6(f).

“Exchange Notice” has the meaning given to such term in Section 3.6(b).

“Exchange Right” has the meaning given to such term in Section 3.6(a).

“Exchanging Member” has the meaning given to such term in Section 3.6(b).

“Existing LLC Agreement” has the meaning given to such term in the recitals of this Agreement.

“Fair Market Value” means the fair market value of any property based on the amount the Company would receive in an all cash sale of such property in an arm’s-length transaction with an unaffiliated third party, with neither party having compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of Fair Market Value, as such amount is determined by the Manager (or if pursuant to Article X, the Winding-Up Person) in its good faith judgment using information and data reasonably pertinent thereto.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for federal income tax purposes, another taxable year is required. The Company shall have the same fiscal year for federal income tax purposes and for accounting purposes.

“GAAP” means generally acceptable accounting principles at the time.

“Governmental Entity” means any nation, state or province or any municipal or other political subdivision thereof, or any agency, commission, department, board, bureau, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational (to the extent that the rules, regulations or orders of such Person has the force of Law), exercising executive, legislative, judicial, taxing, regulatory or administrative functions.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)               the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)               the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including the conversion of a Preferred Unit) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Manager to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)               the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)               the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.3(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Manager determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)               if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.

“Imputed Underpayment Amount” has the meaning given to such term in Section 9.5(b).

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Joinder” means a joinder to this Agreement substantially in the form of Exhibit B to this Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code or order of any Governmental Entity.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidating Events” has the meaning given to such term in Section 10.1.

“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).

“Majority Members” means the members (which may include PubCo) holding not less than a majority of the Units then outstanding; provided, that if as of any date of determination, a majority of the Units are held by PubCo or any Affiliate controlled by PubCo, the “Majority Members” shall mean PubCo together with the Members holding at least a majority of the then outstanding Units not held by PubCo or its controlled Affiliates.

“Manager” has the meaning given to such term in Section 6.1(a).

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning given to such term in Treasury Regulations
Section 1.704-2(b).

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations
Section 1.704-2(b)(3).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Manager appointing such Person as an officer or relating to such appointment.

“Partnership Representative” means the “partnership representative” as defined in Code Section 6223(a) and as appointed in Section 9.4.

“Permitted Transferee” means, with respect to any Member, (a) any successor entity of such Member owned and controlled solely by the same Persons that own and control such Member prior to such Transfer; (b) with respect to Stagwell[ and Stagwell’s pooling vehicle] only, an Affiliate, general partner or limited partner of such Member or a holder, as of immediately prior to the closing of the Transactions, of a Stagwell Incentive Award (as defined in the Transaction Agreement) or other equity interest in a Stagwell Subject Entity, (c) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (d) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (e) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Unit” has the meaning given to such term in Section 3.7.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” has the meaning given to such term in Section 6.4.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)               any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)               any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)               in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.3, be taken into account for purposes of computing Profits or Losses;

(d)               gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)               in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)                to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)               any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.3 shall not be taken into account in computing Profits or Losses for such Fiscal Year, but such items available to be specially allocated pursuant to Section 4.3 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“PubCo” has the meaning given to such term in the preamble to this Agreement.

“PubCo Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Stagwell, [Stagwell FAF] and one or more of their respective Permitted Transferees, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the Equity Securities of PubCo entitled to vote for members of the board of directors or equivalent governing body of PubCo on a fully-diluted basis, (and taking into account all such Equity Securities that such person or group has the right to acquire pursuant to any option right); (b) PubCo shall cease to control the Company; (c) PubCo, Stagwell, [Stagwell FAF] and any or all of their Permitted Transferees, individually or collectively, shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances 65% of the outstanding voting Equity Securities of the Company; (d) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of PubCo by Persons who were neither (i) directors of PubCo as of immediately following the Closing (as defined in the Transaction Agreement) nor (ii) nominated, appointed, or approved by the board of directors of PubCo; (e) the acquisition of direct or indirect control of the Company by any Person or group other than PubCo or Stagwell, [Stagwell FAF] and one or more of their Permitted Transferees; or (f) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, the outstanding voting Equity Securities of the Guarantors (as defined in the Term Loan Credit Agreement) owned at the time of the Closing (except as otherwise permitted herein), in each case, on a fully diluted basis (or, in the case of any Guarantor acquired after the Closing, at the time of the acquisition of such Guarantor).

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Stock and the Class B Stock.

“PubCo Offer” has the meaning given to such term in Section 3.6(k).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.4(d)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [•], by and among PubCo, Stagwell and the other Holders party thereto.

“Regulatory Allocations” is defined in Section 4.3(h).

“Retraction Notice” has the meaning given to such term in Section 3.6(d).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Series 4 Certificate of Designations” means the Certificate of Designations of PubCo, filed with the Secretary of State of the State of Delaware on [•], as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Series 4 Preferred Unit” a Unit having the rights and obligations specified with respect to the Series 4 Preferred Units in this Agreement.

“Series 4 Preferred Stock” means the Series 4 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 4 Certificate of Designations.

“Series 4 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 4 Certificate of Designations in respect of the Series 4 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.

“Series 6 Certificate of Designations” means the Certificate of Designations of PubCo, filed with the Secretary of State of the State of Delaware on [•], as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Series 6 Preferred Stock” means the Series 6 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 6 Certificate of Designations.

“Series 6 Preferred Unit” means a Unit having the rights and obligations specified with respect to the Series 6 Preferred Units in this Agreement.

“Series 6 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 6 Certificate of Designations in respect of the Series 6 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.

“Stagwell” has the meaning given to such terms in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50 percent or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Term Loan Credit Agreement” means the Credit Agreement, dated as of November 13, 2020, by and among Stagwell Marketing Group LLC, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Transaction Agreement” has the meaning given to such term in the recitals of this Agreement.

“Transaction Agreement Parties” has the meaning given to such term in the recitals of this Agreement.

“Transfer” means any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), transfer, sale, pledge or hypothecation or other disposition. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” has the meaning given to such term in Section 3.6(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Underwritten Offering” has the meaning given to such term in the Registration Rights Agreement.

“Unit” means a unit representing a fractional part of the Interests of a Member and includes a Common Unit.

“Unit Register” has the meaning given to such term in Section 3.1(c).

“Winding-Up Person” has the meaning given to such term in Section 10.2(a).

“Withholding Payment” has the meaning given to such term in Section 9.5(b).

Section 1.2.          Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)               the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;

(b)               all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)               all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)               whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)                “or” is not exclusive;

(g)               pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)               the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1.          Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act by the filing of the Certificate of Conversion and the Certificate of Formation in accordance with the Act.

Section 2.2.          Filings. The Members shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and other jurisdictions where the Company may conduct its business.

Section 2.3.          Amended and Restated Limited Liability Company Agreement. The Company, the Manager and the Members hereby execute this Agreement for the purpose of continuing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Company, the Manager and the Members hereby agree that during the term of the Company set forth in Section 2.8, the rights and obligations of the Members and the Manager with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act. On any matter on which this Agreement is silent, the Act shall control. No provision of this Agreement shall be in violation of the Act and, to the extent any provision of this Agreement is in violation of the Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Where the Act provides that a provision of the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control. It is expressly agreed that this Agreement does not provide for contractual appraisal rights pursuant Section 18-210 of the Act.

Section 2.4.          Name. The name of the Company is “[MIDAS OPCO HOLDINGS LLC]” and all business of the Company shall be conducted in such name or, in the discretion of the Manager, under any other name.

Section 2.5.          Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is [•]. The registered agent of the Company for service of process at such address is [•]. The Manager may from time to time change the Company’s registered office and registered agent in the State of Delaware.

Section 2.6.          Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Manager from time to time.

Section 2.7.          Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.8.          Term. The term of the Company commenced on the date of filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.9.          Tax Treatment. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a partnership for federal and applicable state income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. None of the Company, the Manager or any Member shall (a) file or cause the Company to file any entity classification election to treat the Company as an association taxable as a corporation for U.S. federal tax purposes, nor (b) shall file any tax returns or otherwise take a tax or financial reporting position in a manner inconsistent with the treatment of the Company as a partnership for federal and applicable state income tax purposes unless otherwise required after a final determination (within the meaning of Section 1313(a) of the Code).

Article III
UNITS; CAPITAL CONTRIBUTIONS; MEMBERS

Section 3.1.          Authorized Units; General Provisions With Respect to Units.

(a)               Interests in the Company shall be represented by Units, or such other Equity Securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Manager shall determine in accordance with Section 3.4. Each authorized Unit may be issued pursuant to such agreements and in exchange for such Capital Contributions or other consideration as the Manager shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company. Exhibit A sets forth the Members and the number and class of Units held by each of them at the Effective Time.

(b)               Initially, none of the Units will be represented by certificates. If the Manager determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(b) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(c)               The Company shall maintain as part of its books and records a register (the “Unit Register”) with respect to all Units issued by the Company. The Unit Register shall set forth the name of each Member and the number of Units held by each Member. All Transfers of Units validly made in accordance with Article VIII shall be recorded in the Unit Register. The names of the Members and the number of Units held by each Member as they appear in the Unit Register shall be the official record of the Members for all purposes. Absent manifest error in the Unit Register, the Company shall be entitled to rely exclusively on record ownership of Units as shown in the Unit Register for all purposes and shall be entitled to recognize the registered holder of Units as shown in the Unit Register as the holder of record of such Units and the Member with respect to the Interest represented thereby for all purposes; provided, however, that the Company shall treat the record owner of any certificate representing Units as the holder of the Units evidenced thereby unless and until such Units have been Transferred in accordance with this Agreement. At the Effective Time, Exhibit A shall constitute the Unit Register. From and after the Effective Time, subject to the foregoing provisions of this Section 3.1(c), the Company may maintain the Unit Register in such form as the Manager shall determine from time to time, and any changes in the information set forth in the Unit Register shall not require any amendment or other change to Exhibit A.

Section 3.2.          Voting Rights. No Member has any voting rights except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the vote or approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members; provided, that notwithstanding anything to the contrary herein, the Common Units held by Stagwell or any Transferee thereof shall have no voting rights except as expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3.          Capital Contributions. At the Effective Time, after giving effect to the Transactions, each Member as of the Effective Time shall have made or shall be deemed to have made Capital Contributions equal to such Member’s Effective Time Capital Account Balance set forth on Exhibit A. Except for PubCo as provided in Section 3.4 and Section 3.6 (or, for the avoidance of doubt, as required by Section 8.03(c) of the Transaction Agreement), no Member shall be required to make additional Capital Contributions. Furthermore, except in connection with issuances of Equity Securities by PubCo as provided herein, PubCo shall not issue, sell or Transfer any of its Equity Securities, and PubCo shall not issue, sell or Transfer any of its Equity Securities to any Person other than PubCo.

Section 3.4.          Issuance of Additional Units or Interests; Exchanges and Repurchases; Recapitalizations.

(a)               From and after the Effective Time to the extent required by Section 3.4(b), the Manager may authorize and create, and cause the Company to issue, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of securities having such rights, preferences and privileges as determined by the Manager) solely to the extent they are in the aggregate substantially equivalent to a class of Equity Securities of PubCo; provided, that following the Effective Time, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a Joinder and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Manager.

(b)               If at any time after the Effective Time PubCo issues a share of its Class A Stock or any other Equity Security of PubCo (other than shares of Class C Stock), (i) the Company shall issue to PubCo one Common Unit (if PubCo issues a share of Class A Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo and (ii) the net proceeds received by PubCo with respect to the corresponding share of Class A Stock or other Equity Security, if any, shall be concurrently transferred to the Company by PubCo; provided, however, that if PubCo issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Common Units (and correspondingly cancels shares of Class C Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Common Units in connection therewith and PubCo shall not be required to transfer such net proceeds to the Company. Notwithstanding the foregoing, this Section 3.4(b) shall not apply to (i) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Common Units for Class A Stock, such Class A Stock will be issued together with a corresponding right) or (ii) the issuance under the Equity Plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in the foregoing cases apply to the issuances of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells an equal number of shares of PubCo’s Class A Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. Notwithstanding anything contained herein to the contrary, the Company shall only be able to issue additional Units or other Equity Interests in the Company to Persons and on the terms and conditions provided for in Section 3.1, Section 3.3, and Section 3.4.

(c)               Neither PubCo nor any of its Subsidiaries may redeem, repurchase or otherwise acquire (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of PubCo unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. Except pursuant to Section 3.6, the Company may not redeem, repurchase or otherwise acquire (A) any Common Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(d)               The Company shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.5.          Other Matters.

(a)               No Member shall be entitled to demand or receive a return on or of its Capital Contributions or withdraw from the Company, except as expressly provided in this Agreement. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)               No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement.

(c)               The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in Contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)               Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

(e)               The Company shall not be obligated for the repayment of any Capital Contributions of any Member.

Section 3.6.          Exchange Right of Members.

(a)               Each of the Members, other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof, shall be entitled to exchange with the Company (an “Exchange”), at any time and from time to time, any or all of such Member’s Common Units (together with the transfer and surrender to PubCo of an equal number of shares of Class C Stock) for an equivalent number (subject to adjustment as provided in Section 3.6(g)) of shares of Class A Stock or, at the Company’s election validly made in accordance with Section 3.6(d), cash equal to the Cash Election Amount calculated with respect to such Exchange (the “Exchange Right”). For the avoidance of doubt, upon the Exchange of all Common Units held by a Member, such Member shall cease to be a Member.

(b)                Notwithstanding Section 3.6(a), no Member may exercise its Exchange Right prior to the date that is six (6) months after the date of this Agreement.

(c)               In order to exercise the Exchange Right, a Member (the “Exchanging Member”) shall provide written notice (the “Exchange Notice”) to the Company and PubCo, stating the number of Common Units (together with the transfer and surrender of an equal number of shares of Class C Stock) the Exchanging Member elects to have the Company redeem. If the Common Units to be redeemed (along with the shares of Class C Stock to be transferred and surrendered) are represented by a certificate or certificates, the Exchanging Member shall also present and surrender the certificate or certificates representing such Common Units and shares of Class C Stock during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such Class A Stock. If required by PubCo, any certificate for Common Units and shares of Class C Stock surrendered in connection with an Exchange shall be accompanied by instruments of transfer, in form reasonably satisfactory to PubCo and the Transfer Agent, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an Underwritten Offering or otherwise) of the shares of Class A Stock for which the Common Units and shares of Class C Stock are redeemable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided that the foregoing shall not apply to any Exchange for which the Company has made a valid Cash Election.

(d)               Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by delivery to the Exchanging Member, in lieu of the applicable number of shares of Class A Stock that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to make a Cash Election if such Cash Election would reasonably be expected to (i) require the Company or any of its Subsidiaries to incur Indebtedness or (ii) prevent the Company of any of its Subsidiaries from repaying any amounts due or intended to be paid in connection with outstanding Indebtedness as previously contemplated by the board of directors of PubCo, in either case, in the twelve (12) months following receipt of the relevant Exchange Notice. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice (the “Cash Election Notice”) of such election to the Exchanging Member prior to 5:00 pm, New York time, on the first Business Day after the date on which the Exchange Notice shall have been received by the Company and PubCo. If the Company fails to provide a Cash Election Notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange. The Exchanging Member may retract its Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to 5:00 pm, New York time, on the first Business Day after delivery of the Cash Election Notice. The timely delivery of a Retraction Notice shall terminate the Exchanging Member’s, the Company’s and PubCo’s rights and obligation under this Section 3.6 arising from the retracted Exchange Notice.

(e)               Notwithstanding anything to the contrary in Section 3.6(c) or 3.6(d), in the event the Company fails to timely make a valid Cash Election in connection with an Exchange, an Exchanging Member shall be entitled, at any time prior to the consummation of the Exchange, to revoke its Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective; (ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of the registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have the resale of its Class A Stock registered at or immediately following the consummation of the Exchange; (iv) PubCo shall have disclosed to such Exchanging Member (after receiving consent of such Exchanging Member) or such Exchanging Member otherwise receives as a result of any officer or director of such Exchanging Member also acting as an officer or director of PubCo any material non-public information concerning PubCo or its Subsidiaries, taken as a whole, the receipt of which results in the Exchanging Member being prohibited or restricted from selling Class A Stock at or immediately following the Exchange without disclosure of such information (and PubCo does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission; (vi) there shall be in effect an injunction, a restraining order or decree of any nature of any Governmental Entity that restrains or prohibits the Exchange; (vii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Member to consummate the resale of the Class A Stock to be received upon such Exchange pursuant to an effective registration statement; or (viii) the Exchange Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period. If an Exchanging Member delays the consummation of an Exchange pursuant to this Section 3.6(e), (A) the Exchange Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier date as PubCo, the Company and Exchanging Member may mutually agree in writing) and (B) notwithstanding anything to the contrary in Section 3.6(d), the Exchanging Member may retract its Exchange Notice by giving a Retraction Notice to the Company (with a copy to PubCo) at any time prior to 5:00 pm, New York time, on the first Business Day following the date on which the conditions giving rise to such delay cease to exist.

(f)                If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class C Stock (but in any event by the Exchange Date, as defined below), PubCo shall issue and contribute to the Company, and the Company shall deliver to the Exchanging Member, or on the Exchanging Member’s written order, the number of shares of Class A Stock issuable upon the Exchange (in book-entry or certificated form, as determined by PubCo, and with such legends as may be required in accordance with applicable Law), and the Company shall deliver such surrendered Common Units and shares of Class C Stock to PubCo in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than two (2) Business Days after receipt of the Exchange Notice), PubCo shall contribute to the Company the cash consideration the Exchanging Member is entitled to receive in the Exchange and, upon surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class C Stock, the Company shall deliver to the Exchanging Member as directed by the Exchanging Member by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Company shall deliver such surrendered Common Units and shares of Class C Stock to PubCo for no additional consideration. Each Exchange shall be deemed to have been effected on (i) the Business Day after the date on which the Exchange Notice shall have been received by the Company, PubCo or the Transfer Agent, as applicable (subject to receipt by the Company, PubCo or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Company has not made a valid Cash Election with respect to such Exchange or (y) if the Company has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in no event more than two (2) Business Days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”). If the Company has not made a valid Cash Election, and the Person or Persons in whose name or the shares of Class A Stock shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby. Notwithstanding anything herein to the contrary and in addition to the rights set forth in Section 3.6(d), unless the Company has made a valid Cash Election (and the Exchanging Member has failed to timely deliver a Retraction Notice in accordance with Section 3.6(d)), any Exchanging Member may retract or amend an Exchange Notice, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York, New York time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of retraction to the Company (with a copy to PubCo), specifying (1) the numbers of the withdrawn Common Units and shares of Class B Stock (and the applicable certificate numbers therefor, if certificated), (2) if any, the number of Common Units and shares of Class C Stock as to which the Exchange Notice remains in effect and (3) if the Exchanging Member so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice.

(g)               If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) PubCo shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Units, then upon any subsequent Exchange, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(h)               PubCo shall at all times keep authorized and available, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Stock that shall be issuable upon the Exchange of all outstanding Common Units and shares of Class C Stock; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect of an Exchange by delivery of shares of Class A Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Stock issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(i)                 Unless otherwise required by applicable Law, each Exchange shall be treated for federal (and applicable state and local) income tax purposes as an exchange with PubCo of the Exchanging Member’s Common Units for shares of Class A Stock or cash, as applicable, for purposes of Section 743 and other applicable Sections of the Code. The issuance of shares of Class A Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(j)                 In connection with a PubCo Change of Control, PubCo shall have the right to require each Member (other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof) to effect an Exchange of all but not less than all of such Member’s Common Units and cancel a corresponding number of such Member’s shares of Class C Stock in exchange for an equal number of newly issued shares of Class A Common Stock. Any Exchange pursuant to this Section 3.6(j) shall be effective immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the date of such effectiveness, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Common Units and shares of Class C Stock subject to such Exchange shall be deemed to have been transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to such Common Units and shares of Class C Stock subject to such Exchange (other than the right to receive shares of Class A Common Stock pursuant to such Exchange). PubCo shall provide written notice of an expected PubCo Change of Control transaction to all Members within the earlier of (x) five (5) Business Days following the execution of the definitive agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and type of consideration to be paid for shares of Class A Stock in the PubCo Change of Control, and any election with respect to types of consideration that a holder of shares of Class A Stock, as applicable, shall be entitled to make in connection with such PubCo Change of Control. Following the delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such Exchange, including taking any action and delivering any document required pursuant to Section 3.6(c) to effect such Exchange.

(k)               In the event that a tender offer, share exchange offer, issuer bid, take-over bid, merger, recapitalization or similar transaction with respect to shares of Class A Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, each Member (other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof) shall be permitted to participate in such PubCo Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 3.6(c) with respect to its Common Units and shares of Class C Stock (other than with respect to any Common Units or shares of Class C Stock to which the Company exercised its right to require any such Member to effect an Exchange pursuant to Section 3.6(i) in connection with a PubCo Change of Control) (the “Eligible PubCo Offer Securities”). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members (other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof) to participate in such PubCo Offer with respect to such Eligible PubCo Offer Securities to the same extent or on an economically equivalent basis as the holders of shares of PubCo without discrimination; provided, that without limiting the generality of this sentence, PubCo will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such PubCo Offer with respect to such Eligible PubCo Offer Securities without being required to cause the Exchange of Common Units and cancellation of shares of Class C Stock (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such PubCo Offer and only to the extent necessary to tender or deposit to PubCo Offer in accordance with the last sentence of Section 3.6(c), or, as applicable, to the extent necessary to exchange the Eligible PubCo Offer Securities being repurchased).

(l)                 No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units so redeemed in respect of a record date that occurs prior to the Exchange Date for such Exchange. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Stock, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Common Units redeemed from such Exchanging Member and on shares of Class A Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange, unless the Company makes more than one distribution during any given fiscal quarter.

Section 3.7.          Rights of the Preferred Units. The Company intends that (x) the rights, preferences and privileges of the Series 4 Preferred Units issued to PubCo, subject to Section 5.2(a), mirror the rights, preferences and privileges of the Series 4 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 4 Preferred Units and the number of outstanding shares of Series 4 Preferred Stock be maintained at 1:1, and (y) the rights, preferences and privileges of the Series 6 Preferred Units issued to PubCo, subject to Section 5.2(a), mirror the rights, preferences and privileges of the Series 6 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 6 Preferred Units and the number of outstanding shares of Series 6 Preferred Stock be maintained at 1:1. Accordingly, the terms and provisions of this Section 3.7 shall be construed in accordance with such intent, and (x) to the extent there is a conflict between the rights, preferences and privileges of the Series 4 Preferred Units under this Agreement and the rights, preferences and privileges of the Series 4 Preferred Stock under the Series 4 Certificate of Designations, the terms of the Series 4 Certificate of Designations shall control, and (y) to the extent there is a conflict between the rights, preferences and privileges of the Series 6 Preferred Units under this Agreement and the rights, preferences and privileges of the Series 6 Preferred Stock under the Series 6 Certificate of Designations, the terms of the Series 6 Certificate of Designations shall control. Subject to the foregoing, the Series 4 Preferred Units and the Series 6 Preferred Units (collectively, the “Preferred Units”) shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(a)               Dividends or Other Distributions.

(i)                 Series 4 Preferred Units.

(A)             In the event PubCo is required to declare a Dividend (as defined in the Series 4 Certificate of Designations), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 4 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).

(B)              To the extent the holders of the Series 4 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(i)(C) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 4 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 4 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 4 Preferred Units pursuant to Section 5.2(a).

(C)              To the extent the holders of the Series 4 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 4 Preferred Stock.

(ii)              Series 6 Preferred Units.

(A)             In the event PubCo is required to declare a Dividend (as defined in the Series 6 Certificate of Designations), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 6 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).

(B)              To the extent the holders of the Series 6 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(ii)(C)) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 6 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 6 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a).

(C)              To the extent the holders of the Series 6 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 6 Preferred Stock.

(b)               Liquidation.

(i)                 Series 4 Preferred Stock. In the event PubCo is required to make a Series 4 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 4 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 4 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 4 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.

(ii)              Series 6 Preferred Stock. In the event PubCo is required to make a Series 6 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 6 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 6 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.

(c)               Conversion.

(i)                 Series 4 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 4 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 4 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 4 Preferred Stock into Class A Stock.

(ii)              Series 6 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 6 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 6 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 6 Preferred Stock into Class A Stock.

(d)               Redemption.

(i)                 Series 4 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 4 Preferred Stock pursuant to Section 7 of the Series 4 Certificate of Designations, the Company shall redeem an equal number of Series 4 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 4 Preferred Stock, which shall be in addition to any amounts distributable to PubCo (for further distribution to PubCo) with respect to Series 4 Preferred Units pursuant to Section 5.2(a).

(ii)              Series 6 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 6 Preferred Stock pursuant to Section 7 of the Series 6 Certificate of Designations, the Company shall redeem an equal number of Series 6 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 6 Preferred Stock, which shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a).

(e)               Voting. Except as otherwise required by the Act or other applicable law or in Section 11.1, holders of Preferred Units shall not be entitled to any vote on matters submitted to the Members for approval.

(f)                Exceptions. Notwithstanding any other provision of this Section 3.7, no distribution, redemption or conversion shall be effected to the extent such distribution, redemption or conversion would render the Company insolvent or violate applicable law or any material restrictions contained in any agreement to which the Company is a party as of the Effective Date (without giving effect to any amendments of such agreement after the Effective Date). The Manager shall not approve, and the Company shall not make, any distribution pursuant to this Section 3.7 at any time that PubCo is not permitted or required to make a dividend or make a liquidating distribution in respect of junior securities pursuant to the Series 4 Certificate of Designations or the Series 6 Certificate of Designations.

Article IV
CAPITAL ACCOUNTS; ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1.          Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. For this purpose, the Company may (in the discretion of the Partnership Representative), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the Effective Time is its respective Effective Time Capital Account Balance set forth on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.2 and any other items of income or gain allocated to such Member pursuant to Section 4.3, (ii) the amount of additional cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.2 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.3, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.2.          Profits and Losses. After giving effect to the allocations under Section 4.3, Profits and Losses (and, to the extent determined by the Partnership Representative to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year shall be allocated among the Members during such Fiscal Year in a manner such that, after giving effect to the special allocations set forth in Section 4.3 and all distributions through the end of such Fiscal Year, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year were sold for cash equal to their Gross Asset Values, all Liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 4.3.          Special Allocations.

(a)               Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.

(b)               Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.3(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)               Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Members under this Section 4.3(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)               Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement except Section 4.3(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Members under this Section 4.3(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)               Notwithstanding any provision hereof to the contrary except Section 4.3(c) and Section 4.3(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), resulting in, or increasing, an Adjusted Capital Account Deficit for such Member, items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(e) were not in this Agreement. This Section 4.3(e) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)                If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.3(e) and this Section 4.3(f) were not in this Agreement.

(g)               To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)               The allocations set forth in Section 4.3(a) through Section 4.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.3(h) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(i)                 The Manager may, in its reasonable discretion, cause the Company to make allocations of items of gross income and gain to the holders of Preferred Units to the extent necessary to cause, after taking into account distributions with respect to Preferred Units, and allocations to be made pursuant to Section 4.2, Capital Account balances attributable to Preferred Units, to be, as nearly as possible, equal to amounts distributable with respect to Preferred Units pursuant to Section 10.2(b)(iii).

Section 4.4.          Allocations for Tax Purposes in General.

(a)               Except as otherwise provided in this Section 4.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.2 and Section 4.3.

(b)               In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted federal income tax basis shall, solely for federal income tax purposes, be allocated among the Members to account for any such difference using the methods determined by the Manager to be appropriate and in accordance with the applicable Treasury Regulations.

(c)               Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of allocations under Code Section 704(c)), and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d)               Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)               If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including a conversion of any Preferred Units), a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.5.          Other Allocation Rules.

(a)               The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)               All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder

(c)               The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Manager and permissible under the Treasury Regulations.

Article V
DISTRIBUTIONS

Section 5.1.          Distributions.

(a)               Distributions. To the extent permitted by applicable Law and hereunder, distributions to Members may be declared by the Manager out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Manager shall determine using such record date as the Manager may designate; such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with the number of Units owned by each Member (except that repurchases or exchanges made in accordance with Section 3.4(c) or payments made in accordance with Section 6.4 need not be on a pro rata basis) in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Company shall have the obligation to make distributions pursuant to Section 6.4; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent and provided further, that no distribution shall be made to the holders of Common Units pursuant to this Section 5.1(a) in respect thereof unless and until all distributions to the holders of Preferred Units have been made in accordance with Section 3.7. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Manager shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)               Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)               Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Manager. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.2 and Section 4.3.

Section 5.2.          Tax Distributions. If the amounts distributed to the Members pursuant to Section 5.1(a) of this Agreement during a calendar year as of each Tax Distribution Date with respect to such calendar year are less than the amount that would be distributed pursuant to this Section 5.2, then on each Tax Distribution Date, the Company shall, subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound, make distributions:

(a)               to PubCo in an amount equal to all of PubCo’s Assumed Tax Liability attributable to the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to PubCo pursuant to Article IV with respect to its Preferred Units during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2 relates; and

(b)               to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member in an amount sufficient to cause PubCo to receive an aggregate distribution with respect to its Common Units equal to PubCo’s remaining Assumed Tax Liability (after the distribution under Section 5.2(a)) during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2 relates.

Section 5.3.          Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VI
MANAGEMENT

Section 6.1.          The Manager; Fiduciary Duties.

(a)               The Company shall be managed by a single manager (as such term is defined in the Act) (the “Manager”). Except as otherwise required by Law or for matters in which the vote or approval of any Member is specifically required under this Agreement, (i) the Manager shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Manager, and the Manager shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)               The Manager may be any Person (other than a syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) and may, but need not be, a Member. PubCo shall be the initial Manager as of the Effective Time and shall serve as the Manager from and after the Effective Time until a successor Manager is duly appointed by PubCo.

(c)               In connection with the performance of its duties as the Manager of the Company, the Manager acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The parties acknowledge that PubCo, as the initial Manager and for so long as it continues to be the Manager, will take action through its board of directors, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.

Section 6.2.          Officers.

(a)               The Manager may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Manager may delegate to any such Persons such authority to act on behalf of the Company as the Manager may from time to time deem appropriate.

(b)               Except as otherwise set forth herein, the [President], if appointed by the Manager in its discretion, will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Manager are carried into effect. The [President] will report to the Manager and have the general powers and duties of management usually vested in the office of [President] of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Manager or this Agreement. The [President] will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Manager to some other Officer or agent of the Company.

(c)               Except as set forth herein, the Manager may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Manager deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Manager, subject to all rights, if any, of such Officer under any Contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Manager.

(d)               Any Officer may be removed, either with or without cause, by the Manager. Any Officer may resign at any time by giving written notice to the Manager. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any Contract to which the Officer is a party or under applicable Law. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 6.3.          Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)               one or more employees or other agents of the Company or in subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)               any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.

Section 6.4.          Indemnification.

(a)               Subject to the limitations and conditions provided in this Section 6.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member (or an Affiliate thereof), the Manager or an Officer (each, a “Company Indemnitee”), in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and expenses (including attorneys’ fees and expenses) actually incurred by such Company Indemnitee in connection with such Proceeding, appeal, inquiry or investigation, if such Company Indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Company Indemnitee’s conduct was unlawful. Expenses incurred by a Company Indemnitee who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Company Indemnitee to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 6.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability. The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other rights which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise and such rights shall continue as to a Company Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Company Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(b)               The Company shall indemnify PubCo for any MDC Pre-Closing Tax and New MDC Pre-Closing Tax (each, as defined in the Transaction Agreement), and shall make such payments to any applicable tax authority or PubCo, as contemplated by Section 8.03(c) of the Transaction Agreement; provided, for clarity, no amount shall be payable to PubCo under this Section 6.4(b) to the extent the MDC Pre-Closing Tax or New MDC Pre-Closing Tax, as the case may be, has been paid by the Company directly to the applicable tax authority or the adjustments giving rise to such MDC Pre-Closing Tax or New MDC Pre-Closing Tax, as the case may be, have been taken into account in clause (y) of the proviso to the definition of Assumed Tax Liability.

Section 6.5.          Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Manager) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company or the Manager, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.6.          Resignation of Manager; Vacancy. The Manager may resign as the Manager at any time; provided, however, that no (i) such resignation or removal shall be effective until a successor Manager has been duly appointed by PubCo, and (ii) PubCo shall not resign as the Manager for so long as PubCo is a Member.

Section 6.7.          No Inconsistent Obligations. The Manager represents that it does not have any Contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Manager) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any Contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.8.          Compensation; Certain Costs and Expenses. The Manager shall not be compensated for its services as the Manager of the Company. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Manager, bear and/or reimburse the Manager for any costs, fees or expenses incurred by it in connection with serving as the Manager. To the extent that the Manager determines in good faith that such expenses are related to the business and affairs of the Manager that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Manager), the Manager may cause the Company to pay or bear all expenses of the Manager, including, without limitation, costs of securities offerings not borne directly by the Members, board of directors’ compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes.

Article VII
ROLE OF MEMBERS

Section 7.1.          Rights or Powers. The Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be the Manager or an employee, or be retained as an agent of, the Company, the Manager or any of their respective Affiliates. The existence of these relationships and acting in such capacities will not result in the Member (in its capacity as such) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company

Section 7.2.          Voting.

(a)               Meetings of the Members may be called by the Manager and shall be called by the Manager upon the written request of Members holding at least 10% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members; provided, that notwithstanding anything to the contrary herein, the Common Units held by Stagwell or any Transferee thereof shall have no voting rights except as expressly set forth in this Agreement.

(b)               Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)               Each meeting of Members shall be conducted by an Officer designated by the Manager or such other individual person as the Manager deems appropriate.

(d)               Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 7.3.          Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Partnership Representative.

Section 7.4.          Withdrawal of PubCo. PubCo shall not, by any means, withdraw as a Member or otherwise cease to be a Member except in compliance with this Section 7.4. No withdrawal of PubCo as a Member or other cessation of PubCo to be a Member shall be effective unless (a) proper provision is made, in compliance with this Agreement, so that the obligations of PubCo and the rights of all Members under this Agreement and applicable Law remain in full force and effect, and (b) PubCo or its successor, as applicable, provides all other Members with contractual rights, directly enforceable by such other Members against PubCo or its successor, as applicable, to cause PubCo to comply with all of PubCo’s obligations under this Agreement (including its obligations under Section 3.6) (other than in its capacity as Manager, if applicable).

Section 7.5.          Reclassification Events of PubCo. If a Reclassification Event occurs, the Manager, PubCo and PubCo or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) upon any Exchange pursuant to Section 3.6, the Exchanging Member shall be entitled to receive, for each Common Unit and share of Class C Stock subject to such Exchange, the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such Exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.6.          Investment Opportunities. To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of the Members or officers of the Company, or any of their respective Affiliates (other than PubCo in its capacity as Manager), in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Agreement or in the future, and the Company renounces any expectancy that any of the Members or the Officers of the Company (other than PubCo in its capacity as Manager) will offer any such corporate opportunity of which he, she or it may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the Members and Officers of the Company with respect to a corporate opportunity that was offered to such Person solely in his, her or its capacity as a Manager, Member or Officer of the Company and (a) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (b) the Manager, Member or Officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Section 7.7.          Limitation of Liability and Duties of Members.

(a)               Except as provided in this Agreement or in the Act, no Member (including the Manager) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Manager of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)               In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the extent that a Member may be obligated under the Act or other Delaware law to return to or for the benefit of the Company any distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the Act so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)               Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law, in equity or otherwise, the parties hereby agree that the Members (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member), but excluding PubCo in its capacity as Manager, shall, to the maximum extent permitted by Law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement. To the extent that, at Law or in equity, any Member (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member), other than PubCo in its capacity as Manager, has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member) acting under this Agreement other than PubCo in its capacity as Manager will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member) otherwise existing at Law, in equity or otherwise, other than PubCo in its capacity as Manager, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members relating thereto.

Article VIII
TRANSFERS OF INTERESTS

Section 8.1.          Restrictions on Transfer.

(a)               Except as provided in Section 3.6 and except for Transfers by a Member to a Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Manager in its sole discretion. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Manager consents in writing to such admission, which consent shall be granted or withheld in the Manager’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; provided that no shares of Class C Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)               In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership for federal income tax purposes or to be classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law); or (vii) until the transferring Member provides the Company a duly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, dated as of the Closing Date that satisfies the requirements of Treasury Regulation Sections 1.1445-2(b)(2)(v) and 1.1446(f)-5(b).

Section 8.2.          Notice of Transfer. Other than in connection with Transfers made pursuant to Section 3.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than five Business Days prior to any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 8.3.          Transferee Members. A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if (i) the requirements of this Article VIII are met, (ii) such Transferee executes a Joinder or another instrument reasonably satisfactory to the Manager agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, and (iv) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Manager agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Manager, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement (but only to the extent existing or relating to acts or omissions that existed on or prior to such admission date) or under any other Contract between the Manager, the Company or any of its Subsidiaries, on one hand, and such Transferor or any of its Affiliates, on the other hand. Notwithstanding anything to the contrary in this Section 8.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to an Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 8.4.          Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [MIDAS OPCO HOLDINGS LLC] DATED AS OF [•], BY AND AMONG [MIDAS OPCO HOLDINGS LLC] AND THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF [MIDAS OPCO HOLDINGS LLC].”

Article IX
ACCOUNTING

Section 9.1.          Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2.          Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a)               to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b)               to adopt the accrual method of accounting for federal income tax purposes;

(c)               to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d)               to make an election described in Section 754 of the Code for the Company and for any eligible Subsidiary (which the Company shall ensure that it and any eligible Subsidiary has in effect at all times); and

(e)               any other election the Partnership Representative may deem appropriate in its sole discretion.

Section 9.3.          Tax Returns. The Partnership Representative shall arrange, at the Company’s expenses, for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall use commercially reasonable best efforts to deliver, or cause to be delivered, within 90 days after the end of each of the Company’s Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary related to the Company for the preparation of such Person’s United States federal and applicable state income tax returns with respect to such Person’s Units. Each Member shall notify the other Members upon receipt of any notice of any material income tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative, PubCo shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion; provided, however, that the PubCo shall first consult with and consider in good faith any comments of any Member that is materially adversely and disproportionately affected by any such method or election.

Section 9.4.          Partnership Representative.

(a)               PubCo shall act as the Partnership Representative and in such role shall have the authority to appoint the “designated individual” of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and the Treasury Regulations relating thereto . The Partnership Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any audit, examination, litigation or other tax-related proceeding, or otherwise related to its role as “partnership representative” pursuant to Sections 6221 through 6231 of the Code, in its sole discretion. Each Member shall indemnify and reimburse the Company to the extent the Company is required to make any payment for taxes, interest, additions to tax or penalties or with respect to a Member’s share of any adjustment to income, gain, loss, deduction or credit as determined in the reasonable good faith discretion of the Partnership Representative. To the fullest extent permitted by applicable Law, a Member’s obligations under this Section 9.4 shall survive the dissolution, liquidation, termination and winding-up of the Company and shall survive, as to each Member, such Member’s withdrawal from the Company or termination of the Member’s status as a Member. Any reasonable, documented cost or expense incurred by the Partnership Representative or the “designated individual” in connection with the roles and responsibilities described in this Section 9.4 shall be borne by the Company. The Members agree to reasonably cooperate with the Company, the Partnership Representative and the “designated individual” as necessary to carry out the intent of this Section 9.4.

(b)               The Partnership Representative shall promptly deliver to each of the other Members a copy of all notices, communications, reports and writings received from the IRS relating to or reasonably expected to result in an adjustment of Company items, and keep each of the Members advised of all material developments with respect to any proposed adjustments which come to its attention; provided, however, that so long as Stagwell or any of its Permitted Transferees is a Member holding at least 30% of the Common Units of the Company, Stagwell shall have the right to observe and participate through representatives of its own choosing (at their sole expense) in any tax proceedings. In respect of any administrative or judicial proceeding with respect to tax periods during which Stagwell owned at least 30% of the Common Units of the Company, the Partnership Representative may not settle any such administrative or judicial proceeding or enter into any agreement (including extending the period of limitations) with the IRS, in each case, without the prior written consent of Stagwell, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code.

Section 9.5.          Withholding Tax Payments and Obligations.

(a)               If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 9.5(d), each Member shall be treated as having received a distribution pursuant to Section 5.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Partnership Representative in its discretion.

(b)               The Company is authorized to (i) withhold from distributions to a Member and with respect to any Exchange and to pay over to any Governmental Entity any amount required to be so withheld pursuant to the Code or any other federal, foreign, state, or local Law and (ii) make payments to any Governmental Entity with respect to any foreign, federal, state or local tax liability of a Member arising as a result of such Member’s interest in the Company (a “Withholding Payment”). A Withholding Payment shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by the Company as a result of an adjustment with respect to any partnership item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”). The Partnership Representative shall reasonably determine the portion of any Imputed Underpayment Amount that is attributable to each Member (including a former Member and such former Member’s assignee(s) or transferee(s)). An Imputed Underpayment Amount shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for federal income tax purposes in which the Company holds (or has held) a direct or indirect interest, other than through entities treated as corporations for federal income tax purposes, to the extent that the Company bears the economic burden of such amounts, whether by Law or agreement.

(c)               Neither the Company nor the Partnership Representative shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(d)               Any taxes or amounts withheld pursuant to this Section 9.5 shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes or amounts would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time, compounded annually. The Partnership Representative may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(e)               If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, state unincorporated business taxes, or the portion of an Imputed Underpayment Amount attributable to such Member), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member), which payment shall not be deemed a Capital Contribution for purposes of this Agreement.

(f)                Without limiting the obligations of any Member pursuant to this Section 9.5, the Manager may offset distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 9.5(e).

(g)               The obligations of each Member pursuant to this Section 9.5 shall survive the withdrawal of any Member or the transfer of any Member’s Units and shall apply to any current or former Member.

Article X
DISSOLUTION AND TERMINATION

Section 10.1.      Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):

(a)               The determination of the Manager to dissolve, wind up and liquidate the Company; provided, however, if such dissolution, wind up or liquidation is to be effective prior to the fifth Business Day after the first anniversary of the date of this Agreement, such determination shall require the approval of the Majority Members; provided further, however, that the Manager shall provide written notice to each of the Members not less than 30 days prior to commencing any such dissolution to provide the opportunity for any such Member to exercise its Exchange Right in advance of any such dissolution;

(b)               a dissolution of the Company under Section 18-801(4) of the Act; or

(c)               the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(a), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2.      Procedure.

(a)               In the event of the dissolution of the Company for any reason, the Manager (or the Manager may appoint one or more Persons to act as liquidator, and shall appoint such a liquidator in the event the Manager is bankrupt) (as applicable, the “Winding-Up Person”) shall commence to wind up the affairs of the Company and to liquidate the Company’s investments. Subject to Section 10.3(a), such Winding-Up Person shall have reasonable discretion to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the Fiscal Year of dissolution and liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Winding-Up Person to preserve the value of the Company’s assets during the Fiscal Year of dissolution and liquidation.

(b)               Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)                 First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)              Second, to set up such cash reserves which the Manager reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and

(iii)            Third, subject to Section 5.2(b), (A) first, to PubCo in respect of its Preferred Units, until PubCo has received an amount equal to the total amount that would then be required to be distributed by the Company to PubCo pursuant to Section 3.7(b) if PubCo were required to make on the date of the distribution pursuant to this Section 10.2(b)(iii) (1) a Series 4 Preferred Stock Liquidation Payment on the date of the distribution pursuant to this Section 10.2(b)(iii) and (2) a Series 6 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)), and (B) the balance to the Members, pro rata in proportion to their respective ownership of Common Units.

(c)               No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)               Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Winding-Up Person shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.3.      Rights of Members.

(a)               Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)               Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.4.      Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.5.      Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.6.      No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Section 10.7.      Distributions In Kind. Subject to the order of priorities in Section 10.2(b), the Winding-Up Person may, in its reasonable discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of the remaining Company assets in-kind in accordance with Section 10.2(b)(iii), (ii) as tenants in common in accordance with the provisions of Section 10.2(b)(iii), undivided interest in all or a portion of such Company assets or (iii) a combination of the foregoing. Any such distributions to the Members in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Winding-Up Person deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation of or holders thereof) as such time.

Article XI
GENERAL

Section 11.1.      Amendments; Waivers.

(a)               The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) solely with the approval of the Manager; provided, that no amendment to this Agreement may:

(i)                 modify the limited liability of any Member, or increase the Liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

(ii)              materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner;

(iii)            materially alter or change any rights, preferences or privileges of any holder of a class of Interests in a manner that is different or prejudicial relative to any holder of the same class of Interests without the consent of the holder of such Interests affected in such a different or prejudicial manner; or

(iv)             modify any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter.

(b)               Notwithstanding the foregoing subsection (a), (i) the Manager, acting alone, may amend this Agreement to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.4(d), and (ii) the Manager or its successor, as applicable, acting without any other Member, may amend this Agreement as and to the extent required by Section 7.5.

(c)               Any failure of any of the parties hereto to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Section 11.2.      Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of such party, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 11.3.      Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 11.4.      Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.

Section 11.5.      Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.6.      Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a)               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)               All actions arising out of, relating to or in connection with this this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Agreement, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Agreement is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Agreement is improper, or that this Agreement may not be enforced in or by the above-named courts, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above. Nothing in this Section 11.6 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.9 shall be effective service of process for any suit or Proceeding in connection with this Agreement or any of the transactions contemplated hereby.

(c)               The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security.

(d)               EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO or in connection with THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.6(d).

Section 11.7.      Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.8.      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.9.      Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and (e) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company, PubCo or PubCo, addressed to it at:

c/o [______________]

[______________]

[______________]

Attn: [______________]

Email: [______________]

or, if to a Member other than PubCo, addressed to it at the address for such Member set forth in the Unit Register;

or, in each case to such other address or to such other Person as such party shall have last designated by such notice to the other parties.

Section 11.10.  Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.11.  Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 11.12.  Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 11.13.  No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[Signatures pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed by its duly authorized represented, this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

COMPANY:

[MIDAS OPCO HOLDINGS LLC]

By:
Name: [______________]
Title: [______________]

PUBCO:

[PUBCO]

By:
Name: [______________]
Title: [______________]

STAGWELL:

STAGWELL MEDIA LP, by The Stagwell Group LLC, its General Partner

By:
Name: [______________]
Title: [______________]

[STAGWELL FAF:

[STAGWELL FAF]

By:
Name: [______________]
Title: [______________]

PUBCO (in its capacity as the Manager):

[PUBCO]

By:
Name: [______________]
Title: [______________]

[Signature Page to the Amended and Restated Limited Liability Company Agreement]

EXHIBIT A

MEMBERS, EFFECTIVE TIME CAPITAL ACCOUNT BALANCE AND INTERESTS

Member	Effective Time Capital Account Balance	Number of Common Units

EXHIBIT B

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•], 20[•] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement of [MIDAS OPCO HOLDINGS LLC] (the “Company”), dated as of [______] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Company Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Company Agreement.

1.       Joinder to the Company Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the Company Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Company Agreement as if it had been a signatory thereto as of the date thereof.

2.       Incorporation by Reference. All terms and conditions of the Company Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.       Address. All notices under the Company Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:

Name:

Title:

Acknowledged and agreed

as of the date first set forth above:

[ ], AS MANAGER

By:

Name:

Title:

EXHIBIT E

Registration Rights Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

dated as of

[•]

by and among

MDC PARTNERS INC.

and

THE STAGWELL PARTIES

(as defined herein)

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Section 6.10 Waiver	24

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REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into among Stagwell Media LP, a Delaware limited partnership (“Stagwell Media”), the Holders listed on Exhibit A hereto and MDC Partners Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, pursuant to that certain Transaction Agreement, dated as of December [●], 2020, among Stagwell Media, the Company, New MDC LLC, a Delaware limited liability company, and Midas Merger Sub 1 LLC, a Delaware limited liability company, (the “Transaction Agreement”) the parties thereto have combined the Stagwell Subject Entities with OpCo and have affected the Transactions;

WHEREAS, in connection with the Transactions, Stagwell Media acquired the Stagwell OpCo Units and MDC Class C Common Stock, which, together, are exchangeable on a 1:1 basis for MDC Class A Common Stock; and

WHEREAS, the Company wishes to grant certain registration rights with respect to the MDC Class A Common Stock or other Registrable Securities held by the Stagwell Parties or any other Holder, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

Section 1.01         Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.01:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel to the Company, (a) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, (1) as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise and (2) as to any entity listed on Exhibit A, any limited partner of such Person.

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“Award Holder” means any Person that becomes party to this Agreement in accordance with Section 2.05.

“Excluded Registration” means a registration under the Securities Act of securities registered on Form S-8 or any similar successor form, and securities registered to effect the acquisition of, or combination with, another Person.

“Holder” means (i) each of the Stagwell Parties and any Affiliate of any Stagwell Party, (ii) each Person listed on Exhibit A hereto and (iii) any direct or indirect transferee of any Stagwell Party (including by in-kind distribution or otherwise) that becomes a party to this Agreement in accordance with Section 2.04 and has agreed in writing to be bound by the terms of this Agreement; provided, that for purposes of calculating the number of Holders required to make a Demand Registration pursuant to Section 2.01(a)(i), any Award Holder shall be deemed not to be a Holder.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements in a Registration Statement or prospectus in the light of the circumstances under which they were made not misleading.

“Person” or “person” means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the MDC Class A Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of the Company or any of its subsidiaries (including MDC Class C Common Stock and Stagwell OpCo Units) (and, for the avoidance of doubt, each Holder shall be deemed to hold the Registrable Securities so issuable in respect of such other securities held by such Holder) and any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of the MDC Class A Common Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization, owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, that securities to which registration rights no longer apply because such rights have terminated in accordance with Section 5.01 hereunder shall not be considered Registrable Securities.

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“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” means any Holder(s) requesting to have its (their) Registrable Securities included in any Demand Registration or Shelf Registration.

“Stagwell Parties” means, collectively, Stagwell Media and the other Parties hereto set forth on Exhibit A.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a registration pursuant to which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

Section 1.02         Other Terms. For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Adverse Effect	Section 2.01(e)(iv)
Agreement	Preamble
Company	Preamble
Demand Company Notice	Section 2.01(a)(ii)
Demand Period	Section 2.01(a)(v)
Demand Registration	Section 2.01(a)(i)
Demanding Shareholders	Section 2.01(a)(i)
Demand Registration Statement	Section 2.01(a)(iii)
Demand Requesting Holder	Section 2.01(a)(ii)
Demand Request	Section 2.01(a)(i)
FINRA	Section 3.02
OpCo	Recitals
Transaction Agreement	Recitals
Partner Distribution	Section 3.01(a)
Piggyback Registration	Section 2.02(a)
Required Filing Date	Section 2.01(a)(i)
Shelf Demanding Shareholders	Section 2.01(d)(i)
Shelf Registration	Section 2.01(d)(i)
Shelf Registration Statement	Section 2.01(d)(i)

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Shelf Period	Section 2.01(d)(ii)
Suspension	Section 3.03
Stagwell Media	Preamble
Underwritten Shelf Takedown	Section 2.01(d)(iii)

Article 2
REGISTRATION RIGHTS

Section 2.01         Demand Registration.

(a)          Request for Registration.

(i)           Demands. Commencing on the date hereof, (A) any Stagwell Party or (B) Holders (other than Award Holders) representing the majority of the Registrable Securities at any time shall have the right to require the Company to file a registration statement on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or any other appropriate form under the Securities Act or Exchange Act permitting registration of Registrable Securities for resale) (a “Demand Registration”), by delivering to the Company written notice stating that such right is being exercised, naming, if applicable, the Holders whose Registrable Securities are to be included in such registration (collectively, the “Demanding Shareholders”), specifying the number of each such Demanding Shareholder’s Registrable Securities to be included in such registration and, subject to Section 2.01(e), and describing the intended method of distribution thereof (a “Demand Request”).

(ii)          Company Notice. The Company shall, within five (5) days of the Company’s receipt of a Demand Request, notify, in writing, all other Holders of Registrable Securities of such demand (a “Demand Company Notice”), and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Demand Registration.

(iii)         Filing. Subject to Section 2.01(e)(iv), the Company shall file the registration statement in respect of a Demand Registration (a “Demand Registration Statement”) as soon as practicable and, in any event, within forty-five (45) days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, however, that:

(A)            the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.01(a) within 75 days after the effective date of a previous Demand Registration, provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to remain effective to the extent Registrable Securities covered by such Registration Statement have not been sold or withdrawn;

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(B)             the Company shall not be obligated to effect a Demand Registration unless the Demand Request is for a number of Registrable Securities with a market value that is equal to at least $40 million as of the date of such Demand Request;

(C)             the Company shall not be obligated to effect more than an aggregate of three (3) Registrations during any twelve (12) month period pursuant to a Demand Registration under this Section 2.01; and

(D)            Holder shall not sell any Registrable Securities covered by such Demand Registration Statement prior to the date that is 91 days after the date hereof.

(iv)         Underwritten Offering. If a Demanding Shareholder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering. If a Demanding Shareholder intends to sell the Registrable Securities covered by its demand by means of an Underwritten Offering, such Demanding Shareholder shall so advise the Company as part of its Demand Request, and the Company shall include such information in the Demand Company Notice.

(v)          Effective Registration. The Company shall be deemed to have effected a Demand Registration with respect to the applicable Demanding Shareholder for purposes of this Section 2.01(a) if the Demand Registration Statement is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period as shall terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriter or Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected for purposes of Section 2.01 if (i) during the Demand Period such Registration or the successful completion of the relevant offering and sale of all Registrable Securities pursuant thereto is prevented by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or material breach of such applicable underwriting agreement by the Demanding Shareholder.

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(b)          Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by this Section 2.01, in addition to any Suspension pursuant to Section 3.03, until a date not later than forty-five (45) days after the Required Filing Date, if prior to receiving the Demand Request, the Company had determined to effect a registered underwritten public offering of the Company’s securities for the Company’s account pursuant to a registration statement to be filed by the Company and the Company has complied with Section 2.02 hereof, and the Company had taken substantial steps (including, but not limited to, selecting a managing Underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 2.01(e)(iv) shall be lifted, and the requested registration statement shall be filed forthwith, if the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 2.01(e)(iv), the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Demanding Shareholder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 2.01(e)(iv) and a general statement of the reason for the Board’s determination to make such deferral and an approximation of the anticipated delay. Within twenty (20) days after receiving such certificate, the Holders of a majority of the Registrable Securities held by the Demanding Shareholders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of a particular registration statement pursuant to this Section 2.01(e)(iv) only twice.

(c)          Demand Withdrawal. A Demanding Shareholder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon delivery of a notice by all Demanding Shareholders to such effect, the Company may elect to cease all efforts to secure effectiveness of the applicable Demand Registration Statement, and such Registration nonetheless shall be deemed a Demand Registration with respect to such Demanding Shareholders for purposes of Section 2.01 unless (i) such Demanding Shareholders shall have paid or reimbursed the Company for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the Registration of such withdrawn Registrable Securities (based on the number of securities the Demanding Shareholders sought to register, as compared to the total number of securities included on such Demand Registration Statement) or (ii) the withdrawal is made because the Demanding Shareholders determined that the Registration would require the Company to make an Adverse Disclosure. In addition, any other Holder that has requested its Registrable Securities be included in a Demand Registration may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement.

(d)          Shelf Registration.

(i)           Shelf Demands. With respect to any Demand Registration, the Requesting Holders may require the Company to effect a registration of the Registrable Securities under a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule) registering the resale from time to time by Holders (the “Shelf Demanding Shareholders”) of the Registrable Securities requested by the Requesting Holders to be registered thereon (a “Shelf Registration” and, such registration statement, a “Shelf Registration Statement”) ..

(ii)          Continued Effectiveness. The Company shall use its reasonable best efforts to keep any Shelf Registration Statement filed pursuant to Section 2.01(d)(i) continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Shelf Demanding Shareholders until the earliest of (A) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder), and (B) such shorter period as the Shelf Demanding Shareholders with respect to such Shelf Registration shall agree in writing (such period of effectiveness, the “Shelf Period”). Subject to Section 3.03, the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Shelf Demanding Shareholders not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is (x) a Suspension permitted pursuant to Section 3.03 or (y) required by applicable law, rule or regulation.

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(iii)         Underwritten Shelf Takedowns. At any time and from time to time after a Shelf Registration Statement on Form S-3 has been declared effective by the Commission, any of the Shelf Demanding Shareholders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to such Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly upon receiving such notice (but no later than 5 days after receipt of such notice), the Company shall notify all of the Holders of Registrable Securities of the potential Underwritten Shelf Takedown, and each Holder of Registrable Securities included on the applicable Shelf Registration Statement who thereafter wishes to include all or a portion of such Holder’s Registrable Securities such Underwritten Shelf Takedown shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder within five (5) days of receipt of notice of such Underwritten Shelf Takedown.

(e)          Underwritten Offerings.

(i)            If the Demanding Shareholders or the Shelf Demanding Shareholders, as applicable, request that any offering pursuant to a Demand Registration or Shelf Registration be consummated in the form of an Underwritten Offering (including an Underwritten Shelf Takedown), the Holders of a majority of the Registrable Securities to be included in such Underwritten Offering shall select the investment banking firm or firms, reasonably acceptable to the Company, to manage the Underwritten Offering. All Holders proposing to distribute their Registrable Securities through an Underwritten Offering (A) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering and (B) shall complete and execute all questionnaires, powers of attorney and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements.

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(ii)          No Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (A) such Holder’s ownership of his or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (B) such Holder’s power and authority to effect such transfer, and (C) such matters pertaining to compliance with securities laws as may be reasonably requested.

(iii)         The obligation of any Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion thereto; provided, that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.

(iv)         No securities to be sold for the account of any Person (including the Company) other than a Demanding Shareholder or Shelf Demanding Shareholder, as applicable shall be included in an Underwritten Offering unless the managing Underwriter or Underwriters shall advise such Demanding Shareholders that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”). Furthermore, if the managing Underwriter or Underwriters shall advise such Demanding Shareholders that, even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such proposed Underwritten Offering is sufficiently large to cause an Adverse Effect, the Registrable Securities of such Demanding Shareholders to be included in such Underwritten Offering shall equal the number of shares that such Demanding Shareholders are so advised can be sold in such offering without an Adverse Effect and such shares shall be allocated as follows: (i) first, 100% of the Registrable Securities requested to be included in such Underwritten Offering by the Stagwell Parties, (ii) second, pro rata among the remaining Holders of such Registrable Securities requested to be included in such Underwritten Offering on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, only if all of the securities referred to in clause (ii) have been included, any other securities requested to be included in such Underwritten Offering on a pro rata basis among the holders of such securities.

(f)           Block Trades. If a Shelf Demanding Shareholder wishes to consummate an overnight block trade (on either an SEC registered or non-registered basis), then notwithstanding the time periods and piggyback rights otherwise provided herein, such Demanding Shareholder shall, if it would like the assistance of the Company, endeavor to give the Company sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Demanding Holder, if requesting an SEC registered underwritten block trade, (i) shall give the Company written notice of the transaction and the anticipated launch date of the transaction at least three (3) business days prior to the anticipated launch date of the transaction, (ii) the Company shall be required to only notify the other Demanding Shareholders of the transaction and none of the other Holders, (iii) the other Demanding Shareholders shall have one (1) business day prior to the launch of the transaction to determine if they wish to participate in the block trade, and (iv) the Company shall include in the block trade only shares held by the Demanding Shareholders.

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Section 2.02          Piggyback Registrations.

(a)          Right to Piggyback. Each time the Company proposes to register any of its equity securities (other than pursuant to Article II hereto, in which case the obligations of the Company set forth in Article II shall apply, or pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities (which notice shall be given not less than ten (10) days prior to the anticipated filing date of the Company’s registration statement), which notice shall offer each such Holder the opportunity to include any or all of its Registrable Securities in such registration statement, subject to the limitations contained in Section 2.02(b) hereof. Each Holder who desires to have its Registrable Securities included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within ten (10) days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.02(a) by giving written notice to the Company of such withdrawal. Subject to Section 2.02(b), below, the Company shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.

(b)          Priority on Piggyback Registrations.

(i)            If a Piggyback Registration is in the form of an underwritten offering and was initiated by the Company, and if the managing Underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities the Company proposes to sell, (ii) second, 100% of the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, only if all of the securities referred to in clause (ii) have been included in such registration, any other securities requested to be included in such registration on a pro rata basis among the holders of such securities. If as a result of the provisions of this Section 2.02(b)(i) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.

(ii)           If a Piggyback Registration is an underwritten offering and was initiated by a security holder of the Company, and if the managing Underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, 100% of the securities requested to be included therein by the security holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities owned by each such holder, and (ii) second, only if all of the securities referred to in clause (i) have been included in such registration, any other securities requested to be included in such registration (including securities to be sold for the account of the Company) on a pro rata basis among the holders of such securities. If as a result of the provisions of this Section 2.02(b)(ii) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.

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(iii)         No Holder may participate in any registration statement in respect of a Piggyback Registration hereunder unless it satisfies the conditions set forth in Section 2.01(e)(i), and the provisions regarding indemnification set forth in Section 2.01(e)(iii) shall apply to any Piggyback Registration hereunder.

Section 2.03          Holdback Agreements.

(a)          The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 75-day period beginning on the effective date of any Demand Registration Statement (other than a Shelf Registration), or in the case of a Shelf Registration, the filing of any prospectus relating to the offer and sale of Registrable Securities, or a Piggyback Registration, except pursuant to any Excluded Registration or unless the Underwriters managing any offering with respect to such registration otherwise agree.

(b)          If any Holder of Registrable Securities notifies the Company in writing that it intends to effect an Underwritten Shelf Takedown pursuant to Section 2.01(e) hereof, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the seven days prior to and during the 75-day period beginning on the pricing date for such Underwritten Shelf Takedown, except pursuant to an Excluded Registration or unless the Underwriters managing any such offering otherwise agree.

Section 2.04         Transfer of Registration Rights. The rights of each Holder under this Agreement may be assigned to (i) any Affiliate of a Holder permitted under the MDC Delaware Certificate of Incorporation, MDC Delaware Bylaws and Transaction Agreement who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement and (ii) an Award Holder.

Section 2.05        Award Holder Registration Rights. Any Person who receives, directly or indirectly, Registrable Securities in exchange for such Person’s Stagwell Incentive Awards (as defined in the Transaction Agreement) in connection with or as a result of the Transactions (including pursuant to any negotiated resolution thereof) and agrees in writing to be subject to and bound by the applicable terms and conditions of this Agreement shall be deemed an “Award Holder” for all purposes hereunder.

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Article 3
Registration Procedures

Section 3.01         General Procedures. If at any time on or after the Closing the Company is required to effect the registration of Registrable Securities, whether pursuant to the filing of a new Registration Statement, effecting an Underwritten Shelf Takedown, or effecting an underwritten block trade, the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, including if so requested by a Holder or Holders a distribution to, and resale by, the members or partners of a Holder (a “Partner Distribution”), and pursuant thereto the Company shall, as expeditiously as possible:

(a)          prepare and file with the SEC as soon as practicable and in accordance with Article II a Registration Statement with respect to such Registrable Securities; provided that as far in advance as practicable before filing such registration statement or any amendment thereto, the Company will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity to object to or suggest revisions to any information with respect to such Holders contained therein and the Company will make revisions reasonably requested by such Holder with respect to such information prior to filing any such registration statement or amendment;

(b)          prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective as provided for herein;

(c)          prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(d)          cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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(e)          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(f)           advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(g)          advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective (which may be satisfied by the issuance of a press release by the Company);

(h)          notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.03 hereof;

(i)            permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(j)            at the request of any Holder seeking to effect or considering a Partner Distribution, file any prospectus supplement or post-effective amendments, or include in the initial registration statement any disclosure or language, or include in any prospectus supplement or post-effective amendment any disclosure or language, and otherwise take any action, deemed necessary or advisable by such Holder to effect such Partner Distribution;

(k)          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

(l)           on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder;

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(m)              in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(n)                make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o)                in connection with an Underwritten Offering, cause its senior management, officers, employees and independent public accountants (in the case of the independent public accountants, subject to any applicable accounting guidance regarding their participation in the offering or the due diligence process) to participate in, make themselves available, supply such information as may reasonably be requested and to otherwise facilitate and cooperate with the preparation of the Registration Statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs;

(p)                if a Registration relates to an Underwritten Offering with gross proceeds in excess of $20,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

(q)                otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.02            Registration Expenses. All reasonable, out-of-pocket fees and expenses incident to any registration hereunder, including, without limitation, the Company’s performance of or compliance with this Article II, all registration and filing fees, all fees and expenses associated with filings required to be made with the Financial Industry Regulatory Authority (“FINRA”), as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities, but not including any fees above $5000 relating to any memorandum of counsel related to “blue sky” qualifications), printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses, if applicable), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Securities, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company, and  reasonable fees and expenses (not to exceed $100,000) as provided in writing to the Company of one (1) legal counsel selected by the Demanding Shareholders or the Shelf Demanding Shareholders, as applicable, will be borne by the Company (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities will be borne by the Holders pro rata on the basis of the number of shares so registered.

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Section 3.03            Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended prospectus correcting the Misstatement; provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof.  If the filing, initial effectiveness or continued use of a Registration Statement or prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board, which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by the Chairman of the Board, such filing, initial effectiveness or continued use of a Registration Statement would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) (each such deferral, a “Suspension”) for a period of not more than forty-five (45) days, provided that any such suspension shall terminate at such earlier time as the reason for such suspension is no longer in effect, and the Company shall not defer any such filing, initial effectiveness or use of a Registration Statement pursuant to this Section 3.03 more than two times (in each case counting deferrals initiated pursuant to (a), (b) and (c) in the aggregate) in any 12-month period

Section 3.04            Reporting Obligations. The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell MDC Class A Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by the Company’s principal financial officer, stating (i) the Company’s name, address and telephone number (including area code), (ii) the Company’s Internal Revenue Service identification number, (iii) the Company’s SEC file number, (iv) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (v) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

Section 3.05            Preservation of Rights. The Company will not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

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Article 4
Indemnification

Section 4.01            Indemnification.

(a)                The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, agents and advisors and each person who “controls” such Holder (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities and expenses (including attorneys’ fees) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b)                In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees, agents and advisors and each person who “controls” (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) based upon, arising out of or resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. No Holder of Registrable Securities shall be liable in any such case to the extent that, prior to the filing or effectiveness of any such registration statement or prospectus or amendment thereof or supplement thereto, such Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto that corrected or made not misleading information previously furnished to the Company. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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(c)                Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)                The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to Section 4.01(e)) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e)                If the indemnification provided under Section 4.01 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections (a), (b) and (c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person who was not guilty of such fraudulent misrepresentation.

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Article 5
TERMINATION

Section 5.01            Termination. The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration rights hereunder shall cease to apply to any particular security and such security shall accordingly no longer be considered a Registrable Security when: (a) a registration statement with respect to the sale of such Registrable Security shall have become effective under the Securities Act and such Registrable Security shall have been disposed of in accordance with such registration statement; (b) such Registrable Security shall have been sold pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Registrable Security shall have ceased to be outstanding; (d) in the case of Registrable Securities held by a Holder that is not a Stagwell Party, or any Affiliate thereof, such Holder holds less than five percent (5%) of the then outstanding Registrable Securities; or (e) in the case of Registrable Securities held by a Stagwell Party, or any Affiliate thereof, such Holder holds less than one percent (1%) of the then outstanding Registrable Securities and, in the case of (d) or (e) such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction as to volume or otherwise. The Company shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Securities then outstanding.

Article 6
MISCELLANEOUS

Section 6.01            Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and (e) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)                if to any Stagwell Party:

[●]

21

with a copy to (which copy shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention: Paul M. Tiger
                 Andrea Basham
Email:       paul.tiger@freshfields.com
                 andrea.basham@freshfields.com

(b)                if to the Company:

[●]

     with a copy to (which copy shall not constitute notice):

[●]

If to any other Holder, the address indicated for such Holder in the Company’s stock transfer records with copies, so long as the Stagwell Parties own any Registrable Securities, to the Stagwell Parties as provided above.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 6.02            Authority. Each of the parties hereto represents to the other that (a) it has the requisite entity power and authority to execute, deliver and perform this Agreement, (b) this Agreement has been duly authorized, executed and delivered by it and, assuming due authorization, execution and delivery by the counterparties hereto, constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.03            Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a)                This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

(b)                Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the State of New York or (to the extent subject matter jurisdiction exists therefor) the U.S. District Court for the Southern District of New York with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of New York, as described above, and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

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(c)                The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

Section 6.04           Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.05            Successors and Assigns; Third Party Beneficiaries.

(a)                Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder, and their respective successors and assigns.

(b)                Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

(c)                Any Person that is or becomes a Holder and is not already a party hereto or that is assigned rights hereunder pursuant to Section 2.04 shall execute and deliver a joinder to this Agreement and upon such execution and delivery shall become a party hereto having the rights of a Holder hereunder.

Section 6.06            Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.07            Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

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Section 6.08            Entire Agreement. This Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement, including, but not limited to, such agreements and understandings provided for in Article V of the Securities Purchase Agreement by and between MDC Partners Inc. and Stagwell Agency Holdings LLC dated as of March 14, 2019.

Section 6.09            Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.10            Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MDC PARTNERS INC.

By:
Name:
Title:

STAGWELL MEDIA LP

By:
Name:
Title:

STAGWELL AGENCY HOLDINGS LLC

By:
Name:
Title:

THE STAGWELL GROUP LLC

By:
Name:
Title:

MARK J. PENN

By:
Name:
Title:

25

EXHIBIT A

Holders

Stagwell Agency Holdings LLC

The Stagwell Group LLC

Mark J. Penn

[●]

EXHIBIT F

Tax Receivables Agreement

FORM OF TAX RECEIVABLE AGREEMENT

dated as of

[•]

by and among

[MDC HOLDING COMPANY INC.],

[MDC OPCO LLC]

and

STAGWELL MEDIA LP

Contents

Clause	Page

i

Contents

Clause	Page

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) dated as of [●], is hereby entered into by and among [MDC Holdings Company Inc.], a Delaware corporation (“MDC Holdings”), [MDC OpCo LLC], a Delaware limited liability company and a direct subsidiary of MDC Holdings (“OpCo”), and Stagwell Media LP, a Delaware limited partnership (“Stagwell”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Transaction Agreement (as defined below).

WITNESSETH:

WHEREAS, on [•], 2020, Stagwell, MDC Partners Inc., a Canadian corporation (“MDC”), [New MDC LLC], a Delaware limited liability company that converted into a corporation prior to the date hereof (“New MDC”), and [Merger Sub LLC], a Delaware limited liability company (“Merger Sub”), entered into that certain Transaction Agreement (the “Transaction Agreement”);

WHEREAS, prior to the Closing Date, MDC domesticated to Delaware pursuant to section 388 of the Delaware General Corporation Law in a transaction that is intended for U.S. federal tax purposes to constitute a reorganization described in Section 368(a)(1)(F) of the Code (the “Redomiciliation”);

WHEREAS, prior to the Closing Date and after the Redomiciliation, MDC caused the Maxxcom Restructuring to be completed;

WHEREAS, prior to the Closing Date and after the Maxxcom Restructuring, in a series of transactions that are intended for U.S. federal tax purposes to constitute a reorganization described in Section 368(a)(1)(F) of the Code: (i) MDC Holdings converted into a Delaware corporation (such conversion, the “MDC Holdings Incorporation”); (ii) immediately thereafter, Merger Sub merged with and into MDC, with MDC surviving as a direct and wholly-owned Subsidiary of MDC Holdings (the “MDC Merger”); and (iii) immediately following the MDC Merger, MDC converted into a Delaware limited liability company (as converted, “OpCo”), with MDC Holdings as the then-sole member of OpCo, and OpCo adopted the Initial OpCo Operating Agreement (the foregoing transactions taken together, the “Holding Company Formation F Reorganization”);

WHEREAS, on the Closing Date, Stagwell contributed all of the issued and outstanding interests in Stagwell Marketing Group Holdings LLC, a Delaware limited liability company, to OpCo in exchange for [●] OpCo Common Units (such OpCo Common Units, the “Stagwell OpCo Common Units”) and, as a result, became the second member of OpCo in a transaction intended to constitute the formation of OpCo as a partnership for U.S. federal income tax purposes and exchanges by MDC Holdings and Stagwell, in each case as described in Section 721 of the Code;

WHEREAS, on the Closing Date, MDC Holdings issued [●] shares of MDC Holdings Class C Common Stock to Stagwell in exchange for an aggregate purchase price of $100 in cash, and each such share of MDC Holdings Class C Common Stock was paired with a Stagwell OpCo Common Unit (such shares of MDC Holdings Class C Common Stock, together with the Stagwell OpCo Common Units, the “Stagwell Paired Equity Interests”);

WHEREAS, on and after the date hereof, each of Stagwell and its Permitted Transferees (as defined under the A&R OpCo Operating Agreement (as defined below)) has the right, in its sole discretion, from time to time, to have all or any portion of the Stagwell Paired Equity Interests redeemed by OpCo in exchange for an equivalent number of shares of Class A Common Stock of MDC Holdings (a “Redemption”) pursuant to Section 3.6 of the A&R OpCo Operating Agreement;

WHEREAS, OpCo is treated as a partnership for U.S. federal income Tax purposes;

WHEREAS, OpCo and each direct or indirect subsidiary (owned through a chain of pass-through entities) of OpCo that is treated as a partnership for U.S. federal income Tax purposes (such entities, together with OpCo and any direct or indirect subsidiary (owned through a chain of pass-through entities) of OpCo that is treated as a disregarded entity for U.S. federal income Tax purposes, the “OpCo Group”) will have in effect an election under Section 754 of the Code (as defined below) as provided under Section 2.01 for the Taxable Year (as defined below) in which any Exchange (as defined below) occurs, which election will result in an adjustment to MDC Holdings’ share of the Tax basis of the assets owned by the OpCo Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of OpCo allocable to or with respect to MDC Holdings may be affected by Basis Adjustments (as defined below) and MDC Holdings’ tax liability may be affected by Imputed Interest (as defined below); and

WHEREAS, the Parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of MDC Holdings and provide for certain payments from MDC Holdings to Stagwell with respect to any Tax benefits actually realized by MDC Holdings as the result of Exchanges (as defined below), and to ease administrative burdens, an assumed Tax rate shall be used to approximate MDC Holdings’ state, local and foreign liabilities for Covered Taxes (as defined below) without regard to such Tax benefits for each Covered Taxable Year.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

DEFINITIONS AND USAGE

Definitions.

The following terms shall have the following meanings for the purposes of this Agreement:

2

“A&R OpCo Operating Agreement” means the amended and restated limited liability company agreement, dated as of the date hereof, by and among OpCo and its Members, as amended from time to time.

“Actual Tax Liability” means, with respect to any Covered Taxable Year, the sum of (i) the actual liability for U.S. federal Covered Taxes of MDC Holdings (A) appearing on the U.S. federal income Tax Return of MDC Holdings for such Covered Taxable Year and (B) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law) and (ii) the product of (A) the amount of the aggregate net income of MDC Holdings in the states and local jurisdictions in which MDC Holdings files Tax Returns for such Covered Taxable Year and (B) the Blended Rate.

“Accounting Firm” means, as of any time, the accounting firm that prepares the audited financial statements of MDC Holdings, provided that such firm is nationally recognized as being expert in Covered Tax matters.

“Agreed Rate” means SOFR plus 100 basis points.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to the adjusted Tax basis of any asset of the OpCo Group (i) under Section 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local Tax law (in situations where, following an Exchange, OpCo remains in existence as an entity for Tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local Tax law (in situations where, as a consequence of an Exchange, OpCo becomes an entity that is disregarded as separate from its owner for Tax purposes), in each case, as a result of (x) an Exchange or (y) any payments made under this Agreement. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Blended Rate” means, with respect to any Covered Taxable Year, the sum of the apportionment weighted, maximum effective rates of tax imposed on the aggregate net income of MDC Holdings in each state or local jurisdiction in which MDC Holdings files Tax Returns for such Covered Taxable Year, with the apportionment weighted, maximum effective rate of tax in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by MDC Holdings in such jurisdiction for such Covered Taxable Year, and (ii) the maximum applicable corporate tax rate in effect in such jurisdiction in such Covered Taxable Year. As an illustration of the calculation of Blended Rate for a Covered Taxable Year, if MDC Holdings solely files Tax Returns in State 1 and State 2 in a Covered Taxable Year, the maximum applicable corporate tax rates in effect in such states in such Covered Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such States in such Covered TaxableYear are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% times 55% plus 5.5% times 45%).

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“Board” means the Board of Directors of MDC Holdings.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Change of Control” means the occurrence of any of the following events:

any “person” or “group” of related persons other than Stagwell and any of its Permitted Transferees is or becomes the “beneficial owner”, directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of MDC Holdings; provided, that the formation of a holding company to hold Capital Stock of MDC Holdings which does not change the beneficial ownership of such Capital Stock (except as a result of the exercise of dissenters’ rights) will not constitute a Change of Control under this clause (i) (provided that, from and after the formation of such holding company, all references to MDC Holdings in this definition shall instead refer to such holding company);

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of MDC Holdings was approved by a vote of a majority of the directors of MDC Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

the approval by the holders of Capital Stock of MDC Holdings of any plan or proposal for the liquidation or dissolution of MDC Holdings; or

MDC Holdings consolidates with, or merges with or into, another Person, or MDC Holdings sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of MDC Holdings, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction, beneficially owned the outstanding Voting Stock of MDC Holdings are, by virtue of such prior ownership, the beneficial owners in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity) (provided that, in the event the exception in this clause (iv) applies, then, from and after the consummation of such transaction, all references to MDC Holdings in this definition shall instead refer to such surviving or transferee Person or ultimate parent entity).

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For purposes of this definition:

“beneficial owner” has the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any person or group will be deemed to have beneficial ownership of all securities that such person or group or has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time (“beneficially own” and “beneficially owned” have corresponding meanings); and

“Capital Stock” means:

(I)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of capital stock, including each class of common stock and preferred stock of such Person and stock appreciation rights;

(II)	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(III)	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (I) or (II) above.

“Permitted Transferees” has the meaning given to it in the A&R OpCo Operating Agreement.

“person” and “group” have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board (or equivalent governing body) of such Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor provisions or any successor U.S. federal statute relating to corporate income Tax.

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“Covered Taxable Year” means any Taxable Year of MDC Holdings ending after the Closing Date (as defined in the Transaction Agreement) and on or before the end of the first Taxable Year ending after all Stagwell Paired Equity Interests have been redeemed by OpCo or transferred to MDC Holdings in an Exchange and in which all related Tax benefits have either been utilized or have expired.

“Covered Taxes” means any and all U.S. federal, state and local Taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive, additional or an alternative basis (including for the avoidance of doubt, franchise Taxes and Tax imposed under Section 59A of the Code), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” means, for a Covered Taxable Year, the cumulative amount of Realized Tax Benefits for all Covered Taxable Years of MDC Holdings up to and including such Covered Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period, which, in each case, shall be determined based on the most recent Tax Benefit Schedule or Revised Schedule, if any, in existence at the time of such determination.

“Default Rate” means SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the Agreed Rate.

“Exchange” means (i) a Redemption or (ii) any other transaction or distribution by OpCo that, in either case, results in an adjustment under Sections 743(b) or 1012 of the Code with respect to the assets of the OpCo Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Date” means the date of any Exchange.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.01(a) of this Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Covered Taxable Year, the hypothetical liability for Covered Taxes of MDC Holdings that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used to prepare MDC Holdings’ actual U.S. federal Tax Returns, in each case, that were taken into account in computing the actual liability for Covered Taxes of MDC Holdings for such Covered Taxable Year, but (i) calculating depreciation, amortization, or other similar deductions and any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year (and without regard to amounts that effectively reduce depreciation or amortization deductions or create ordinary income by reason of a negative adjustment under Section 743), (ii) excluding any deduction attributable to Imputed Interest and (iii) deducting the Hypothetical Other Tax Liability for such Covered Taxable Year.

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“Hypothetical Other Tax Liability” means, with respect to any Covered Taxable Year, MDC Holdings’ U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Covered Taxable Year (determined without regard to clause (iii) thereof) multiplied by the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the Hypothetical Federal Tax Liability for such Covered Taxable Year, plus the Hypothetical Other Tax Liability for such Covered Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise Tax law with respect to MDC Holdings’ payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1933, as amended, and the corresponding rules of the applicable exchange on which MDC Holdings Class A Common Stock is traded or quoted.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in substantially the form of Exhibit A to this Agreement.

“Member” means any member of OpCo pursuant to the A&R OpCo Operating Agreement.

“Non-Adjusted Tax Basis” means, with respect to any asset of the OpCo Group at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that becomes a Member, in each case together with their respective successors and assigns.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

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“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of MDC Holdings for such Covered Taxable Year.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of MDC Holdings for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year.

“Reconciliation Procedures” means the reconciliation procedures set forth in Section 7.12 of this Agreement.

“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50 percent or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Subsidiary Stock” means equity interests in any business entity treated as an association taxable as a corporation for U.S. federal income tax purposes that is owned directly or indirectly by OpCo.

“Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including, charges, together with any related interest, penalties or other additional amounts.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of MDC Holdings as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” shall mean any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to Tax matters.

“Treasury Regulations” means the US Treasury Department income tax regulations promulgated under the Code.

“U.S.” means the United States of America.

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“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

in each Taxable Year ending on or after such Early Termination Effective Date, MDC Holdings will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

the U.S. federal income Tax rates (and, for purposes of determining the Blended Rate for each such Taxable Year, the U.S. state and local income tax rates) that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law;

all taxable income of MDC Holdings will be subject to the maximum applicable Tax rates for each Covered Tax throughout the relevant period, provided that the combined tax rate for U.S. state and local income taxes shall be the applicable Blended Rate;

any loss carryovers generated by any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the date of the Early Termination Schedule will be used by MDC Holdings ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks (or, if such carryovers do not have an expiration date, over the fifteen-year period after such carryovers were generated); by way of example, if on the date of the Early Termination Schedule MDC Holdings had $120 of net operating losses with a carryforward period of ten (10) years, $12 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule;

any non-amortizable assets (other than Subsidiary Stock) will be deemed disposed of as of the Early Termination Effective Date;

any Subsidiary Stock will be deemed never to be disposed of;

if, on the Early Termination Effective Date, any Stagwell OpCo Units have not been Exchanged, then such interests shall be deemed to be Exchanged for the fair market value of MDC Holdings Class A Common Stock that would be received by any of Stagwell or its Permitted Transferees if such interests had been Exchanged on the Early Termination Effective Date; and

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any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Each of the following terms is defined in the Section set forth opposite such term:

(A) Term	(B) Section
Agreement	Preamble
Basis Schedule	Section 2.02(a)
Chancery Court	Section 7.11(b)
Early Termination Notice	Section 4.02
Early Termination Payment	Section 4.03(b)
Early Termination Reference Date	Section 4.02
Early Termination Schedule	Section 4.02
Holding Company Formation F Reorganization	Recitals
MDC Holdings	Preamble
MDC Holdings Incorporation	Recitals
MDC Merger	Recitals
MDC Payment	Section 5.01
MDC	Recitals
Merger Sub	Recitals
OpCo	Preamble
OpCo Group	Recitals
Reconciliation Procedures	Section 7.12
Redemption	Recitals
Redomiciliation	Recitals

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Revised Schedule	Section 2.02(c)
Senior Obligations	Section 5.01
Stagwell	Preamble
Stagwell OpCo Common Units	Recitals
Stagwell Paired Equity Interests	Recitals
Tax Benefit Payment	Section 3.01(b)
Tax Schedule	Section 2.02(b)
Termination Objection Notice	Section 4.02(a)
Transaction Agreement	Recitals

Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. Any agreement, instrument or other document or any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, other document or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time.

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Determination of Tax Benefits

OpCo 754 Election. In its capacity as the managing member of OpCo, MDC Holdings will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, OpCo and each member of the OpCo Group will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year; provided, that with respect to any direct or indirect subsidiary of OpCo that is treated as a partnership for U.S. federal income tax purposes for which MDC Holdings or any of its subsidiaries do not have the authority under the governing documents of such subsidiary to cause or are otherwise prohibited from causing such subsidiary to have in effect an election under Section 754 of the Code (or under any similar provisions of applicable U.S. state or local law), MDC Holdings shall only be required to take commercially reasonable efforts to cause such subsidiary to have such an election in effect.

Tax Schedule.

(a)           Basis Schedule. Not more than ninety (90) calendar days after the filing of the U.S. federal income Tax Return of MDC Holdings for each Taxable Year in which any Exchange has been effected, MDC Holdings shall deliver to Stagwell a schedule (the “Basis Schedule”) that shows in reasonable detail as necessary to understand the calculations performed under this Agreement, for U.S. federal, state and local Tax purposes, (i) the Non-Adjusted Tax Basis of the assets of the OpCo Group as of the date of each applicable Exchange, (ii) the Basis Adjustment with respect to the assets of the OpCo Group as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the assets of the OpCo Group are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. Subject to the other provisions of this Agreement, the items reflected on a Basis Schedule shall become final and binding on the Parties sixty (60) calendar days after Stagwell’s receipt of such Basis Schedule to Stagwell unless Stagwell provides MDC Holdings with written notice of an objection thereto made in good faith within sixty (60) calendar days after its receipt of such Basis Schedule. If such an objection is timely made and the Parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, MDC Holdings and Stagwell shall employ the Reconciliation Procedures. Notwithstanding that the Basis Schedule for a Covered Taxable Year may have become final and binding on the Parties under this Section 2.02(a), such Basis Schedule shall be revised to the extent necessary to (w) reflect a Determination, (x) reflect inaccuracies in the original determination of the Basis Adjustment as a result of Exchanges effected in such Taxable Year as a result of factual information that was not previously taken into account, (y) reflect adjustments required to take into account payments made pursuant to this Agreement, and (z) comply with the expert’s determination under the Reconciliation Procedures.

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(b)                                       Tax Schedule. Within ninety (90) calendar days after the filing date (including extensions) for the U.S. federal income Tax Return of MDC Holdings for a Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, MDC Holdings shall provide to Stagwell a schedule (the “Tax Schedule”) showing the computation of the Realized Tax Benefit (if any), the Realized Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b) (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. MDC Holdings shall allow Stagwell reasonable access to the appropriate representatives of MDC Holdings and its Subsidiaries and the Accounting Firm in connection with its review of the Tax Schedule and work papers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final and binding on the Parties thirty (30) calendar days after Stagwell’s receipt of such Tax Schedule to Stagwell unless Stagwell, during such thirty (30) calendar day period, provides MDC Holdings with written notice of an objection thereto made in good faith. If such objection is timely made and the Parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, MDC Holdings and Stagwell shall employ the Reconciliation Procedures.

(c)                                       Revised Schedule. Notwithstanding that the Realized Tax Benefit (if any), the Realized Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final and binding on the Parties under Section 2.02(b), such items shall be revised to the extent necessary to (i) reflect a Determination, (ii) reflect inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) reflect a change attributable to a carryback or carryforward of a loss or other Tax item, (iv) reflect a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.02(c) unless and until there has been a Determination with respect to such change) and (v) comply with the expert’s determination under the Reconciliation Procedures. The Parties shall cooperate in connection with any proposed revision to the Realized Tax Benefit (if any), the Realized Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. The Party proposing a change to such an item shall provide the other Party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Realized Tax Benefit (if any), revised Realized Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final and binding on the Parties thirty (30) calendar days after the other Party’s receipt of such Revised Schedule unless the other Party, during such 30-calendar day period, provides written notice of an objection thereto made in good faith. If such an objection is timely made and the Parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, MDC Holdings and Stagwell shall employ the Reconciliation Procedures.

(d)                                       Applicable Principles. It is the intention of the Parties for MDC Holdings to pay Stagwell eighty-five percent (85%) of the additional Covered Taxes that MDC Holdings would have been required to pay on Tax Returns that have actually been filed but for any depreciation or amortization deductions attributable to any Basis Adjustment (and any Imputed Interest) and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable and in effect on the relevant date of determination, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology so that, for the avoidance of doubt, the payment is determined on the basis of a calculation of Covered Taxes with and without the portion of the carryover or carryback attributable to the Basis Adjustment.

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Tax Benefit Payments

Tax Benefit Payments.

Within 5 Business Days after the Tax Schedule for any Covered Taxable Year becomes final and binding on the Parties under Section 2.02(b), MDC Holdings shall pay (i) to Stagwell an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)). Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account(s) of Stagwell previously designated by it in writing to MDC Holdings.

(b) A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, (i) 85% of the amount of Cumulative Net Realized Tax Benefits, if any, for a Covered Taxable Year, minus (ii) the aggregate amount of all Tax Benefit Payments previously made to Stagwell under this Section 3.01(b) (less any reimbursement payment Stagwell has previously made to MDC Holdings under Section 3.02(a)), plus (iii) interest on the excess (if any) of clause (i) over clause (ii) of this Section 3.01(b) calculated at the Agreed Rate from the due date (before giving effect to any extension) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable Year through the date of payment under Section 3.01(a).

Reimbursement and Indemnification. To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment taken into account in computing a Tax Benefit Payment or Imputed Interest taken into account in computing a Tax Benefit Payment is not available, or the amount of taxable gain resulting from the sale or exchange of an asset of OpCo is greater (or, in the case of a sale or exchange at a loss, as a result of a determination the loss is lower or results in a gain) than the amount that was taken into account in computing a Tax Benefit Payment, Stagwell shall promptly (a) reimburse MDC Holdings for any prior payment made to Stagwell in respect of such deductions for depreciation, amortization, Imputed Interest, or savings in respect of gain or loss attributable to dispositions of OpCo assets with a Basis Adjustment and (b) without duplication, indemnify MDC Holdings and hold it harmless with respect to any interest or penalties and any other losses in respect of the disallowance of such tax savings (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Stagwell is permitted to control such contest). For the avoidance of doubt, the Parties agree and acknowledge that Stagwell shall not have any payment or reimbursement obligation to MDC Holdings in respect of any Realized Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due Stagwell pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Covered Tax Benefit and Tax Benefit Payment in the same amount to Stagwell in Year 2, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from Stagwell to MDC Holdings under this Section 3.02 shall include an amount equal to the $10 Tax Benefit Payment paid with respect to such disallowed depreciation plus the amount of interest and penalties, if any, paid by MDC Holdings with respect to such disallowed depreciation plus any Tax savings taken into account in computing the Tax Benefit Payment for other Covered Taxable Years that will be disallowed as a result of such payment (e.g., Imputed Interest) plus any Tax imposed on MDC Holdings as a result of such payment.

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No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.04. Certain Acknowledgments. Without prejudice to Article 4, MDC Holdings and Stagwell hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

Termination

Early Termination of Agreement; Breach of Agreement.

MDC Holdings’ Early Termination Right. With the written approval of a majority of the Independent Directors, MDC Holdings may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to Stagwell pursuant to this Agreement by paying to Stagwell the Early Termination Payment; provided, that MDC Holdings may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the making of the Early Termination Payment pursuant to this Section 4.01(a). Upon MDC Holdings’ payment of the Early Termination Payment, MDC Holdings shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the Early Termination Effective Date; and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the Early Termination Effective Date (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs after such payment in full, MDC Holdings shall have no obligations under this Agreement with respect to such Exchange.

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Acceleration Upon Change of Control. In the event of a Change of Control, all obligations of MDC Holdings under this Agreement shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase the “closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall be determined, inter alia, as follows, (i) the Early Termination Payment shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by MDC Holdings and Stagwell as due and payable but unpaid as of the Early Termination Notice shall be included in the Early Termination Payment and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (ii) or (iii)) shall be included in the Early Termination Payment. For the avoidance of doubt, Section 4.02 and Section 4.03 shall apply to a Change of Control, mutatis mutandis.

Acceleration Upon Breach of Agreement. In the event that MDC Holdings materially breaches any of its obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor in any material respect any other obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from Stagwell (provided, that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall be determined, inter alia, as follows: (i) the Early Termination Payment shall be calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration shall be included in the Early Termination Payment; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration shall be included in the Early Termination Payment. Notwithstanding the foregoing, in the event that MDC Holdings breaches this Agreement and such breach is not a material breach of an obligation hereunder, Stagwell shall still be entitled to enforce all of its rights otherwise available under this Agreement. For purposes of this Section 4.01(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within sixty (60) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of an obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of an obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) calendar days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of an obligation under this Agreement if MDC Holdings fails to make any Tax Benefit Payment within sixty (60) calendar days of the relevant Final Payment Date to the extent that MDC Holdings has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided, that the interest provisions of Section 5.02 shall apply to such late payment.

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Early Termination Notice. If MDC Holdings chooses to exercise its right of early termination under Section 4.01(a) above, MDC Holdings shall deliver to Stagwell a notice of MDC Holdings’ decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. MDC Holdings shall also (x) deliver supporting schedules and work papers, as determined by MDC Holdings or as reasonably requested by Stagwell, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule and (y) allow Stagwell and its advisors to have reasonable access to the appropriate representatives, as determined by MDC Holdings or as reasonably requested by Stagwell, of MDC Holdings and the Accounting Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on the Parties thirty (30) calendar days from the first date on which Stagwell received such Early Termination Schedule unless:

within thirty (30) calendar days after receiving the Early Termination Schedule, Stagwell provides MDC Holdings with a notice of an objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail Stagwell’s objection thereto (a “Termination Objection Notice”); or

Stagwell provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule shall become final and binding on the Parties on the date the waiver is received by MDC Holdings.

In the event that Stagwell timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by MDC Holdings of the Termination Objection Notice, MDC Holdings and Stagwell shall employ the Reconciliation Procedures (in which event the Early Termination Schedule shall become final and binding on the Parties on the date of determination of the expert pursuant to Section 7.12). The date on which the Early Termination Schedule becomes final and binding on the Parties in accordance with this Section 4.02 shall be the “Early Termination Reference Date.”

Payment Upon Early Termination.

Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, MDC Holdings shall pay to Stagwell an amount equal to the Early Termination Payment. Such Early Termination Payment shall be made by MDC Holdings by wire transfer of immediately available funds to a bank account or accounts designated by Stagwell in writing to MDC Holdings.

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Amount of Payment. The payment payable to Stagwell pursuant to Section 4.03(b) (the “Early Termination Payment”) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by MDC Holdings to Stagwell, whether payable with respect to Paired Equity Interests that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date, using the Valuation Assumptions.

Subordination and Late Payment

Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by MDC Holdings to Stagwell under this Agreement (an “MDC Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of MDC Holdings (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of MDC Holdings that are not Senior Obligations.

Late Payment by MDC Holdings. The amount of all or any portion of an MDC Payment not made to Stagwell when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such MDC Payment was due and payable; provided, that, to the extent that MDC Holdings does not have sufficient funds to make all or part of such payment on the date on which such MDC Payment was due and payable as a result of limitations imposed by any Senior Obligations, the Default Rate shall be replaced by the Agreed Rate while and to the extent such limitations imposed by any Senior Obligations continue to restrict such payment.

Tax Matters; Consistency; Tax Groups and successors; Cooperation

Stagwell Participation in MDC Holdings Tax Matters. Except as otherwise provided herein, MDC Holdings shall have full responsibility for, and sole discretion over, all Tax matters concerning MDC Holdings, OpCo, the OpCo Group and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, MDC Holdings shall notify Stagwell of, and keep Stagwell reasonably informed with respect to, the portion of any audit of MDC Holdings, OpCo, the OpCo Group and their respective Subsidiaries (including, but solely to the extent MDC Holdings is entitled to control such audit under the [A&R OpCo Operating Agreement]), as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect Stagwell’s rights under this Agreement (if any). MDC Holdings shall provide Stagwell reasonable opportunity to provide information and other input to MDC Holdings and its advisors concerning the conduct of any such portion of such audits. MDC Holdings, OpCo or their respective Subsidiaries shall diligently defend and contest any audit or other challenge by a Taxing Authority relating to the Basis Adjustment (if any), and act in good faith and in a commercially reasonably manner in settling or otherwise resolving any such audit or other challenge by a Taxing Authority.

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Tax Positions. MDC Holdings shall determine in good faith the extent to which it is permitted to claim any depreciation or amortization deductions attributable to the Basis Adjustments, and the amount and deductibility of any Imputed Interest, and such deduction shall be taken into account in computing the Realized Tax Benefits so long as the Accounting Firm agrees that it is at least more likely than not that such deduction is available. For purposes of this Agreement, a Tax position shall not be considered permitted by law unless the Accounting Firm is at a “more likely than not” or higher level of comfort with respect to such Tax position.

Admission of MDC Holdings into a Consolidated Group; Contribution of Assets to a Corporation.

If MDC Holdings is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed by reference to the consolidated taxable income of the group as a whole.

If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to another corporation controlled by, controlling, or under common control with, the transferor (measuring control as 50% overlapping equity ownership) (including to a Person classified as an association taxable as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset as determined by MDC Holdings in good faith. For purposes of this Section 6.03, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Cooperation.

Stagwell shall (and shall cause its affiliates to) (a) furnish to MDC Holdings in a timely manner such information, documents and other materials as MDC Holdings may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to MDC Holdings and its representatives to provide explanations of documents and materials and such other information as MDC Holdings or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

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Miscellaneous

Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and I if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such Party below (or to such other address, facsimile number or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to MDC Holdings or OpCo, to:

2)                [•]

3)                [Address]

4)                [Address]

5)                Attention:     [•]

6)                E-mail:             [•]

7)                with a copy (which shall not constitute notice) to:

8)                [•]

9)                [Address]

10)              [Address]

11)              Attention:       [•]

12)              E-mail:              [•]

13)              if to Stagwell, to:

14)              [•]

15)              [Address]

16)              [Address]

17)              Attention:       [•]

18)              E-mail:              [•]

19)              with a copy (which shall not constitute notice) to:

20)              Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor

New York, NY 10022
Attention:       Ethan A. Klingsberg
                       Paul M. Tiger
Facsimile:      (212) 277-4033
Email:             ethan.klingsberg@freshfields.com
                        paul.tiger@freshfields.com

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Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

No Right of Offset. Each of the Parties hereto hereby acknowledges and agrees that it shall have no right to offset or retain any amounts owed to any other Party hereunder against any other amount owed (or alleged or asserted to be owed) to it by such other Party or its affiliates, whether under this Agreement, the Transaction Agreement, any other Ancillary Agreement or otherwise.

Entire Agreement. This Agreement and, as applicable, the Transaction Agreement and the other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement.

Assignment; No Third-Party BeneficiariesArticle I

This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any Party hereto without the prior written consent of the other Parties hereto and any purported assignment without such consent shall be null and void ab initio; provided, that to the extent Stagwell transfers, sells or otherwise disposes of OpCo Common Units in accordance with the terms of the A&R OpCo Operating Agreement, it shall have the option (but not the obligation) to assign to the transferee of such OpCo Common Units its proportionate right to payment under this Agreement that will come into effect upon the Exchange of such transferred OpCo Common Units, provided that such transferee has executed and delivered a Joinder to MDC Holdings agreeing to succeed to the applicable portion of Stagwell’s interest in this Agreement and to become a Party for all purposes of this Agreement.

Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties hereto shall be construed and enforced accordingly.

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Expenses. Except as otherwise specifically provided herein, each Party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties hereto shall be construed and enforced accordingly.

Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Waiver. Any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the Parties entitled to the benefit thereof only by a written instrument signed by each such Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

All actions arising out of, relating to or in connection with this this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Agreement, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Agreement is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Agreement is improper, or that this Agreement may not be enforced in or by the above-named courts, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above. Nothing in this Section 7.11 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

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The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS Section 7.11(d).

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Reconciliation. In the event that MDC Holdings and Stagwell are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all Parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by MDC Holdings and such Tax Return shall be filed as prepared by MDC Holdings, subject to adjustment or amendment upon resolution. The determinations of the expert pursuant to this Section 7.12 shall be binding on MDC Holdings and its Subsidiaries, OpCo, the OpCo Group and their respective Subsidiaries and Stagwell absent manifest error.

Withholding. MDC Holdings shall be entitled to deduct and withhold from any payment that is payable to Stagwell or other person to whom it makes a payment pursuant to this Agreement such amounts as MDC Holdings is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by MDC Holdings, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by MDC Holdings to the relevant recipient. Stagwell and any other person entitled to receive a payment hereunder shall promptly provide MDC Holdings with any applicable Tax forms and certifications reasonably requested by MDC Holdings in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above by their respective officers thereunto duly authorized.

MDC HOLDINGS COMPANY INC.

By:
Name:
Title:

[MDC OPCO LLC]

By:
Name:
Title:

STAGWELL MEDIA, LP, by The Stagwell Group LLC, its General Partner

By:
Name:
Title:

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among [MDC Holdings Company Inc.], a Delaware corporation (“MDC Holdings”), [MDC OpCo LLC], a Delaware limited liability company and [a direct][an indirect] subsidiary of MDC Holdings, and Stagwell Media LP, a Delaware limited partnership. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Representations and Warranties. The undersigned hereby represents and warrants to MDC Holdings that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement by Stagwell.

2. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to MDC Holdings, the undersigned hereby succeeds to the applicable portion of Stagwell’s interest in the Tax Receivable Agreement and is and hereafter will be a Party for all purposes of the Tax Receivable Agreement. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4. Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

[MDC HOLDINGS COMPANY INC.]

By:
Name:
Title:

EXHIBIT G

MDC Delaware Certificate of Incorporation